    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1999


                                                      REGISTRATION NO. 333-87311
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   AMENDMENT
                                    NO. 2 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                            HARRIS INTERACTIVE INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    8532                                   16-1538028
    (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.)
     incorporation or organization)               Classification Code No.)

                              135 CORPORATE WOODS
                           ROCHESTER, NEW YORK 14623
                                 (716) 272-9020
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             GORDON S. BLACK, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              135 CORPORATE WOODS
                           ROCHESTER, NEW YORK 14623
                                 (716) 272-9020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                with copies to:

         THOMAS E. WILLETT, ESQ.                     CHARLES F. NIEMETH, ESQ.
        Harris Beach & Wilcox, LLP                    O'Melveny & Myers LLP
           130 East Main Street                  153 East 53rd Street, 53rd Floor
        Rochester, New York 14604                 New York, New York 10022-4611
             (716) 232-4440                              (212) 326-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE        OFFERING PRICE          AGGREGATE          REGISTRATION
            TO BE REGISTERED                 REGISTERED(1)         PER UNIT(2)       OFFERING PRICE(2)         FEE(3)
Common Stock, par value $.001 per
  share.................................       6,670,000             $14.00             $93,380,000            $25,960



(1) Includes 870,000 shares which the underwriters have the option to purchase solely to cover over-allotments, if any.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.



(3) A registration fee of $23,978 was previously paid by registrant.


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 26, 1999


PROSPECTUS


                                5,800,000 SHARES


                                     [LOGO]
                            HARRIS INTERACTIVE INC.
                                  COMMON STOCK
----------------------------------------------------------------------


    This is our initial public offering of shares of common stock. We are offering 5,800,000 shares. No public market currently exists for our shares.



    We will list our shares on the Nasdaq National Market under the symbol "HPOL." Anticipated Price Range $12.00 to $14.00 per share.



    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 10.


                                                              PER SHARE     TOTAL
                                                              ----------   --------
Public Offering Price.......................................  $             $
Underwriting Discount.......................................  $             $
Proceeds to Harris Interactive..............................  $             $


    We have granted the underwriters a 30-day option to purchase up to 870,000 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Lehman Brothers expects to deliver the shares on or about            , 1999.
--------------------------------------------------------------------------------

LEHMAN BROTHERS
         U.S. BANCORP PIPER JAFFRAY

                        VOLPE BROWN WHELAN & COMPANY

                                                                      E*OFFERING

           , 1999

The Harris Interactive Advantage:



    - The largest Internet panel



    - Proprietary technology infrastructure



    - Strong brand name--the Harris Poll



    - Long-standing client relationships



    - Strategic relationships with Excite@Home, Market Facts and Young & Rubicam



[BAR CHART DEPICTING THE NUMBER OF ONLINE PANELISTS AT THREE MONTH INTERVALS FROM DECEMBER 31, 1997 TO SEPTEMBER 30, 1999]



                              [INSIDE FRONT COVER]

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
Prospectus Summary.....................      4
Risk Factors...........................     10
Forward-Looking Statements.............     21
Use of Proceeds........................     22
Dividend Policy........................     22
Capitalization.........................     23
Dilution...............................     25
Selected Consolidated Financial Data...     26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     28
Business...............................     36



Management.............................     50
                                           PAGE
                                           ----
Related Party Transactions.............     58
Principal Stockholders.................     61
Description of Capital Stock...........     63
Shares Eligible for Future Sale........     66
Underwriting...........................     68
Legal Matters..........................     71
Experts................................     71
Change in Principal Accountants........     71
Available Information..................     72
Index to Consolidated Financial
  Statements...........................    F-1






    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


    Until       , 1999, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                               HARRIS INTERACTIVE

OUR BUSINESS


    We are a leading market research and polling firm, using Internet-based and traditional methodologies to provide our clients with information about the views, experiences and attitudes of people worldwide. Known for our HARRIS POLL, we have over 40 years experience in providing our clients with market research and polling services using traditional methodologies, including direct mail, telephone surveys, mall intercepts, focus groups and in-person interviews. In September 1997, we began developing our Internet panel and our proprietary technology infrastructure to provide our clients with online market research and polling products and services. Today, our Internet panel consists of approximately 4.2 million individuals who have voluntarily agreed to participate in our various online market research and polling studies. Our Internet panel has grown in large part through our strategic relationship with Excite@Home, a leading Internet portal. We believe our Internet panel is larger than that of any of our competitors and makes us the leading Internet-based market research and polling firm in the world.



    Our Internet-based and traditional market research and polling services include:


    - CUSTOM RESEARCH. Market research and polling conducted on an issue specifically identified by a client;

    - MULTI-CLIENT RESEARCH. Studies developed for and sold to a large number of clients who have a similar interest in a particular subject area;

    - SERVICE BUREAU RESEARCH. Market research and polling conducted for other market research organizations; and

    - CUSTOMER RELATIONSHIP SERVICES. Outsourced customer service operations for corporations and organizations.


    We provide custom research and customer relationship services using both traditional and Internet-based methodologies. We conduct multi-client research and service bureau research solely using Internet-based methodologies. We provide market research and polling products and services to a broad range of companies, non-profit organizations and governmental agencies. Our largest clients, measured by our fiscal 1999 revenues, were Xerox Corporation, Johnson & Johnson and Eastman Kodak Company.



    Our clients are operating in an increasingly complex business environment, which has escalated the need for accurate and timely information about the preferences, needs, purchase behavior and brand recognition of potential and existing customers. Our clients also need continuous tracking capabilities so that they can ascertain product performance, competitive position and consumer satisfaction. Historically, these information-gathering and tracking functions have been performed using traditional market research methodologies. The ability of traditional market research methodologies to deliver accurate and objective data rapidly is limited by high data acquisition costs, small sample sizes and the extensive time required to perform the research. The growth and rapid adoption of the Internet is changing the market research and polling industry, making it possible for the first time to survey a very broad, diverse population at low cost and at speeds that are unattainable through any other method.

    We possess several competitive strengths which we believe will enable us to use the Internet to meet our clients' needs. These are:



    - LARGE INTERNET PANEL. Our large and diverse Internet panel enables us to utilize survey sizes that range from a large representative sample of the overall population to targeted subsets and to develop new products and services for new markets.



    - PROPRIETARY TECHNOLOGY INFRASTRUCTURE. We have expended substantial financial and management resources in the development of our proprietary technology infrastructure and data analysis techniques to capitalize on the Internet opportunity within our industry. Our technology infrastructure is scalable, which means it can accommodate the expansion of our business without significant modifications to the existing system design.



    - STRONG BRAND NAME AND LONG-STANDING CLIENT RELATIONSHIPS. We believe the HARRIS POLL is one of the best known polls operating in the United States today. For over 40 years, we have been recognized as providing trusted market research products and services to a broad range of clients.



    - STRATEGIC RELATIONSHIPS. We have entered into agreements with Excite@Home, Market Facts, Inc. and Young & Rubicam Inc. to expand and replenish our Internet panel and to develop and promote various market research products and services.



    Our goal is to expand our position as the leading global Internet-based market research and polling firm by providing high quality products and services to our clients. Our strategies include:



    - maximizing the revenue-generating capacity of our Internet panel by increasing the size and scope of our business with existing and potential clients;



    - establishing new strategic relationships worldwide to expand our online panel and to facilitate new product development;



    - further enhancing our scalable, proprietary technology infrastructure;



    - continuing to build brand awareness of our Internet-based market research and polling products and services; and



    - seeking strategic acquisitions of, or investments in, complementary businesses, products, services or technologies.



RECENT DEVELOPMENTS



    In September and October 1999, we sold an aggregate of 200,000 shares of Class B preferred stock for an aggregate purchase price of $20.0 million to Young & Rubicam, Excite, Inc., Sequel Limited Partnership II, Sequel Entrepreneur's Fund II, L.P. and Riedman Corporation.

                                  THE OFFERING


Common stock offered by us...................  5,800,000 shares

Common stock to be outstanding after the
  offering...................................  31,414,811 shares

                                               Excludes:

                                               - 4,937,800 shares of common stock issuable
                                                 upon exercise of outstanding options at a
                                                 weighted average exercise price of $1.14
                                                 per share, of which options for 2,085,272
                                                 shares are exercisable,

                                               - 1,250,000 additional shares of common stock
                                                 that have been reserved for issuance under
                                                 our 1999 long-term incentive plan,

                                               - 500,000 additional shares of common stock
                                                 that have been reserved for issuance under
                                                 our 1999 employee stock purchase plan, and

                                               - 216,608 shares of common stock that have
                                                 been reserved for issuance upon exercise of
                                                 outstanding warrants.

Use of proceeds..............................  For working capital and general corporate purposes, including expansion of our Internet
                                               panel, development of new technologies,
                                               products and services, and possible strategic
                                               acquisitions or investments. See "Use of
                                               Proceeds."

Proposed Nasdaq National Market symbol.......  HPOL



    Unless otherwise specifically stated, all information contained in this prospectus:



    - reflects the conversion of all of our outstanding preferred stock, including our Class B preferred stock issued in October 1999, assuming an initial public offering price of $13.00 per share, into common stock upon the closing of this offering, without any adjustment to the conversion price of the Class B preferred stock resulting from this offering;



    - reflects the filing of an amendment to our certificate of incorporation, upon the closing of this offering, which authorizes 5.0 million shares of undesignated preferred stock; and



    - assumes no exercise of the underwriters' over-allotment option.



    References in this prospectus to our fiscal year refer to the 12-month period ended June 30 of that year and references to our first quarter of a fiscal year refer to the three-month period ended September 30 of that year.



                             CORPORATE INFORMATION



    Our predecessor, Gordon S. Black Corporation, was incorporated in 1975. In 1996, we acquired substantially all of the assets, including the HARRIS name, of Louis Harris and Associates, Inc., which was founded in 1959. In 1997, we reorganized our company and Harris Black International Ltd. became the parent company. In 1998, we changed our name to Harris Interactive Inc. Substantially all of our operations are conducted through our subsidiaries.

    Our executive offices are located at 135 Corporate Woods, Rochester, New York 14623. Our telephone number at that address is (716) 272-9020, and our Internet address is www.harrisinteractive.com. INFORMATION ON OUR WEBSITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.



    HARRIS POLL is a registered mark of Harris Interactive. This prospectus also includes other trademarks, trade names and service marks of Harris Interactive and of other parties.



                              RISKS OF INVESTMENT



    An investment in our common stock involves a high degree of risk. We operate in a highly competitive market and have conducted our market research and polling activities using the Internet for only two years. We incurred net losses of $3.8 million in the first quarter of fiscal 2000, $8.8 million in fiscal 1999 and $1.9 million in fiscal 1998. We expect to continue to incur losses for the foreseeable future as we continue to develop and build our Internet panel and technology infrastructure.



    Our executive officers, directors, members of their families and entities affiliated with them will, in the aggregate, beneficially own approximately 69.3% of our common stock following the offering or approximately 67.6% of our common stock in the event the underwriters' over-allotment option is exercised in full. These stockholders collectively will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and the approval of mergers, consolidations, sales of assets, recapitalizations, and amendments to our certificate of incorporation. This concentration of ownership may also have the effect of delaying or preventing a change in control of us, which could negatively affect our stock price.



    You should carefully consider these risks and uncertainties as well as the other risks and uncertainties described in the section of this prospectus entitled "Risk Factors" before deciding whether to invest in shares of our common stock.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The following table summarizes the consolidated financial information for our business. The consolidated financial data for fiscal years ended June 30, 1995, 1996 and 1997 reflect the results of operations of our predecessor corporation, Gordon S. Black Corporation. You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                           THREE MONTHS ENDED
                                                       FISCAL YEAR ENDED JUNE 30,                            SEPTEMBER 30,
                                   ------------------------------------------------------------------   ------------------------
                                      1995          1996          1997          1998          1999         1998          1999
                                   -----------   -----------   -----------   -----------   ----------   -----------   ----------
                                                                                                              (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues from services...........      $10,865       $14,625       $23,327       $26,290     $ 28,965       $ 6,530      $ 9,364
Cost of services.................        7,558        10,209        15,629        16,618       19,086         4,133        6,307
                                   -----------   -----------   -----------   -----------   ----------   -----------   ----------
Gross profit.....................        3,307         4,416         7,698         9,672        9,879         2,397        3,057
Operating expenses:
  Database development
    expenses.....................           --            --            --         2,753        4,505           562          905
  Selling, general and
    administrative expenses......        2,753         3,781         6,391         9,812       14,401         2,832        5,914
                                   -----------   -----------   -----------   -----------   ----------   -----------   ----------
    Total operating expenses.....        2,753         3,781         6,391        12,565       18,906         3,394        6,819
                                   -----------   -----------   -----------   -----------   ----------   -----------   ----------
Operating income (loss)..........          554           635         1,307        (2,893)      (9,027)         (997)      (3,762)
Other income (deductions)........           33            13           (89)         (160)         180            23          (71)
                                   -----------   -----------   -----------   -----------   ----------   -----------   ----------
Earnings (loss) before income
  taxes..........................          587           648         1,218        (3,053)      (8,847)         (974)      (3,833)
Income tax expense (benefit).....          250           260           490        (1,114)          --            --           --
                                   -----------   -----------   -----------   -----------   ----------   -----------   ----------
Net earnings (loss)..............          337           388           728        (1,939)      (8,847)         (974)      (3,833)
Accrued dividends on preferred
  stock..........................           --            --            --            --       (1,176)         (294)        (294)
                                   -----------   -----------   -----------   -----------   ----------   -----------   ----------
Net earnings (loss) available to
  the holders of common stock....       $  337        $  388        $  728      $ (1,939)    $(10,023)     $ (1,268)    $ (4,127)
                                   ===========   ===========   ===========   ===========   ==========   ===========   ==========
Basic and diluted net earnings
  (loss) per share...............      $   .03       $   .03       $   .06      $   (.16)    $  (1.01)     $   (.13)    $   (.38)
                                   ===========   ===========   ===========   ===========   ==========   ===========   ==========
Basic weighted average shares
  outstanding....................   12,359,319    11,635,454    11,741,935    11,903,256    9,955,261     9,898,177   10,911,850
Diluted weighted average shares
  outstanding....................   12,426,929    11,954,551    12,371,865    11,903,256    9,955,261     9,898,177   10,911,850
Pro forma basic and diluted net
  loss per share (unaudited).....                                                             $  (.36)      $  (.04)     $  (.15)
                                                                                           ==========   ===========   ==========
Pro forma basic and diluted
  weighted average shares
  outstanding (unaudited)........                                                          24,579,148    24,522,064   25,535,737



    The unaudited pro forma basic and diluted net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the number of shares resulting from the automatic conversion of all outstanding shares of preferred stock as a result of this offering, assuming that the preferred stock was outstanding for all periods presented. The assumed conversion of the preferred stock has an antidilutive effect on the unaudited pro forma basic and diluted net loss per share.


    The following table is a summary of our consolidated balance sheet data:

    - on an actual basis;

    - on a pro forma basis after giving effect to the conversion of all of our outstanding preferred stock into common stock which will occur upon the closing of this offering; and



    - on a pro forma as adjusted basis to reflect the sale of 5,800,000 shares of common stock at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."



                                                                    AS OF SEPTEMBER 30, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   -----------
                                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    313     $19,313       $ 88,685
Working capital.............................................    (3,967)     15,033         84,405
Total assets................................................    19,462      38,462        107,834
Mandatory redeemable preferred stock........................    17,170          --             --
Total stockholders' equity (deficit)........................   (12,184)     23,986         93,357

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE ALL OF THE RISKS THAT WE CURRENTLY BELIEVE TO BE MATERIAL, BUT THEY ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.


                         RISKS RELATED TO OUR BUSINESS


IF THE MARKETPLACE DOES NOT ACCEPT INTERNET-BASED MARKET RESEARCH AND POLLING, OUR GROWTH WILL BE ADVERSELY AFFECTED



    The success of our business will depend on our ability to develop and market Internet-based products and services that achieve broad market acceptance by our current and potential clients. These clients must accept the Internet as an attractive and sustainable substitute medium for traditional methodologies of conducting market research to which they are accustomed, such as direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews. Since the beginning of fiscal 1998, we have expended $17.6 million and significant management resources in the development and growth of our Internet-based market research and polling business. We have experienced resistance from some of our clients regarding our Internet-based market research and polling methodologies. If our current and potential clients do not accept these methodologies, our revenues may not meet expectations or may decline, and our business would likely suffer.



WE HAVE ONLY TWO YEARS OF INTERNET-RELATED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE US



    Historically, we have collected data for market research and polling utilizing traditional methodologies. Our business plan is to replace those traditional methodologies with Internet-based methodologies. In September 1997, we began developing our Internet panel and building the technology infrastructure necessary to provide online market research and polling services. In November 1997, we introduced our first Internet-based market research and polling products and services. Accordingly, we have only two years of Internet-related operating history from which you can evaluate our business and prospects. In the first quarter of fiscal 2000, we recognized $2.7 million of Internet-based revenues or 29% of our total revenues for that quarter and in fiscal 1999, we recognized $2.9 million of Internet-based revenue, or 10% of our total revenues for that year. In addition, we incurred net losses of $3.8 million in the first quarter of fiscal 2000, $8.8 million in fiscal 1999 and $1.9 million in fiscal 1998. If we are unsuccessful in implementing our business plan of providing Internet-based products and services, our revenues would likely not meet expectations or may decline.



WE MUST CONTINUALLY ATTRACT AND RETAIN SKILLED TECHNICAL, MANAGERIAL, MARKETING, SALES AND OTHER PERSONNEL OR WE WILL BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY



    Our future success will depend, in part, on our ability to attract, retain and motivate highly skilled technical, managerial, marketing, sales and client support personnel. Competition for these personnel is intense, especially in the Internet industry, and we may be unable to attract, integrate or retain sufficiently qualified personnel or the number of qualified personnel our business plan assumes. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Our past difficulties in hiring and retaining highly skilled employees have resulted in additional costs for recruitment, compensation and relocation or the provision of remote access to our facilities. In addition, at certain times we have been required to outsource software development for systems improvements, which has resulted in delays in implementation and integration and increased costs. To the extent that we are unable to hire and retain skilled employees in the future, our business would likely suffer.



WE DERIVED 19% OF OUR TOTAL REVENUES FROM TWO CLIENTS IN THE FIRST QUARTER OF FISCAL 2000 AND 29% OF OUR TOTAL REVENUES FROM THESE TWO CLIENTS IN FISCAL 1999. IF WE WERE TO LOSE, OR IF THERE WERE A MATERIAL REDUCTION IN BUSINESS FROM, EITHER ONE OF THESE CLIENTS, OUR BUSINESS WOULD LIKELY SUFFER


    We derive a substantial portion of our total revenues from Xerox Corporation and Johnson & Johnson.


For the first quarter of fiscal 2000:



    - 15% of our total revenues was derived from Xerox Corporation; and



    - 4% of our total revenues was derived from Johnson & Johnson.



In fiscal 1999:



    - 15% of our total revenues was derived from Xerox Corporation; and



    - 14% of our total revenues was derived from Johnson & Johnson.



In fiscal 1998:



    - 15% of our total revenues was derived from Xerox Corporation; and



    - 19% of our total revenues was derived from Johnson & Johnson.



In fiscal 1997, Xerox Corporation accounted for approximately 22% of our total revenues.



    Our contracts with these clients are terminable upon notice of 90 days or less, and either client may reduce its use of our services or products at any time. The loss of, or material reduction in business from, either one of these clients, without replacement, would have a material adverse effect on our business, financial condition and results of operations.


WE HAVE INCURRED LOSSES IN RECENT YEARS AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE


    Since the beginning of fiscal 1998, we have expended approximately $17.6 million to develop and maintain our Internet capabilities, comprising approximately $8.2 million to develop our Internet panel and approximately
$9.4 million to develop and maintain our technology infrastructure. As a result, we incurred net losses of $3.8 million in the first quarter of fiscal 2000, $8.8 million in fiscal 1999 and $1.9 million in fiscal 1998, and we have a stockholders' deficit of $12.2 million as of September 30, 1999. Given the level of our planned operating expenditures, we expect to continue to incur losses for the foreseeable future. Furthermore, we base current and future expense levels on our operating plans and our estimates of future revenues. Our present quarterly fixed expenses, consisting of occupancy, payroll and other fixed expenses, are approximately $6.2 million, and are expected to increase to approximately $7.5 million by the end of fiscal 2000. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not be able to achieve profitability. Even if we achieve profitability in the future, we may be unable to sustain or increase profitability on a quarterly or annual basis.


FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE


    Our operating results have in the past and may in the future fluctuate significantly from quarter to quarter. Our operating results are difficult to forecast because we have operated in the Internet-based market research and polling industry for only approximately two years. In future periods, our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline.

    You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that are outside of our control, and that have caused our results to fluctuate in the past or that may affect us in the future, include:



    - demand for market research and polling products and services generally;



    - seasonal fluctuations due to decreases in requests for market research and polling services during the summer and year-end vacation and holiday periods;



    - development of products and services by our competitors;



    - technical difficulties or system downtime affecting the Internet generally; and



    - fluctuations in general economic conditions or the budgets of our clients.



    Factors that are within our control, and that have caused our results to fluctuate in the past or that may affect us in the future, include:



    - our relative mix of Internet-based and traditional market research and polling businesses;



    - technical difficulties or downtime of individual components of our computer system affecting our operations;



    - our ability to increase the size and scope of our Internet panel that we will use to develop and sell new products and services to generate revenues; and



    - development of our products and services.



    In the past, the technical difficulties and downtime described above have had minimal impact on our operations and have usually been rectified within several hours to 48 hours. We anticipate that all the remaining factors described above may affect our business in the future, and we cannot assure that their impact will not be severe.



OUR AGREEMENTS WITH EXCITE@HOME HAVE PRODUCED MORE THAN 90% OF OUR ONLINE PANELISTS. A LOSS OF THAT SOURCE WOULD INHIBIT OUR ABILITY TO EXPAND OUR ONLINE PANEL



    We have obtained more than 90% of our online panelists through agreements with Excite@Home. We have recently entered into a new agreement with Excite@Home which will continue until October 1, 2002. This agreement will automatically renew for successive one year terms after October 1, 2002, subject to either party's right to terminate upon 120 days prior notice. If this agreement were terminated by either party, we would need to develop another reliable source with which to build and replenish our Internet panel. If we were unable to develop an alternative source of online panelists, our business, financial condition and results of operations would likely suffer.



IF WE ARE UNABLE TO MAINTAIN THE SIZE OR DEMOGRAPHIC COMPOSITION OF OUR INTERNET PANEL, OR IF WE ARE REQUIRED TO SPEND SUBSTANTIAL FUNDS TO DO SO, OUR BUSINESS WILL SUFFER



    Our success is highly dependent on our ability to obtain and retain online panelists and to increase the number of online panelists we have available in our Internet panel. Our ability to increase the number of online panelists or increase revenues through the use of our Internet panel may be harmed if:



    - a significant number of our current online panelists decide that they are no longer willing to participate in our surveys;



    - we lose our online panelists due to numerous requests for participation--a risk that may increase as our business, including the Harris Interactive Service Bureau, expands--and we are required to rely on a limited number of online panelists for numerous surveys on a variety of subjects; or



    - our online panelists become frustrated with the layout and design of our questionnaires and, as a result, reduce their participation in our surveys.

    If the number of online panelists in our Internet panel decreases or the demographic composition of our Internet panel narrows, our ability to provide our clients with accurate and statistically projectable information would likely suffer. Our business cannot grow and will suffer if our Internet panel becomes unreliable because of its size or because it is not representative of the general population.



    We occasionally offer incentives to encourage participation in our surveys and to increase the size of our Internet panel. Our incentives for participating in a survey consist of either nominal cash payments, usually $5.00 or $10.00, or the opportunity to enter into a cash sweepstakes with a chance to win up to $1,000. To date, we have generally spent less than $3,000 on each incentive campaign. If we were required to retain or replace our online panelists through increased incentive campaigns, our operating expenses would increase.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

    The markets for our products and services are highly competitive. We compete for clients with market research firms offering Internet-based and traditional market research and polling services. We expect to face competition in the future from other traditional market research firms who develop Internet-related products and services or other companies with access to large databases of individuals with whom they can communicate on the Internet. These companies may, either alone or in alliances with other firms, penetrate the Internet-based market research and polling market.

    Many of our current and potential competitors have longer operating histories and significantly greater financial and marketing resources. These competitors may be able to undertake more extensive marketing campaigns for their services, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners and customers. Further, our competitors and potential competitors may develop technologies that are superior to ours, or that achieve greater market acceptance than our own. The above factors, either alone or in combination, would likely result in a loss of market share and reduced levels of revenue and profitability.


POTENTIAL ACQUISITIONS OF OR INVESTMENTS IN OTHER COMPANIES MAY NOT BE AVAILABLE AND MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS



    As part of our continued strategy to expand our Internet panel, our technology infrastructure and our products and services, we may acquire or make investments in complementary businesses, services, products or technologies if appropriate opportunities arise. However, we may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms. The material risks involved with acquisitions are:


    - the difficulties in the integration and assimilation of the operations, technologies, products and personnel of the acquired business;

    - the diversion of management's attention from other business concerns;

    - the availability of favorable acquisition financing; and

    - the potential loss of key employees of any acquired business.


    Acquisitions may require the use of significant amounts of cash, resulting in the inability to use those funds for other business purposes. Acquisitions utilizing our capital stock could result in potentially dilutive issuances of our capital stock, which could adversely impact the market price of our common stock. Amortization of goodwill and other intangible assets would reduce our earnings, which in turn could negatively impact the price of our common stock. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL COULD DISRUPT OUR OPERATIONS AND RESULT IN LOSS OF REVENUES


    Our future success depends to a significant extent on the continued services of our key technical and senior management personnel who are listed in the "Management" section of this prospectus. The loss of the services of any of these persons could seriously harm our business. None of our officers or key employees is bound by an employment agreement, and our relationships with our officers and key employees are at will. We do not have "key person" life insurance policies covering any of our employees other than Gordon S. Black.



WE ARE GROWING RAPIDLY AND IF WE ARE NOT ABLE TO EFFECTIVELY MANAGE AND SUPPORT OUR GROWTH OUR BUSINESS STRATEGY MIGHT NOT SUCCEED



    We have grown rapidly and will need to continue to grow in all areas of our operations to execute our business strategy. Managing and sustaining our growth will place significant demands on management as well as on our administrative, operational, technical and financial systems and controls. If we are unable to manage our growth effectively, we would have to divert resources away from the continued growth of our business and the implementation of our business strategy.



IF WE DO NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND THE INTENSE COMPETITION OF THE MARKET RESEARCH AND POLLING INDUSTRY, WE WILL NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN



    The market research and polling industry is characterized by intense competition, frequent new products and service introductions and evolving methodologies. The recent growth of the Internet exacerbates these market characteristics. To succeed, we will need to develop and integrate effectively the various software programs, technologies and methodologies required to enhance and improve our market research product and service offerings and manage our business. Any enhancements or new services or products must meet the requirements of our current and potential clients and achieve significant market acceptance. Our success also will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.



ANY FAILURE IN THE PERFORMANCE OF OUR INTERNET-BASED TECHNOLOGY INFRASTRUCTURE COULD HARM OUR BUSINESS AND OUR REPUTATION


    Any system failure, including network, software or hardware failure, that causes an interruption in our ability to communicate with our Internet panel or in our ability to collect research data could result in reduced revenue, and could impair our reputation.


    Our systems and operations are vulnerable to damage or interruption from fire, earthquake, power loss, telecommunications failure, break-ins and similar events. We depend on Verio Collocation, an off-site data security facility, to maintain approximately one-third of our servers at its facility in Rochester, New York, and to protect our systems and operations from the events described above. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for any losses that may occur due to any failures in our system and any resulting interruptions in our communications with our Internet panel or in our data collection efforts. In addition, our servers and software must be able to accommodate a high volume of traffic. Any increase in demands on our servers beyond that which we currently anticipate will require us to expand and adapt our network infrastructure. If we were unable to add additional software and hardware to accommodate increased demand, unanticipated system disruptions and slower data collection would likely result. Moreover, our Internet panel members communicate with us using various Internet service providers. These providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. While the impact of these outages in the past has been minimal, any future system delays or failures of service providers to our Internet panel could adversely affect our access to our online panelists, which could have a material adverse effect on our business, financial condition and results of operations.


YEAR 2000 PROBLEMS WITH OUR INTERNAL SYSTEMS AND THE SYSTEMS OF OUR SUPPLIERS AND WEB INFRASTRUCTURE COULD REQUIRE SIGNIFICANT TIME AND EXPENSE AND COULD REDUCE OUR FUTURE REVENUES


    We may be exposed to a loss of revenues and our operating expenses could increase if the systems on which we are dependent to conduct our operations are not year 2000 compliant. Our potential areas of exposure are information technology, including computers and software which we purchase or license from third parties and internally developed software, and non-information technology, including telephone systems and other equipment used internally. The reasonably likely, worst case scenario for year 2000 issues would be the existence of a significant defect in key hardware or software without an immediately available solution. If our present efforts to address the year 2000 compliance issues are not successful, or if suppliers and other third parties with which we do business do not successfully address these issues, our business would likely suffer. Our contingency plan for year 2000 compliance issues assumes that we will rely on our third-party vendors for correction of year 2000 issues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."



FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BUSINESS



    Our success and ability to compete substantially depend on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. We have trademark registrations for a number of our trademarks, including the HARRIS POLL. If we were prevented from using our HARRIS POLL, our brand recognition and business would likely suffer. We would have to make substantial financial commitments to promote and rebuild our brand identity and loyalty with our clients and members of our Internet panel and reimplement our website. In addition, the prior owner of Louis Harris & Associates sold the HARRIS name to a third party for use in Europe and the European portion of the former Soviet Union. As a result, we do not have rights to use the HARRIS name in any form in those territories and we will have to rely on a lesser known trademark for delivery of our services. Moreover, we will not be able to establish and use the HARRIS name on a global basis and we may incur additional costs in registering and utilizing additional trademarks and establishing goodwill in those marks.



    We have currently pending trademark applications for CONCEPTLOC, HARRIS INTERACTIVE and HPOL. We also have patent applications currently pending for a multi-location and multi-language registration and polling system and for our CONCEPTLOC encryption system. In addition, we expect to apply for additional trademarks or patents in the future. Our patent or trademark applications may not be approved, or if approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark applications are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which might not be possible on commercially reasonable terms or at all.


    We generally enter into confidentiality or license agreements with parties with whom we do business, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our technologies. The steps we have taken may not prevent misappropriation of our technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.


    We also rely on off-the-shelf technologies that we license from third parties. "Off-the-shelf" technology refers to generally commercially available software that is not customized for a particular user. These third party licenses may not continue to be available to us on commercially reasonable terms or at all. The inability to use licensed technology important to our business could require us to obtain substitute technology of lower quality or performance standards or at a greater cost. In the future, we may seek to license additional technology to enhance our current technology infrastructure. We cannot be certain that any such licenses will be available on commercially reasonable terms or at all. The loss of any of these technology licenses could result in delays in providing our products and services until equivalent technology, if available, is identified, licensed and integrated.


POSSIBLE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BY THIRD PARTIES COULD BE COSTLY


    We cannot guarantee that infringement or other claims will not be asserted or prosecuted against us in the future, whether resulting from our internally developed intellectual property or licenses or content from third parties. Any future assertions or prosecutions could be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to pay money damages, introduce new trademarks, develop non-infringing technology, or enter into royalty or licensing agreements. Any of those events could substantially increase our operating expenses and potentially reduce our expected revenues. These royalty or license agreements, if required, may not be available on acceptable terms, or at all. Our ability to execute our business strategy will suffer if a successful claim of infringement is brought against us and we are unable to introduce new trademarks, develop non-infringing technology or license the infringed or similar technology on a timely basis. Moreover, our general liability insurance may not cover, or may not be adequate to cover all costs incurred in, defense of potential trademark infringement claims, or to indemnify us for all liability that may be imposed.



ANY DIFFICULTY IN ACCESSING ADDITIONAL CAPITAL MAY PREVENT US FROM ACHIEVING OUR BUSINESS OBJECTIVES



    We may need to raise additional funds in the future to fund the expansion of our Internet panel and the marketing of our products and services, or to acquire complementary businesses, technologies or services. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, you will experience dilution, which may be significant, to your ownership interest, and such securities may have rights senior to those of the holders of our common stock. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund the development and expansion of our business, promote our brand name successfully, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. We currently anticipate that our available cash resources, combined with the net proceeds from this offering and financing available under our existing bank line of credit, will be sufficient to meet our anticipated needs for the next
24 months.


                         RISKS RELATED TO OUR INDUSTRY

OUR BUSINESS IS LARGELY DEPENDENT ON THE DEVELOPMENT AND GROWTH OF THE INTERNET, WHICH MAY NOT GROW, OR IF IT DOES GROW, MAY BE UNABLE TO SUPPORT THE DEMANDS PLACED ON IT BY THIS GROWTH


    If Internet usage in general does not grow, we may be unable to attract additional online panelists to our Internet panel or clients for our Internet-based market research and polling products and services. If Internet usage does continue to grow, the Internet infrastructure may be unable to support the demands placed on it by this growth and its performance and reliability may decline. Varying factors could inhibit future growth or the ability of the Internet infrastructure to adequately support the growth in Internet usage, including:


    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service; and

    - unavailability of cost effective, high speed service.

    Our Internet panel depends on Internet service providers, online service providers and other website operators for access to the Internet and our websites. Many websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure.


    The International Data Corporation projects that the number of Internet users worldwide will grow from 142 million at the end of 1998 to more than 500 million by the year 2003, and in the United States will grow from 63 million at the end of 1998 to 177 million by the year 2003. If Internet usage declines or grows at a significantly slower rate than projected, our ability to maintain our Internet panel, add further members to our Internet panel and gather research data and information quickly will decrease, which would likely harm our business.



CHANGES IN GOVERNMENT REGULATION COULD LIMIT OUR INTERNET ACTIVITIES OR RESULT IN ADDITIONAL COSTS OF DOING BUSINESS ON THE INTERNET



    The Internet Tax Freedom Act prohibits states or political subdivisions from imposing taxes on Internet access, unless imposed and enforced prior to October 1, 1998, and multiple or discriminatory taxes on electronic commerce during the period beginning October 1, 1998 and ending October 21, 2001. The Internet Tax Freedom Act also created the Advisory Commission on Electronic Commerce to examine tax laws that impact electronic commerce. Any new laws pertaining to the imposition of taxes on Internet access and electronic commerce could adversely affect our business. In February 1999, the Federal Communications Commission issued a declaratory ruling interpreting the Telecommunications Act of 1996 to allow local exchange carriers to receive reciprocal compensation for traffic delivered to information service providers, particularly Internet service providers, on the basis that traffic bound for Internet service providers is largely interstate. As a result of this ruling, the costs of transmitting data over the Internet may increase and our business could suffer.



    There are currently few laws or regulations that specifically regulate communications on the Internet. However, we expect more stringent laws and regulations to be enacted due to the increasing popularity and use of the Internet. Any new legislation or regulations or the application of existing laws and regulations to the Internet could limit our effectiveness in conducting Internet-based market research and polling, and increase our operating expenses. In addition, the application of existing laws to the Internet could expose us to substantial liability for which we might not be indemnified by content providers or other third parties. Existing laws and regulations currently address, and new laws and regulations and industry self-regulatory initiatives are likely to address, a variety of issues, including the following:


    - user privacy and expression;

    - the rights and safety of children;

    - intellectual property;

    - information security;

    - anti-competitive practices;

    - the convergence of traditional channels with Internet commerce;

    - taxation and pricing; and

    - the characteristics and quality of products and services.

    Those laws that do reference the Internet have not yet been interpreted by the courts and their applicability and scope are not defined. Any new laws or regulations relating to the Internet could adversely affect our business.


INTERNET SECURITY CONCERNS COULD HINDER INTERNET COMMUNICATIONS AND OUR ABILITY TO OBTAIN SUFFICIENT AND RELIABLE RESPONSES FROM OUR ONLINE PANELISTS



    The need to transmit confidential information securely over the Internet has been a significant barrier to communications over the Internet. Internet security concerns could cause some online panelists to reduce their participation levels, provide inaccurate responses or terminate their membership in our Internet panel. This could harm our credibility with our current clients. If our clients become dissatisfied, they may stop using our products and services. In addition, dissatisfied and lost clients could damage our reputation. A loss of online panelists or a loss of clients would hurt our efforts to generate increased revenues.



POTENTIAL LIABILITY FOR THE USE OF THE PERSONAL INFORMATION OF OUR INTERNET PANEL COULD BE COSTLY



    If third parties were able to penetrate our network security or otherwise misappropriate our online panelists' personal information, we could be subject to liability claims. This could include claims for misuse of personal information, such as for unauthorized marketing purposes. These claims could result in costly litigation. We may be required to expend significant financial and management resources to protect against the threat of breaches or to alleviate problems caused by such breaches, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.



IF WE ARE UNABLE TO ACHIEVE THE ANTICIPATED GLOBAL GROWTH OF OUR INTERNET PANEL, OR IF WE ARE UNABLE TO OVERCOME OTHER RISKS OF GLOBAL OPERATIONS, WE WILL BE UNABLE TO CONDUCT BUSINESS ON A GLOBAL LEVEL



    Key components of our strategy are extension of our Internet-based market research and polling products and services to clients globally, expansion of our Internet panel to include global online panelists and expansion of our strategic alliances globally. The following risks are inherent in doing business on a global level:


    - export controls relating to encryption technology;

    - more restrictive privacy laws;

    - unexpected changes in regulatory requirements;

    - lower penetration of Internet use globally;

    - currency exchange fluctuations;

    - problems in collecting accounts receivable and longer collection periods;


    - potentially adverse tax consequences;



    - political instability; and



    - Internet access restrictions.



    We have little or no control over these risks. We have encountered more restrictive privacy laws in connection with our business operations in Europe, which have inhibited our ability to develop our European Internet panel. We have also experienced currency exchange fluctuations, the impact of which has not been material. As we increase our global operations, we may experience in the future some or all of these risks, which may have a material adverse effect on our business, financial condition and results of operations.


WE MAY BE SUBJECT TO LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET

    We may be subject to claims relating to content that is published on or downloaded from our websites. We also could be subject to liability for content that is accessible from our website through links to other websites. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as defamation or trademark infringement, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, any claims of this type, with or without merit, would result in the diversion of our financial resources and management personnel.

                         RISKS RELATED TO THIS OFFERING

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS

    The market prices of the securities of Internet-related companies have been especially volatile and these securities may be overvalued. The market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock would decline. In addition, if the market for Internet-related stocks or the stock market in general experiences a loss in investor confidence or otherwise falls, the market price of our common stock could fall for reasons unrelated to our business, financial condition and results of operations. Investors might be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE


    The market price of our common stock could decline as a result of sales in the open market of



    - the 406,056 shares of common stock that will be eligible for sale immediately after the effective date of the public offering, excluding the 5,800,000 shares of common stock to be sold in this offering;



    - the 183,512 shares of common stock that will be eligible for sale beginning 91 days after the effective date of the public offering; and



    - the 25,025,243 shares of common stock that will be eligible for sale beginning 181 days after the effective date of this public offering.



This may also make it more difficult for us to raise funds through future offerings of our common stock. See "Shares Eligible for Future Sale."


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE PRO FORMA AS ADJUSTED NET TANGIBLE BOOK VALUE OF THE STOCK YOU PURCHASE


    The estimated initial public offering price is substantially higher than the pro forma as adjusted net tangible book value of $2.93 per share that our outstanding common stock will have immediately after this offering. Accordingly, if you purchase shares of our common stock, you will incur immediate and substantial dilution of $10.07 per share. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution.


WE HAVE DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING

    Our management will have broad discretion with respect to the expenditure of the net proceeds of this offering. You will be relying on the judgment of our management regarding the application of these net proceeds. See "Use of Proceeds."


ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS MIGHT DELAY OR PREVENT AN
  ACQUISITION OF US



    Our restated certificate of incorporation provides for the division of our board of directors into three classes and provides our board of directors with the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock, and the board of directors has the power to determine these voting rights. In addition, Section 203 of the Delaware General Corporation Law contains provisions which impose restrictions on stockholder action to acquire our company. The effect of these provisions of our amended and restated certificate of incorporation and Delaware law provisions could discourage or prevent third parties from seeking to obtain control of our company, including transactions in which the holders of common stock might receive a premium for their shares over prevailing market prices.



OUR EXECUTIVE OFFICERS, DIRECTORS, MEMBERS OF THEIR FAMILIES AND ENTITIES AFFILIATED WITH THEM HAVE SIGNIFICANT CONTROL OF OUR MANAGEMENT AND AFFAIRS



    We anticipate that our executive officers, directors, members of their families and entities affiliated with them, together will beneficially own approximately 69.3% of our common stock following the completion of this offering, or approximately 67.6% of our common stock in the event that the underwriters' over-allotment option is exercised in full. As a result, these stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of mergers, consolidations, sales of assets, recapitalizations and amendments to our certificate of incorporation. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

                           FORWARD-LOOKING STATEMENTS



    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry that address, among other things:



    - the acceptance of Internet-based market research and polling by existing and potential clients;



    - our ability to expand our Internet panel both domestically and internationally;



    - our ability to market our multi-client market research products and services and Harris Interactive Service Bureau research;



    - our ability to establish strategic relationships;



    - our ability to continue to develop and improve our technology infrastructure;



    - significant increases in competitive pressures in the market research industry; and



    - costs or difficulties relating to our transition from our traditional business to our Internet-based business.



    These forward-looking statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in this prospectus generally. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                                USE OF PROCEEDS


    Our net proceeds from the sale of 5,800,000 shares of common stock in this offering at the assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $69.4 million. If the underwriters' over-allotment option is exercised in full, we estimate that net proceeds will be approximately $79.9 million.


    We intend to use the net proceeds of this offering for working capital and general corporate purposes, including expansion of our Internet panel and development of new technologies, products and services. We believe opportunities may exist to expand our current business through acquisitions or investments in complementary businesses, technologies, services or products, and we may utilize a portion of the net proceeds for these purposes. We are not currently a party to any contracts or letters of intent with respect to any acquisitions or investments. As of the date of this prospectus, we cannot identify specific uses of the net proceeds. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending their uses, we intend to invest the net proceeds of this offering in interest-bearing bank accounts or in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock or other securities. We presently intend to retain all of our future earnings, if any, for use in the operation and expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Future decisions regarding cash dividends on our common stock will be made by our board of directors. These decisions will depend on our results of operations, financial position, capital requirements, general business conditions and restrictions imposed by any financing arrangements. Our revolving credit agreement currently prohibits the payment of dividends, and we anticipate that any future credit agreement would prohibit or restrict the payment of dividends.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of September 30, 1999. Our capitalization is presented:


    - on an actual basis;


    - on an unaudited pro forma basis to reflect the conversion of all of our outstanding shares of preferred stock into common stock, which will occur upon the closing of this offering; and



    - on an unaudited pro forma as adjusted basis to reflect the sale of the 5,800,000 shares of common stock at the assumed initial public offering price of $13.00 per share in this offering after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us. See "Use of Proceeds."



    You should read this information together with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.



                                                                  AS OF SEPTEMBER 30, 1999
                                                            -------------------------------------
                                                                         (UNAUDITED)
                                                                                       PRO FORMA
                                                             ACTUAL      PRO FORMA    AS ADJUSTED
                                                            ---------   -----------   -----------
                                                                       (IN THOUSANDS)
Mandatory redeemable Class A preferred stock, par value
  $.01 per share, 147,000 shares authorized; 147,000
  shares issued and outstanding, actual; no shares issued
  and outstanding pro forma and pro forma as adjusted.....  $ 16,170     $     --      $      --
Mandatory redeemable Class B preferred stock, par value
  $.01 per share, 200,000 shares authorized, 10,000 shares
  issued and outstanding, actual; no shares issued and
  outstanding pro forma and pro forma as adjusted.........     1,000           --             --

Stockholders' equity (deficit):

  Preferred stock, par value $.01 per share, 5,000,000
    shares authorized, no shares issued and outstanding,
    actual, pro forma and pro forma as adjusted...........        --           --             --

  Common stock, par value $.001 per share, 100,000,000
    shares authorized; 10,990,924 shares issued and
    outstanding, actual; 25,614,811 shares issued and
    outstanding pro forma; and 31,414,811 shares issued
    and outstanding pro forma as adjusted.................        11           26             31

Additional paid-in capital................................     5,806       40,491        109,857

Unamortized deferred compensation.........................    (1,097)      (1,097)        (1,097)

Accumulated deficit.......................................   (16,904)     (15,434)       (15,434)
                                                            --------     --------      ---------

  Total stockholders' (deficit) equity....................   (12,184)      23,986         93,357
                                                            --------     --------      ---------

    Total capitalization..................................  $  4,986     $ 23,986      $  93,357
                                                            ========     ========      =========

    In addition to the shares of common stock to be outstanding after the offering, as of September 30, 1999, we may issue additional shares of common stock under the following plans and arrangements:



    - 4,937,800 shares underlying stock options issued and outstanding at a weighted average exercise price of $1.14 per share, of which options for 2,085,272 shares are currently exerciseable;



    - 1,250,000 shares reserved for issuance under our 1999 long-term incentive plan;



    - 500,000 shares reserved for issuance under our 1999 employee stock purchase plan; and



    - 216,608 shares issuable upon exercise of warrants outstanding at an exercise price of $1.50 per share.

                                    DILUTION


    Our pro forma net tangible book value as of September 30, 1999 was approximately $22.8 million, or approximately $0.89 per share of common stock. Pro forma net tangible book value per share represents total tangible assets, less total liabilities, divided by the pro forma number of shares of common stock outstanding after giving effect to the conversion of all of our outstanding preferred stock into common stock.



    Dilution to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 5,800,000 shares of common stock offered by this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, our pro forma as adjusted net tangible book value as of September 30, 1999 would have been approximately $92.2 million, or $2.93 per pro forma as adjusted share of common stock. This represents an immediate increase in net tangible book value of $2.04 per share to our existing stockholders and an immediate dilution in net tangible book value of $10.07 per share to new investors of common stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............              $13.00
Pro forma net tangible book value per share as of September
  30, 1999..................................................   $ 0.89
Increase per share attributable to this offering............     2.04
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................                2.93
Dilution per share to new investors.........................              $10.07
                                                                          ======



    If the underwriters' over-allotment option is exercised in full, our pro forma net tangible book value as of September 30, 1999 would have been approximately $3.18 per share, representing an immediate increase in net tangible book value of $2.29 per share to existing stockholders and an immediate dilution in net tangible book value of $9.82 per share to new investors.



    The following table sets forth, on a pro forma basis as of September 30, 1999, after giving effect to:



    - the conversion of all of our outstanding preferred stock into common stock; and


    - the sale of common stock to investors in this offering;


the number of shares of common stock purchased from us, the total price paid, and the average price per share paid by the existing stockholders and new public investors, before deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, at the assumed initial public offering price of $13.00 per share:



                                                  SHARES PURCHASED      TOTAL CONSIDERATION    AVERAGE
                                                ---------------------   -------------------     PRICE
                                                  NUMBER     PERCENT     AMOUNT    PERCENT    PER SHARE
                                                ----------   --------   --------   --------   ---------
Existing stockholders.........................  25,614,811     81.5%    $ 40,507     34.9%     $ 1.58
New investors.................................   5,800,000     18.5       75,400     65.1       13.00
                                                ----------     ----     --------     ----
Totals........................................  31,414,811      100%    $115,907      100%
                                                ==========     ====     ========     ====


    The above discussion assumes no exercise of outstanding options or warrants. You will experience additional dilution in the event these options or warrants are exercised.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus. The selected consolidated statement of operations data for each of the years ended June 30, 1997, 1998 and 1999 and the selected consolidated balance sheet data as of June 30, 1998 and 1999 are derived from our audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended June 30, 1995 and 1996 and the consolidated balance sheet data as of June 30, 1995, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The consolidated financial data for the years ended June 30, 1995, 1996 and 1997 reflect the results of operations and balance sheet data of our predecessor corporation. The consolidated statement of operations data for the first quarter of fiscal 1999 and 2000, and the balance sheet data as of September 30, 1999, are derived from our unaudited interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.



                                                                                                            THREE MONTHS ENDED
                                                              YEAR ENDED JUNE 30,                              SEPTEMBER 30,
                                         --------------------------------------------------------------   -----------------------
                                            1995         1996         1997         1998         1999         1998         1999
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                                (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues from services.................     $10,865      $14,625      $23,327      $26,290     $ 28,965       $6,530       $9,364
Cost of services.......................       7,558       10,209       15,629       16,618       19,086        4,133        6,307
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Gross profit...........................       3,307        4,416        7,698        9,672        9,879        2,397        3,057
Operating expenses:
    Database development expenses......          --           --           --        2,753        4,505          562          905
    Selling, general and administrative
      expenses.........................       2,753        3,781        6,391        9,812       14,401        2,832        5,914
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Total operating expenses.........       2,753        3,781        6,391       12,565       18,906        3,394        6,819
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating income (loss)................         554          635        1,307       (2,893)      (9,027)        (997)      (3,762)
Other income (deductions)..............          33           13          (89)        (160)         180           23          (71)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings (loss) before income taxes....         587          648        1,218       (3,053)      (8,847)        (974)      (3,833)
Income tax expense (benefit)...........         250          260          490       (1,114)          --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net earnings (loss)....................         337          388          728       (1,939)      (8,847)        (974)      (3,833)
Accrued dividends on preferred stock...          --           --           --           --       (1,176)        (294)        (294)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net earnings (loss) available to
  holders of common stock..............      $  337       $  388       $  728      $(1,939)    $(10,023)     $(1,268)     $(4,127)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Basic and diluted net earnings (loss)
  per share............................     $   .03      $   .03      $   .06      $  (.16)    $  (1.01)     $  (.13)     $  (.38)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

Basic weighted average shares
  outstanding..........................  12,359,319   11,635,454   11,741,935   11,903,256    9,955,261    9,898,177   10,911,850
Diluted weighted average shares
  outstanding..........................  12,426,929   11,954,551   12,371,865   11,903,256    9,955,261    9,898,177   10,911,850
Pro forma basic and diluted net loss
  per share (unaudited)................                                                         $  (.36)     $  (.04)     $  (.15)
                                                                                             ==========   ==========   ==========
Pro forma basic and diluted weighted
  average shares outstanding
  (unaudited)..........................                                                      24,579,148   24,522,064   25,535,737

    The unaudited pro forma basic and diluted net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the number of shares resulting from the automatic conversion of all outstanding shares of preferred stock as a result of this offering, assuming that the preferred stock was outstanding for all periods presented. The assumed conversion of the preferred stock has an antidilutive effect on the unaudited pro forma basic and diluted net loss per share.



                                                                         AS OF JUNE 30,                      AS OF SEPTEMBER 30,
                                                      ----------------------------------------------------   -------------------
                                                        1995       1996       1997       1998       1999            1999
                                                      --------   --------   --------   --------   --------   -------------------
                                                                                                                 (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................   $1,474     $1,073     $  349    $     4    $   108          $   313
Working capital.....................................      487       (246)       (31)    (2,196)       552           (3,967)
Total assets........................................    3,504      6,628      9,721      9,798     14,785           19,462
Long-term debt, excluding current installment.......       --      1,100        700        400         --               --
Mandatory redeemable preferred stock................       --         --         --         --     15,876           17,170
Total stockholders' equity (deficit)................    1,325      1,663      2,392        947     (8,496)         (12,184)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW

    We provide market research and polling products and services to a broad range of companies, non-profit organizations and governmental agencies. Since 1959, we have provided these services utilizing traditional market research and polling methodologies, such as direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews. In September 1997, we began developing our Internet panel and building the technology infrastructure to provide online market research and polling services. In November 1997, we introduced our first Internet-based market research and polling products and services.


    Through fiscal 1998, all of our revenues were derived from custom research projects using traditional market research and polling methodologies. In fiscal 1999, revenues from those sources represented 90% of our total revenues, while revenues from Internet-based products represented 10% of total revenues. In the first quarter of fiscal 2000, revenues from traditional market research and polling methodologies represented 71% of total revenues, while revenues from Internet-based products represented 29% of total revenues. We consider all of the revenues from a project to be Internet-based whenever 50% or more of the surveys used in the completed project were completed by online panelists over the Internet. We anticipate that, as our online business grows, revenues derived from Internet-based custom research and multi-client products and Harris Interactive Service Bureau research will represent the dominant portion of our total revenues.


    We generally perform traditional and Internet-based custom research services on a fixed fee basis in response to client-generated requests. We sell our multi-client research products on a periodic subscription basis, typically quarterly or annual. Harris Interactive Service Bureau performs research for other market research firms on a project-by-project basis in response to requests from those firms. We provide customer relationship services on an outsourced basis to our clients on a project-by-project basis.


    Revenues from:



    - our custom research services were $7.2 million, or 76.2% of our total revenues, in the first quarter of fiscal 2000 and $28.3 million, or 97.7% of our total revenues, in fiscal 1999;



    - our multi-client research products were $0.5 million, or 5.7% of our total revenues, in the first quarter of fiscal 2000 and $0.1 million, or 0.5% of our total revenues, in fiscal 1999;



    - our Harris Interactive Service Bureau services were $0.5 million, or 5.7% of our total revenues, in the first quarter of fiscal 2000 and $0.4 million, or 1.2% of our total revenues in fiscal 1999; and



    - our customer relationship services were $1.2 million, or 12.4% of our total revenues, in the first quarter of fiscal 2000 and $0.2 million, or 0.6% of our total revenues, in fiscal 1999.


    Revenues under fixed fee arrangements are recognized on a percentage of completion method based on the ratio of costs incurred to total estimated costs. These revenues include amounts billed to our clients to cover subcontractor costs and other direct expenses. Provision for estimated contract losses, if any, is made in the period such losses are determined. Subscription revenues will be recognized upon delivery of the research product.


    Gross margin represents revenues less variable project costs and associated direct labor. Variable project costs related to market research and polling services utilizing traditional methodologies include interviewer payroll, subcontractor charges, online panelist incentives, telecommunication charges and mailing costs. In contrast, variable costs related to Internet-based market research and polling methodologies are nominal. Direct labor costs consist primarily of survey design costs and are comparable for both traditional and Internet-based methodologies. We anticipate that our gross margins will increase as the percentage of revenues we generate from Internet-based products and services increases.


    Operating expenses consist primarily of database development costs and selling, general and administrative expenses. Database development expenses are the expenses we incur in connection with the ongoing development of our Internet panel, primarily through our strategic alliance with Excite@Home. Those costs are expensed as incurred. Selling expenses consist primarily of marketing personnel and program expenses, public relations advertising and promotion costs, commissions and telemarketing costs and other marketing expenses. General and administrative expenses consist of salaries, payroll taxes, benefits and related costs for both technology infrastructure development and general corporate functions, occupancy costs and depreciation.

    Other income (deductions) consists exclusively of net interest income or net interest expense in each fiscal year.


    We had net losses of $3.8 million in the first quarter of fiscal 2000, $8.8 million in fiscal 1999 and $1.9 million in fiscal 1998, and net earnings of $0.7 million in fiscal 1997. The net losses incurred in the first quarter of fiscal 2000 and fiscal 1999 and 1998 reflect our substantial expenditures for the development of our technology infrastructure and Internet database necessary for our transition from traditional to Internet-based market research and polling methodologies. As of September 30, 1999, we had a stockholders' deficit of $12.2 million. We expect to continue to incur losses for the foreseeable future.


RESULTS OF OPERATIONS

    The following table sets forth consolidated statement of operations data for the periods indicated as a percentage of revenues:


                                                                         THREE MONTHS
                                       YEAR ENDED JUNE 30,           ENDED SEPTEMBER 30,
                                  ------------------------------   ------------------------
                                    1997       1998       1999       1998            1999
                                  --------   --------   --------   --------        --------
Revenues from services.........    100.0 %    100.0 %    100.0 %    100.0 %         100.0 %
Cost of services...............     67.0       63.2       65.9       63.3            67.4
Gross profit...................     33.0       36.8       34.1       36.7            32.6
Database development
  expenses.....................      0.0       10.5       15.6        8.6             9.7
Selling, general and
  administrative expenses......     27.4       37.3       49.7       43.4            63.2
Operating income (loss)........      5.6      (11.0)     (31.2)     (15.3)          (40.2)
Interest (expense) income,
  net..........................     (0.4)      (0.6)       0.6        0.4            (0.8)
Net earnings (loss)............      3.1       (7.4)     (30.5)     (14.9)          (40.9)

    THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998



    REVENUES FROM SERVICES. Total revenues increased 43.4% from $6.5 million in the first quarter of fiscal 1999 to $9.4 million in the first quarter of fiscal 2000. This increase was primarily due to increased usage of our Internet-based market research products and services, which contributed $2.7 million, or 29.0% of total revenues, in the first quarter of fiscal 2000, as compared to $0.3 million, or 4.8% of total revenues, in the first quarter of fiscal 1999.



    GROSS MARGIN. Gross margin decreased to 32.6% in the first quarter of fiscal 2000 from 36.7% in the first quarter of fiscal 1999 primarily due to increased costs associated with new hires during the first quarter of fiscal 2000. The decrease in gross margins was partially offset by increased margins on our Internet-based products and services.



    DATABASE DEVELOPMENT EXPENSES. Database development expenses increased 61.0% to $0.9 million in the first quarter of fiscal 2000 from $0.5 million in the first quarter of fiscal 1999. The increase in the first quarter of fiscal 2000 reflects expenses associated with the payments to Excite@Home for the acquisition of additional names of panelists for our Internet panel.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 108.8% to $5.9 million in the first quarter of fiscal 2000 from $2.8 million in the first quarter of fiscal 1999. This increase was primarily attributable to increased payroll expenses associated with new hires, increased marketing expenses and higher costs associated with our continuing development of new products, services and technologies for the Internet.



    NET INTEREST INCOME (EXPENSE). We had interest income of $981 in the first quarter of fiscal 2000 as compared to interest income of $45,768 in the first quarter of fiscal 1999. Interest expense increased to $71,509 from $23,064 for the same period. The increase in interest expense was primarily due to higher levels of indebtedness incurred principally to finance database development expenses.


    FISCAL YEARS ENDED JUNE 30, 1999 AND 1998

    REVENUES FROM SERVICES. Total revenues increased 10.2% to $29.0 million in fiscal 1999 from $26.3 million in fiscal 1998. The increase in total revenues was due to the initial market penetration of our Internet-based market research products which contributed $2.9 million, or 10% of total revenues, in fiscal 1999. Revenues from our market research and polling products and services utilizing traditional methodologies were relatively unchanged as we focused our marketing efforts on our Internet-based market research products and services.


    GROSS MARGIN. Gross margin decreased to 34.1% in fiscal 1999 from 36.8% in fiscal 1998 due primarily to a change in project mix and the substantial direct expenses incurred in connection with the development of multi-client products, from which only nominal revenues were recognized in fiscal 1999. The decrease in gross margins was partially offset by increased margins on our Internet-based products and services.



    DATABASE DEVELOPMENT EXPENSES. Database development expenses increased 63.6% to $4.5 million in fiscal 1999 from $2.8 million in fiscal 1998. The increase in fiscal 1999 reflects database development expenses for a full fiscal year consisting of expenses associated with payments to Excite@Home for the acquisition of additional names of panelists for our Internet panel.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 46.8% to $14.4 milion in fiscal 1999 from $9.8 million in fiscal 1998. As a percentage of total revenues, selling, general and administrative expenses increased to 49.7% in fiscal 1999 from 37.3% in fiscal 1998. These increases were primarily due to higher costs associated with the development of new products, services and technologies for the Internet.

    NET INTEREST INCOME (EXPENSE). We had net interest income of $180,000 in fiscal 1999 and net interest expense of $160,000 in fiscal 1998. We had net interest income in fiscal 1999 as a result of paying down our long-term debt and the short-term investment of the proceeds of redeemable preferred stock issued in July 1998 to finance our database development expenses. We had net interest expense in fiscal 1998 primarily due to higher levels of indebtedness incurred principally to finance database development expenses.

    INCOME TAXES. We incurred net losses in both fiscal 1999 and fiscal 1998. As a result of our net losses, we had no income tax expense in either year. In fiscal 1998, we recognized a tax benefit due in large part to the availability of federal net operating loss carrybacks. No such carryback was available in fiscal 1999 and therefore we did not recognize an income tax benefit in that year. As of June 30, 1999, we had approximately $9.1 million and $11.1 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income. These carryforwards expire at various times through 2019.

    FISCAL YEARS ENDED JUNE 30, 1998 AND 1997

    REVENUES FROM SERVICES. Total revenues increased 12.7% to $26.3 million in fiscal 1998 from $23.3 million in fiscal 1997. In both years, all of our revenues were earned from custom research services utilizing traditional polling methodologies. The increase in total revenues in fiscal 1998 was due to growth in our business from new and existing clients.

    GROSS MARGIN. Gross margin increased to 36.8% in fiscal 1998 from 33.0% in fiscal 1997 due primarily to a change in project mix.

    DATABASE DEVELOPMENT EXPENSES. Database development expenses in fiscal 1998 were $2.8 million. Since we commenced the development of our Internet panel in the first quarter of fiscal 1998, we incurred no database development expenses in fiscal 1997.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 53.5% to $9.8 million in fiscal 1998 from $6.4 million in fiscal 1997. As a percentage of total revenues, selling, general and administrative expenses increased to 37.3% in fiscal 1998 from 27.4% in fiscal 1997. The increases were primarily due to higher costs associated with the development of new products, services and technologies for the Internet.


    NET INTEREST INCOME (EXPENSE). Net interest expense increased to $161,000 in fiscal 1998 from $89,000 in fiscal 1997. The increase in interest expense was due to higher levels of indebtedness incurred principally to finance database development expenses.

    INCOME TAXES. We incurred a net loss in fiscal 1998. As a result of our net loss, we recognized a tax benefit due in large part to the availability of federal net operating loss carrybacks. In fiscal 1997, we had net earnings of $728,000, and we recognized federal income tax expense of $390,000 and state income tax expense of $100,000.

QUARTERLY RESULTS OF OPERATIONS


    The following table presents unaudited consolidated quarterly statement of operations data for each of our nine most recent quarters ended September 30, 1999. In management's opinion, this information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of the unaudited information for the periods presented. This information should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that may be expected for any future periods. The Selected Panelist Data presented below are not derived from our financial statements.


                                                               THREE MONTHS ENDED
                               ----------------------------------------------------------------------------------
                               SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                   1997            1997         1998        1998         1998            1998
                               -------------   ------------   ---------   --------   -------------   ------------
                                                           (UNAUDITED, IN THOUSANDS)
Revenues from services.......     $5,517          $6,410       $7,321     $ 7,043       $ 6,530        $ 6,935
Cost of services.............      3,814           4,046        4,241       4,517         4,133          4,637
                                  ------          ------       ------     -------       -------        -------
Gross profit.................      1,703           2,364        3,080       2,526         2,397          2,298
Operating expenses:
Database development
  expenses...................         --           1,350          250       1,153           561          1,751
Selling, general and
  administrative expenses....      2,063           2,571        2,450       2,727         2,832          3,163
                                  ------          ------       ------     -------       -------        -------
Operating (loss) income......       (360)         (1,557)         380      (1,354)         (996)        (2,616)
Other (deductions) income....        (29)            (30)         (50)        (52)           23             96
                                  ------          ------       ------     -------       -------        -------
Earnings (loss) before income
  taxes......................       (389)         (1,587)         330      (1,406)         (973)        (2,520)
Income tax (benefit)
  expense....................       (142)           (579)         120        (513)           --             --
                                  ------          ------       ------     -------       -------        -------
Net (loss) earnings..........       (247)         (1,008)         210        (893)         (973)        (2,520)
Accrued dividends on
  preferred stock............         --              --           --          --          (294)          (294)
                                  ------          ------       ------     -------       -------        -------
Net (loss) earnings available
  to common stock............     $ (247)         $(1,008)     $  210     $  (893)      $(1,267)       $(2,814)
                                  ======          ======       ======     =======       =======        =======
SELECTED PANELIST DATA:
Number of online panelists at
  end of quarter.............         --             254          484         626         1,060          1,503

                                        THREE MONTHS ENDED
                               ------------------------------------
                               MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                 1999        1999         1999
                               ---------   --------   -------------
                                    (UNAUDITED, IN THOUSANDS)
Revenues from services.......   $ 6,462    $ 9,038       $ 9,364
Cost of services.............     4,291      6,025         6,307
                                -------    -------       -------
Gross profit.................     2,171      3,013         3,057
Operating expenses:
Database development
  expenses...................     1,233        960           905
Selling, general and
  administrative expenses....     3,520      4,886         5,914
                                -------    -------       -------
Operating (loss) income......    (2,582)    (2,833)       (3,762)
Other (deductions) income....        31         30           (71)
                                -------    -------       -------
Earnings (loss) before income
  taxes......................    (2,551)    (2,803)       (3,833)
Income tax (benefit)
  expense....................        --         --            --
                                -------    -------       -------
Net (loss) earnings..........    (2,551)    (2,803)       (3,833)
Accrued dividends on
  preferred stock............      (294)      (294)         (294)
                                -------    -------       -------
Net (loss) earnings available
  to common stock............   $(2,845)   $(3,097)      $(4,127)
                                =======    =======       =======
SELECTED PANELIST DATA:
Number of online panelists at
  end of quarter.............     3,208      3,664         4,194


    Our revenues and operating results fluctuate on a quarter-to-quarter basis and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. For more detailed information regarding these factors, see "Risk Factors--Fluctuations in our quarterly operating results may cause our stock price to decline."

LIQUIDITY AND CAPITAL RESOURCES


    We have financed our operations primarily through cash flow from operations, bank financings and, more recently, private placements of our common and preferred stock. As of September 30, 1999, our sources of liquidity consisted of approximately $313,371 of cash and cash equivalents, and a $5.0 million line of credit with a commercial bank. In October 1999, we raised $19.0 million through the private placement of our Class B preferred stock.



    In July 1999, we increased the total amount available under our line of credit from $1.5 million to $5.0 million to provide additional funds for continued development of our Internet panel and to meet working capital requirements. The interest rate on borrowings is the prime rate. As of September 30, 1999, the prime rate was 8.25%. This line of credit is collateralized by all of our assets and is repayable on demand. Outstanding borrowings under our line of credit were $291,000 as of June 30, 1999, $2.2 million as of June 30, 1998, $5.0 million as of September 30, 1999 and $0 as of September 30, 1998. In October 1999, we repaid all outstanding borrowings under our line of credit with a portion of the proceeds from the sale of our Class B preferred stock.



    Net cash used in operating activities was $3.0 million for the first quarter of fiscal 2000 and $2.3 million for the first quarter of fiscal 1999 and $8.2 million in fiscal 1999 and $1.0 million in fiscal 1998. Net cash used in operating activities in each of these periods was primarily the result of net operating losses.



    Net cash used in investing activities was $2.9 million for the first quarter of fiscal 2000 and $0.4 million for the first quarter of fiscal 1999 and $4.3 million in fiscal 1999 and $1.0 million in fiscal

1998. Net cash used in investing activities in each period was primarily related to capital expenditures associated with our Internet infrastructure development and facilities expansion.



    Net cash provided by financing activities was $6.0 million for the first quarter of fiscal 2000 and $8.2 million for the first quarter of fiscal 1999 and $12.6 million in fiscal 1999 and $1.7 million in fiscal 1998. In fiscal 1999, our financing activities consisted primarily of a private placement of our Class A preferred stock with net proceeds of $14.1 million in the first quarter, and the issuance of common stock to a long-term participant in our Harris Interactive Service Bureau with net proceeds of $4.1 million in the fourth quarter. These net proceeds were partially offset by the repurchase of $3.0 million of common stock from two of our executive officers and several other stockholders, the repayment of $1.9 million on our line of credit and principal repayments of $700,000 on our long-term debt. In fiscal 1998, our financing activities consisted primarily of a $1.6 million increase in short-term borrowings and the issuance of common stock upon exercise of stock options in the amount of $500,000. These proceeds were partially offset by $400,000 in principal repayments on our long-term debt.



    As of September 30, 1999, we had no material commitments for capital expenditures. However, we anticipate continuing increases in our capital expenditures and working capital requirements consistent with our anticipated growth in operations, Internet infrastructure and personnel.



    We currently believe that our available cash and cash equivalents and our line of credit will be sufficient to meet our anticipated needs for at least the next 12 months and, when combined with the net proceeds from this offering, will be sufficient to meet our anticipated needs for at least 24 months. Our capital requirements depend on numerous factors, including market acceptance of our products and services, the resources we allocate to the continuing development of our Internet infrastructure and Internet panel, marketing and selling of our services, our promotional activities and other factors.


    We may need to raise additional funds in future periods through public or private financings or other arrangements:


    - to fund further development of our Internet panel and our technology infrastructure;


    - to fund facilities expansion;

    - to develop new or enhance existing services and products;

    - to respond to competitive pressures; and

    - to acquire or invest in complementary businesses, services or products.

    Any additional financing, if needed, might not be available on favorable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, further dilution could result. In addition, any securities issued might have rights, preferences or privileges senior to our common stock.

RECENT ACCOUNTING PRONOUNCEMENTS


    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We adopted the provisions of SOP 98-1 in fiscal 2000.

DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk is limited to interest rate sensitivity, which is affected by changes in the general level of United States interest rates. We intend to invest the net proceeds of this offering, pending their use, in interest-bearing bank accounts or in short-term, interest-bearing, investment-grade securities. Because our investments will be short-term, we believe that we are not subject to any material market risk exposure.


    We do not have any foreign currency hedging or other derivative financial instruments as of September 30, 1999.



YEAR 2000 COMPLIANCE


    We may be exposed to a loss of revenue and our operating expenses could increase if the systems on which we depend to conduct our operations are not year 2000 compliant. Our potential areas of exposure are information technology, including computers and software that we purchase or license from third parties and internally-developed software, and non-information technology, including telephone systems and other equipment used internally. In addition, any system delays or failures of Internet service providers to us, our online panel or our clients could interrupt our business operations. The reasonably likely, worst case scenario for year 2000 issues would be the existence of a significant defect in key hardware or software without an immediately available solution. If a problem is detected in these components during our year 2000 compliance testing process, these components will need to be revised or replaced.

    All areas that are vital to our operations have been tested and validated or certified for year 2000 compliance. All of our critical systems currently meet one of the following criteria:


    - approximately 10% have been tested and found to be year 2000 compliant;



    - approximately 10% have been built or developed internally on platforms certified by the manufacturer as being year 2000 compliant; and



    - approximately 80% are purchased integrated hardware and software systems certified by the manufacturer as being year 2000 compliant.



    We estimate that our cost to become year 2000 compliant has been approximately $100,000, and we believe that any additional costs related to becoming year 2000 compliant will not exceed $50,000. These costs are not separately tracked but represent our estimate of the operating costs associated with time spent by our employees in the evaluation process and year 2000 compliance matters generally.



    We have contacted all of our significant distributors, suppliers, service providers and other third-party vendors. All have responded, either in direct correspondence or through their web-based compliance statements, that their systems are year 2000 compliant. Our contingency planning for year 2000 issues relies on the efforts of our third-party vendors. In the event of any year 2000 disruptions related to third-party software, we expect to follow the individual vendor's contingency directives.



    We also engaged a third-party consultant to perform a year 2000 compliance review of our computer systems. The consultant reviewed all of the procedures we employ in our year 2000 compliance testing and found them to be consistent with generally accepted year 2000 practices. These practices include:



    - the identification and inventory of our computer systems;



    - the assessment of the year 2000 risks associated with our computer systems;



    - corrective action planning, actual execution and testing of our computer systems; and



    - contingency planning.

    The consultant also examined our critical systems and confirmed that our critical systems meet the criteria for critical systems outlined above. The consultant did not force or simulate a year 2000 change-over, because to do so would have caused an undue disruption to our business, and did not conduct parallel testing of our computer systems. Subject to those limitations, however, the consultant did not identify any threats from year 2000 compliance issues other than those discussed above, none of which might reasonably be expected to have a material adverse effect on our business, financial condition or results of operations.



    In the event that the production and operational facilities that support our website are not year 2000 compliant, portions of our website may become inaccessible. A prolonged disruption in our operations could cause our business clients to stop doing business with us or our online panelists from communicating with us. Our review of our systems has shown that there is no single application that would make our website totally unavailable, and we believe that we can quickly address any difficulties that may arise.


    If our present efforts to address the year 2000 compliance issues are not successful, or if distributors, suppliers, service providers or other third parties with whom we conduct business do not successfully address such issues, our business could be significantly disrupted.

                                    BUSINESS

OVERVIEW


    We are a leading market research and polling firm, using Internet-based and traditional methodologies to provide information about the views, experiences and attitudes of people worldwide to a broad range of companies, non-profit organizations and governmental agencies. Known for our HARRIS POLL, we have over 40 years experience in providing our clients with market research and polling services. Our Internet-based and traditional market research and polling services include:



    - research studies conducted on specific issues for specific customers -- CUSTOM RESEARCH,



    - research studies on issues of general interest developed and sold to numerous clients -- MULTI-CLIENT RESEARCH,



    - research conducted for other research firms -- SERVICE BUREAU RESEARCH, and



    - outsourced customer relationship services -- CUSTOMER RELATIONSHIP
      SERVICES.



    In September 1997, we began developing our Internet panel and our proprietary technology infrastructure to provide our clients with online market research and polling products and services. Today, our Internet panel consists of approximately 4.2 million individuals who have voluntarily agreed to participate in our various online market research and polling studies. Our Internet panel has developed and expanded in large part through our strategic relationship with Excite@Home, a leading Internet portal. We believe our Internet panel is larger than those of any of our competitors and makes us the leading Internet-based market research and polling firm in the world. Our extensive Internet panel and proprietary technology infrastructure enable us to offer Internet-based market research and polling products and services which meet our clients' needs for fast, comprehensive and accurate information.



    Historically, we have provided our market research services exclusively through traditional methodologies, including direct mail, telephone surveys, mall intercepts, focus groups and in-person interviews. We believe, however, that the Internet is changing our industry. Accordingly, we have made, and will continue to make, significant expenditures in the development of our technology platform, our Internet panel and management and staff to lead the transformation of the market research and polling industry to an Internet-based platform.


OUR MARKET OPPORTUNITY

GENERAL OVERVIEW

    Companies are operating in an increasingly complex business environment, characterized by heightened competition, globalization of product markets, shortened product life cycles and rapidly changing consumer preferences. This business environment has escalated the need for accurate and timely information about the preferences, needs, purchase behavior and brand recognition of existing and potential clients. Companies also need continuous tracking capabilities so that they can ascertain product performance and competitive position, monitor consumer satisfaction, measure advertising effectiveness and determine price sensitivity. According to the European Society of Opinion and Marketing Research, $13.4 billion was spent for market research and polling services worldwide in 1998.

    Historically, information-gathering and tracking functions in market research have been performed using traditional market research methodologies. The ability of traditional market research methodologies to deliver accurate and objective data rapidly is limited by high data acquisition costs, small sample sizes and the extensive time required to perform the research. As a result, broad-based research projects, which require a large number of survey participants, are prohibitively costly except for companies and organizations with significant resources. The growth and rapid adoption of the Internet is changing the market research and polling industry, making it possible for the first time to survey a very broad, diverse population at low cost and at speeds that are unattainable through any other method.

THE INTERNET AND ITS IMPACT ON THE MARKET RESEARCH AND POLLING INDUSTRY


    The Internet has emerged as a mass communications and commerce medium enabling millions of people worldwide to gather and share information and conduct business electronically. International Data Corporation estimates that the number of Internet users worldwide will grow from 142 million at the end of 1998 to more than 500 million by the year 2003, and in the United States will grow from 63 million at the end of 1998 to 177 million by the year 2003.



    The use of the Internet as a market research and polling tool is still in its infancy. Companies began the first testing efforts in 1995, at a time when less than 10 million persons in the United States had access to the Internet and the population on the Internet was not representative of the general population. We believe that, as Internet usage has increased, the demographic composition of those using the Internet has shifted to better reflect the characteristics of the overall population. As a result, with standard market research weighting procedures, the Internet is now a viable medium to conduct market research.


    We believe that Internet-based market research and polling offers significant advantages over traditional methodologies. These include:

    - COST-EFFICIENCY--Internet-based market research and polling offers significant cost benefits when compared to traditional market research methodologies. Under traditional methodologies, the sample size of a survey is limited due to the high data collection costs per response. However, utilizing Internet-based market research methods, larger and more robust sample sizes can be used for effectively the same cost, or the same sample size can be used to reduce the overall cost of a study.

    - VERSATILITY--Internet-based market research combines the interactivity of telephone sampling with the visual capabilities of mail surveys. Pictures, graphics, advertising copy and other visual materials can be viewed over the Internet, a feature not available with telephone sampling. With Internet-based methodology, questions and their sequence in surveys can be modified as panelists respond. Mail panel surveys, in contrast, are limited to the order and content in the printed text of the survey.

    - SPEED--Responses from online panelists are generally received within several days, while mail panelists' responses are generally received over several weeks. Further, when compared to a telephone survey, the speed advantage of the Internet model becomes greater as sample sizes increase.


    - PRODUCTIVITY--The Internet is user-friendly to online panelists because surveys can be completed at the convenience of the participant and can be conducted 24 hours per day, seven days per week. In addition, because online panelists can read questions faster than they can listen, more questions can be asked to panelists in the same amount of time on the Internet than with traditional telephone survey methods. In our experience, a mail survey typically takes approximately six weeks from design to completion. In contrast, Internet surveys can generally be completed in two to seven days.



THE HARRIS INTERACTIVE ADVANTAGE



    We offer a broad suite of Internet-based market research and polling products and services to meet our clients' needs for rapid, comprehensive and accurate information about the opinions, experiences and attitudes of people worldwide. We possess several key competitive advantages that we believe will enable us to maintain and expand our leading market position in Internet-based research. Our key competitive advantages include:



    THE LARGEST INTERNET PANEL. We have developed what we believe to be the largest Internet panel in the world. Currently, our Internet panel consists of approximately 4.2 million online panelists, who are individuals that have voluntarily agreed to participate in our various online research studies. Our large and diverse Internet panel enables us to:


    - conduct a broad range of customer specific or multi-client research studies across a wide set of industries;

    - utilize survey sizes that range from a large representative sample of the overall population to targeted subsets;

    - market new products and services through co-branded alliances that we historically could not develop; and

    - market our online panel to other research firms through the Harris Interactive Service Bureau, enabling us to penetrate new markets in which we do not have relationships or specific expertise.


    PROPRIETARY TECHNOLOGY INFRASTRUCTURE. A significant amount of computer software and hardware is required to conduct Internet-based market research and polling. Since the beginning of fiscal 1998, we have expended approximately
$9.4 million to develop and maintain our technology infrastructure. We intend to continue to expend substantial financial and management resources in the development of our scalable, proprietary technology infrastructure, data analysis techniques, and internal systems and procedures to capitalize on the Internet opportunity within our industry.


    Key elements of our technology infrastructure include:

    - A high speed customized e-mail system, which enables us to rapidly format, target and deliver over 290,000 e-mails per hour, inviting panelists in our database to participate in our online surveys.

    - A sophisticated survey engine, which can be programmed to conduct up to 144,000 interactive, five-minute surveys per hour in any language supported by Microsoft Word.

    - An advanced survey dispatcher system, which monitors, controls and allocates all respondent contact and survey results across our servers. In addition, our proprietary dispatcher system gathers real-time statistics on survey starts, suspensions and completions to ensure high quality data collection.

    - Customizable multi-language registration and polling system, which allows new and existing panel members to add, delete or update registration information online. In addition, this system, for which a patent application has been filed, recognizes each panelist's language preferences and delivers the survey in that language.

    - CONCEPTLOC, a patent pending web content protection system, which allows users to access proprietary and confidential product images and sound and video files on the computer screen, but precludes retention of the content in a useable electronic form.

    We are developing flexible, automated reporting tools which will allow online access to survey information at any time and speed the process of data delivery to clients. We have designed our technology infrastructure to be scalable, which means that it can accommodate the expansion of our business without significant modifications to our existing system design.


    STRONG BRAND NAME AND LONG-STANDING CLIENT RELATIONSHIPS. We believe the HARRIS POLL is one of the best known polls operating in the United States today. For over 40 years, we have been recognized as providing trusted market research products and services to a broad range of companies, non-profit organizations and governmental agencies. We use a variety of marketing strategies to heighten awareness of and enhance brand recognition for the HARRIS POLL, HARRIS INTERACTIVE and our Internet-based products and services.



    OUR STRATEGIC RELATIONSHIPS. We have entered into agreements with Excite@Home, Market Facts and Young & Rubicam that will enable us to expand and replenish our Internet panel and to develop and promote our various market research products and services.



    - EXCITE@HOME. Our relationship with MatchLogic, Inc., a subsidiary of Excite@Home, began in 1997 and we have obtained more than 90% of the
      4.2 million names in our Internet panel from that relationship. We have recently entered into a new agreement with Excite@Home which will continue until October 1, 2002. Under this agreement, we have exclusive ownership of the names of individuals who have voluntarily participated in a survey and who have either affirmatively expressed a desire to participate in our future surveys, or who have not affirmatively expressed a desire not to participate in our future surveys. We own these names exclusively for purposes of conducting research studies. Excite@Home has exclusive ownership of the names for promotional and commercial marketing uses. The agreement provides that Excite@Home will deliver a guaranteed number of names each calendar quarter in consideration for a monthly fee paid by us. The agreement provides us with a rapid and cost-efficient means of building and replenishing our Internet panel. Our agreement with Excite@Home will automatically renew for successive one-year terms after October 1, 2002, subject to either party's right to terminate upon 120 days prior notice. We have also entered into agreements with Excite@Home for the provision of research services, including custom research and multi-client research products, and the use and distribution of our ECOMMERCEPULSE multi-client research product. We have also entered into discussions with Excite@Home related to the development and distribution of co-branded Internet-based panels and polls.



    - MARKET FACTS. In April 1999, Market Facts, one of the largest market research firms in the United States, became our first long-term Harris Interactive Service Bureau client. Under this agreement, Market Facts agreed to use us exclusively for all of its Internet-based data collection and not to enter into strategic online alliances with our direct competitors. The initial term of the agreement is five years and automatically renews for successive one-year terms, subject to either party's right to terminate upon one year's notice. Under this agreement, we have granted Market Facts a non-exclusive license to access and use our Internet panel and Internet technologies for purposes of developing market research studies, and for conducting and providing analysis of surveys and polls. In consideration for the use and access, Market Facts agreed to pay us use fees, access fees and survey fees. In addition, Market Facts has granted us a non-exclusive, royalty free license to use its Internet technologies for the design and development of market research products, and has agreed to offer certain of its customers, clients and others with whom they have a relationship, the opportunity to become members of our Internet panel. The agreement also provides for the development of multi-client studies, either jointly or by each of us individually.



    - YOUNG & RUBICAM. In October 1999, we entered into an agreement with Young & Rubicam, a global marketing and communications organization, under which we agreed to provide market research products and services to Young & Rubicam and its clients. The term of the agreement is five years. Under this agreement, Young & Rubicam can purchase, or arrange for its clients to purchase, any market research and polling products and services offered by us on terms no less favorable than terms offered by us to similarly situated clients.



      The agreement also provides that we will make quarterly payments to Young & Rubicam in the event our total revenues and Internet-related revenues attributable to services we have performed for Young & Rubicam and its clients during each quarter meet certain minimum levels. The payments will be equal to 10% of non-Internet revenues and 30% of Internet revenues generated by Young & Rubicam and its clients and will be payable in cash or shares of our common stock. The number of shares of our common stock to be received by Young & Rubicam will be based upon the daily average closing prices for our common stock during the relevant quarter provided the price is not less than the price paid for our common stock in this offering. If the average closing price for the quarter is less than the price paid for our common stock in this offering, Young & Rubicam will receive cash instead of shares of our common stock. As part of the agreement, Young & Rubicam and its clients will own the data received as part of our custom research services and we will continue to own the data which comprises part of our multi-client products.


OUR FOCUSED GROWTH STRATEGY

    Our goal is to expand our position as the leading global Internet-based market research and polling firm by providing high quality products and services to our clients. Key elements of our strategy are to:

    MAXIMIZE THE REVENUE-GENERATING CAPACITY OF OUR INTERNET PANEL. We intend to generate multiple revenue sources from our proprietary Internet panel by:


    - INCREASING THE SIZE AND SCOPE OF OUR CUSTOM RESEARCH BUSINESS. We believe that the Internet is a viable global communications medium for conducting accurate and cost-efficient market research. We intend to aggressively market all of the benefits of Internet-based market research to new and existing clients to generate additional custom research business.



    - ACCELERATING THE DEVELOPMENT OF MULTI-CLIENT RESEARCH STUDIES. As of September 30, 1999, we have sold our multi-client products to approximately 40 interested clients, providing them with general studies of particular market segments or industries. These studies include products that could not previously be conducted on a cost-effective basis or studies for markets and industries that did not exist prior to the Internet. We intend to invest significantly in multi-client products due to the high margins and recurring revenue streams associated with these products.



    - PENETRATING NEW MARKETS NOT PREVIOUSLY REACHED. Harris Interactive Service Bureau provides other market research firms, some of whom may be competitors of ours, with access to our Internet panel and our sophisticated technology. We believe the Harris Internet Service Bureau enables us to derive revenues from markets or industries that we would not otherwise penetrate because we do not have client relationships or specific expertise.


    - ACTIVELY MARKETING SPECIALIZED RESEARCH STUDIES. We offer our clients the means to conduct specialized studies on highly targeted demographic groups or subsets of the overall population, such as individuals who are chronically ill. The availability of such groups within our Internet panel dramatically reduces the cost of recruiting individuals for such studies.


    ESTABLISH NEW STRATEGIC RELATIONSHIPS WORLDWIDE. We are actively seeking new strategic relationships with international companies to rapidly expand our Internet panel worldwide and facilitate new product development. For example, we are establishing an international research organization whose members will have access to the names in the databases of the other members. Although we have not yet reached agreement with any company, we are in discussions with several international market research firms that we have identified as possible initial members in this organization. In addition, we intend to seek arrangements with international news organizations to provide online television programming evaluations similar to those we are presently conducting in the United States.


    FURTHER ENHANCE OUR SCALABLE, PROPRIETARY TECHNOLOGY INFRASTRUCTURE. We have expended, and will continue to expend, substantial financial and management resources in the development and improvement of our scalable, proprietary technology infrastructure. Our efforts are focused on enhancing the speed, sophistication, flexibility, functionality and security of our technology. Our ongoing technology enhancements will allow us to better serve our clients and better retain participants in our Internet panel, which will increase our competitive position in the marketplace.

    CONTINUE TO BUILD BRAND AWARENESS OF OUR INTERNET-BASED MARKET RESEARCH AND POLLING PRODUCTS AND SERVICES. We intend to promote actively and aggressively the awareness of the HARRIS POLL and HARRIS INTERACTIVE as the leading full-service provider of high quality Internet-based market research and polling products and services. We intend to utilize a combination of innovative and cost-effective marketing programs designed to continue to build our brand name recognition.

    SEEK STRATEGIC ACQUISITIONS OR INVESTMENTS. The market research industry is highly fragmented, providing opportunities to expand our business through acquisitions or investments with:

    - complementary businesses that own or have access to products and services that we do not offer or that have strategic client relationships which we do not possess;

    - complementary proprietary technologies that would enhance our existing technology infrastructure; and


    - companies in Japan, Australia and Canada where we are expanding our Internet panel development and Internet-based market research and polling capabilities.



OUR PRODUCTS AND SERVICES


    We are a full-service provider of market research and polling services, utilizing both Internet-based and traditional survey methodologies. Our business model comprises four main sources of revenues:

    - custom research;

    - multi-client research;

    - service bureau research; and

    - customer relationship services.


    Our custom research products and services and our customer relationship services are provided using both traditional and Internet-based methodologies, while our remaining products have been recently developed exclusively using the Internet-based model. For fiscal 1999, 90% of our total revenues were derived from custom research utilizing traditional research methods, and 10% of our total revenues were derived from our Internet-based products and services. For the first quarter of fiscal 2000, 71% of our total revenues were derived from custom research utilizing traditional research methods, and 29% of our total revenues were derived from our Internet-based products and services. We are transitioning our custom research and polling products and services to Internet-based research. We plan to dedicate a significant amount of our financial and management resources to develop and market additional products and services which utilize our Internet-based methodologies.


    The following table summarizes our products and services.

PRODUCT NAME                            DESCRIPTION                        METHODOLOGY
----------------------  --------------------------------------------  ----------------------
Custom Research         Market research and polling conducted on an   Traditional and
                        issue specifically identified by a client     Internet- based

Multi-Client Research   Studies developed for and sold to a large     Internet-based
                        number of clients who have a similar
                        interest in a particular subject area

Harris Interactive      Market research and polling conducted for     Internet-based
Service Bureau          other market research organizations

Customer Relationship   Outsourced customer service operations for    Traditional and
Services                corporations and organizations                Internet- based

CUSTOM RESEARCH


    For more than 40 years, we have provided custom business and consumer research to a broad range of companies, non-profit organizations and governmental agencies. As a result of our long history in providing custom research, we have particular expertise in the following markets:


    - office equipment and technology;

    - pharmaceuticals;

    - healthcare;

    - education and public policy; and

    - transportation.

    We conduct custom research using a variety of traditional methodologies, including direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews. We use these methods to produce a variety of surveys and polls, including customer satisfaction surveys, market share studies, new product introduction studies and brand recognition studies.


    We rely upon the same basic methodologies as our competitors with respect to traditional market research and polling services. However, we use our proprietary sample design techniques and our questionnaire development process to collect complete and accurate information responsive to the specific inquiries of our clients. We have developed in-depth data collection techniques that enhance the integrity and reliability of our sample database. We also take affirmative steps to assure that our responses are derived from the appropriate decision makers in each particular survey so as to assure the accuracy of our results. As a result, we are able to deliver samplings that represent the desired demographics of our clients based on our significant expertise in assembling appropriate samples and in developing effective survey content.



    We also conduct custom research using the Internet. For example, since
March 1999, we have been conducting studies of viewer opinions of NBC television programming. To participate in these studies the viewers are invited to access our designated website address that appears on their television screen. In addition to evaluating the particular show, the respondent-viewers are given the opportunity to participate in our future market research studies. More than 100,000 respondent-viewers have become online panelists.



    In October 1999, we entered into an agreement with a marketing affiliate of the US Olympic Committee whereby we have agreed to provide the US Olympic Committee with $3.0 million of market research services over a term ending December 31, 2004. In exchange for these services, we are granted a license to use the Olympic emblem and we are designated as the Official Market Research Supplier for the US Olympic Committee and the 2002 Salt Lake Winter Games. In addition, we will host Olympic-related polls on the US Olympic Committee and Salt Lake Olympic Committee home pages, providing us an opportunity to register new online panelists for our Internet panel.



    Revenues derived from custom research services in the first quarter of fiscal 2000 were $7.2 million, representing 76.2% of our total revenues, and in fiscal 1999 were $28.3 million, representing 97.7% of our total revenues.


MULTI-CLIENT RESEARCH


    Multi-client research products are studies that are conducted and sold on a subscription basis to a large number of individuals or companies that have an interest in a particular market segment or research application. Our multi-client products are developed on an independent or co-branded basis. Our independent multi-client products are developed and marketed by us. Co-branding involves the development and marketing of a study with another party having a unique experience base in a particular subject or market. Agreements for co-branded studies are negotiated on a case-by-case basis, with revenues generally applied to specified categories of expenses and any profits shared equally. These products enable our clients to conduct research and collect useful data in their areas of expertise that they could not conduct without our Internet panel and technology infrastructure. By combining their expertise and our Internet-based market research capabilities, we are able to develop and market a product that benefits both parties.



    Our current multi-client products are:


    - ECOMMERCEPULSE, a quarterly survey of more than 100,000 online shoppers assessing the performance of approximately 200 widely visited e-commerce websites. This service tracks such issues as online brand awareness, market presence, customer purchases, customer satisfaction, customer loyalty and future buying intention. ECOMMERCEPULSE also provides analysts and online merchants with unique, detailed insights into trends which are emerging in the e-commerce industry.

    - INTERMEDIAPULSE, a new monthly consumer tracking survey that captures the media usage and consumer purchase behaviors of more than 100,000 adults each year.

    - ELECTION 2000, an Internet-based polling of the year 2000 elections, including the presidential election, 33 senate elections, 13 gubernatorial elections and a number of congressional elections.


    - HEALTHCARE ONLINE, a combination of research products that draw on a subset of approximately 280,000 households in our Internet panel in which someone has been diagnosed with a chronic medical condition. We conduct a wide range of health-related research, including large-scale population health surveys, surveys of health care providers, surveys of traditional difficult-to-reach populations, as well as clinical trial recruitment and post-market surveillance.



    - SKIER/SNOWBOARDER, a survey of individuals who have skied in the past two years. This study is co-branded with a ski industry research firm.



    - GOMEZ ONLINE TRADING STUDY, a study that tracks quarterly changes in the online securities trading industry. This study is co-branded with a financial service research and analysis firm.


    - QUICKQUERY, a convenient, cost-effective method for asking questions and getting accurate responses from more than 2,000 respondents in a two-day period.


    - HARRIS ACE AWARDS, an annual award, based on a survey of individual satisfaction with exercise equipment. This award is a joint creation with the American Council on Exercise and is presented to manufacturers of various types of exercise equipment. We believe that we can expand this model to other industries.



    - TELEPHIA WIRELESS COMMUNICATION STUDY, a study that tracks consumer use of wireless communication usage by geographic market. This study is co-branded with a wireless communications industry research organization.


    - QUICKSCREENER, a cost-efficient way to conduct high-quality single concept screening, offering results from up to 300 respondents per concept, within a week.


    - QUICKINSIGHTS, a cost-effective research tool designed for gaining consumer insights from small, targeted populations.



    Revenues derived from multi-client research products in the first quarter of fiscal 2000 were $0.5 million, representing 5.7% of our total revenues, and in fiscal 1999 were $0.1 million, representing 0.5% of our total revenues.

HARRIS INTERACTIVE SERVICE BUREAU


    Our Harris Interactive Service Bureau conducts Internet-based market research for other market research firms and other organizations that either do not have the necessary resources to develop Internet-based market research capabilities or that have otherwise chosen not to develop such a capability themselves. Harris Interactive Service Bureau provides us with a new revenue-generating source utilizing our data collection capabilities, our proprietary Internet panel and our scalable technology infrastructure. It enables us to penetrate markets or industries in which we do not have relationships or specific expertise. We believe that Harris Interactive Service Bureau reduces the likelihood that those market research firms and other organizations, which are our clients, will invest significant financial and management resources in developing their own Internet-based market research capabilities.



    Harris Interactive Service Bureau clients can access our data collection facilities on a long-term, continuous basis or on a project-by-project basis. We currently have a long-term agreement with Market Facts. Our agreement with Market Facts extends through April 2004, and is automatically renewed for one year terms subject to termination on one year's notice. Market Facts has agreed to pay us fees to access and use our Internet panel and technologies. In addition, it has agreed to use us exclusively for all of its Internet-based data collection rather than developing similar research capabilities during the term of the agreement. ACNielsen, one of the leading market research firms in the United States, uses our data collection facilities on a project-by-project basis.



    Revenues derived from Harris Interactive Service Bureau in the first quarter of fiscal 2000 were $0.5 million, representing 5.7% of our total revenues, and in fiscal 1999 were $0.4 million, representing 1.2% of our total revenues.


CUSTOMER RELATIONSHIP SERVICES


    By combining our traditional telephone research capabilities, our experience in customer contact services, and our sophisticated technology infrastructure, we provide high quality customer relationship services to clients. Our services include maintaining customer contact on behalf of our clients for the collection of customer-specific data and providing "help desk" services. We have an agreement to use LivePerson, an interactive communications software program, that allows us to provide assistance to the customers of our clients using both the telephone and the Internet. The LivePerson software enables us to transition the utilization of our market research telephone interviewing facilities and personnel to Internet-based customer relationship services.



    Revenues derived from customer relationship services in the first quarter of fiscal 2000 were $1.2 million, representing 12.4% of our total revenues, and in fiscal 1999 were $0.2 million, representing 0.6% of our total revenues.

OUR CLIENTS


    For over 40 years, we have provided high quality market research products and services to a broad range of companies, non-profit organizations and governmental agencies. The following is a list of our five largest clients, based on fiscal 1999 revenues, in each industry category and listed alphabetically.



MANUFACTURING                              SERVICES
The Dow Chemical Company                   ACNielsen Corporation

Eastman Kodak Company                      Danka Business Systems, PLC

General Motors Corporation                 Interim Personnel Services Inc.

Potlach Corporation                        Roadway Express, Inc.

Xerox Corporation                          United Parcel Service of America, Inc.



TECHNOLOGY                                 EDUCATION/NON-PROFIT
Ameritech Corporation                      American Medical Association

Compaq Computer Corporation                Commonwealth Fung

Excite@Home                                Educational Testing Service

International Business Machines
  Corporation                              Harvard School of Public Health

Packard Bell NEC, Inc.                     Kaiser Family Foundation



HEALTHCARE/PHARMACEUTICALS                 OTHER
Blue Cross and Blue Shield of New Jersey   CCH Incorporated

                                           Girl Scouts of the United States of
Bristol-Myers Squibb Company               America

Cordis Webster, Inc.                       National Collegiate Athletic Association

Genesis Eldercare                          Nationwide Insurance Enterprise

Johnson & Johnson                          NHK Enterprises America



    We derive a substantial portion of our total revenues from Xerox Corporation and Johnson & Johnson. For the first quarter of fiscal 2000, 15% of our revenues was derived from Xerox Corporation and 4% of our revenues was derived from Johnson & Johnson. In fiscal 1999, 15% of our total revenues was derived from Xerox Corporation and 14% of our total revenues was derived from Johnson & Johnson. In fiscal 1998, 15% of our total revenues was derived from Xerox Corporation and 19% of our total revenues was derived from Johnson & Johnson. In fiscal 1997, Xerox Corporation accounted for approximately 22% of our total revenues.


OUR TECHNOLOGY INFRASTRUCTURE

    We have expended, and will continue to expend, significant financial and management resources to develop and improve our scalable proprietary technology infrastructure capable of offering our clients high quality Internet-based market research and polling products and services.

    Key components of our technology infrastructure are:

    - HIGH SPEED CUSTOMIZED E-MAIL. We send e-mail messages customized for each panel member targeted as a survey respondent for a project. These e-mail messages can be formatted rapidly and customized to the individual's e-mail for receipt in rich text or plain format. Our current capacity is over 290,000 e-mails per hour.

    - SOPHISTICATED SURVEY ENGINE. Our survey engine constructs the page necessary to ask the online panelist a single question or small group of questions. After the online panelists submit their answers, the answers are immediately checked for online panelist errors and processed into the database. The survey engine then produces the next appropriate question, a process which continues until the survey is complete. The survey engine provides the same interactive function as a telephone interview, with all of the visual, sound, and animation properties of the Internet. Our survey engine can perform complex experimental designs, randomization, rotation of questions and response sets, successive disclosure, and reduction and expansion of response sets based on previous answers. Our current capacity is 144,000 interactive, five-minute completed surveys per hour.



    - INTELLIGENT SURVEY DISPATCH SYSTEM. Our survey dispatcher system allows a single survey project to be conducted over several independently operating survey engines. It also allows a single survey engine to process online panelists to several different surveys at the same time. Our dispatcher system observes the load on the survey engines and distributes incoming online panelists appropriately. It checks that valid passwords have been entered and it senses systems outages and routes around them. It also allows survey online panelists to suspend a survey, return to the point of suspension at a later time, and resume where they suspended. Finally, it gathers real time statistics on survey starts, suspensions and completions.


    - FLEXIBLE, POWERFUL REPORTING TOOLS. We are deploying an online reporting system that will enable us to process data from the raw completed survey, through various stages, to a data repository. Using a secure web interface, clients will be able to access the data, view standard tables and perform their own analysis with the ability to view data on multiple levels of detail.


    - CUSTOMIZABLE MULTI-LANGUAGE AND MULTI-COUNTRY REGISTRATION AND POLLING SYSTEM. Our proprietary technology infrastructure allows panel members to update their own registration information online, as well as add new online panelists to their household, or remove themselves from the database. It recognizes and stores the member's country and language of choice, so that information and prompts are provided in their own language. It allows registration questions to be customized by mode of solicitation. It provides an incentive to register for the panel by providing the panel member with the results of the survey to date.



    - CONTENT PROTECTION SYSTEM. Our CONCEPTLOC encryption system allows our clients' proprietary information to be presented to online panelists in such a way that they are able to view it on their computer screens for the purpose of survey participation, but cannot retain the content in a usable electronic form after viewing. While on the screen, the CONCEPTLOC viewer disables all of the computer's ability to capture the image, the "Save As" function, the "Print Screen" key, and any screen saver program interrupts. The decryption is done in real time. The clear text image is available only on the screen and is never saved to the computer's memory.



    In the first quarter of fiscal 2000, we expended $0.2 million, for research and development of technologies for data collection and communication. In fiscal 1999, 1998 and 1997, we expended $0.5 million, $0.2 million and $0.1 million, respectively, for such research and development activities.


OUR SYSTEM

    Our system consists of more than 40 servers supporting a variety of functions, operating on a 24-hour, seven days a week basis and conforming to our stringent performance requirements.

    The majority of our servers run the Microsoft NT operating system. Our web servers run Microsoft Internet Information Server software, with custom written ISAPI filters and Active Server Pages applications. Our application software is a combination of off-the-shelf programs and custom-designed programs created by our in-house engineers and outside consultants. Our database system is Microsoft SQL Server.

    Approximately one-third of our servers are maintained by Verio Collocation at its facility in Rochester, New York, while the remainder of our servers are maintained by us at our facilities. A high-speed private line connects the two locations. Our operations are dependent on Verio's ability to protect its systems against damage from fire, earthquakes, power loss, telecommunications failure, break-ins and other similar events. We maintain our own uninterruptible power supply and heating, ventilation and air conditioning systems that are independent of the Verio facilities.


    Our data are backed up to magnetic tape on a daily basis. Except for servers used for interactive communication with our Internet panel and the general public, access to our servers is restricted to authorized users in reliance on secure communication channels. Strong physical security is in place at both server locations. We monitor computer security bulletins both from the manufacturers, as well as government and public advocacy organizations. Operating systems are continuously upgraded with security program revisions as they become available.

OUR SALES AND MARKETING PROGRAMS

    We have designed and implemented a broad range of sales and marketing programs, intended to:

    - enhance the brand recognition of the HARRIS POLL and build brand name recognition for HARRIS INTERACTIVE;

    - add new clients who purchase our products and services;

    - expand our Internet panel; and

    - develop additional ways to increase our revenues.

    Our marketing activities include both offline advertising and online promotion, including print publications and direct mail, and promotion on online portals, including Excite@Home.


    - OFFLINE ADVERTISING. We use offline advertising for continuous promotion of our brand name and our associated products and services. As we transition our business to the Internet, we engage in promotional activities with our offline clients about our Internet products and services. Our most significant offline promotional activity is our continuous release of HARRIS POLL results to the public. These results are reported by various national newswire services. Our offline advertising and promotional efforts also include print advertising in industry magazines, trade journals and other publications.



    - ONLINE PROMOTION. We have agreements with Excite@Home and ZDNet, which allow us to place the HARRIS POLL icon on these online portals or websites. The HARRIS POLL icon provides a direct link to our website.



    We recently developed a formal sales management structure and, in July 1999, hired a Vice President of Sales. We intend to create a separate sales force dedicated to marketing our multi-client products and our Harris Interactive Service Bureau services.


OUR COMPETITION

    The traditional market research and polling industry is highly competitive. The Internet-based market research and polling industry is new and rapidly evolving. We expect competition to intensify as existing market research firms recognize the significance of the Internet to their business and as other companies already engaged in Internet-based services recognize the potential market.


    In our traditional market research and polling business, we compete on the basis of:


    - our proprietary sample designs techniques,

    - our questionnaire development,

    - our in-depth data collection and

    - our ability to deliver samplings that represent the desired demographics of our clients.

    We believe that the primary competitive factors in the Internet-based market research and polling industry are:

    - a large and diverse proprietary Internet panel, with geographic scope and demographic depth;

    - a scalable proprietary Internet technology platform to provide a variety of services and operational support;

    - quality, depth and breadth of products and services offered;

    - brand recognition and strong reputation; and

    - cost.

    In the delivery of both our traditional and Internet-based market research products and services, we compete with numerous market research firms, as well as corporations and individuals that perform market research studies on an isolated basis, many of whom have market shares larger than our own. We will likely also face competition in the future from other traditional market research firms who move into Internet-based technologies or other companies with access to large databases of individuals with whom they can communicate on the Internet. These companies may, either alone or in alliances with other firms, attempt to penetrate this market.

    Many of our current and potential competitors have longer operating histories, significantly greater financial and marketing resources. These competitors may be able to undertake more extensive marketing campaigns for their services, adopt more aggressive pricing policies and make more attractive offers to potential employees, partners, and potential customers. Further, our competitors and potential competitors may develop technologies that are superior to ours, or that achieve greater market acceptance than our own.

OUR INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    Our success is dependent upon proprietary software technology, research methods, data analysis techniques, and internal systems and procedures that we have developed to address client and Internet-based market research needs. Our intellectual property is essential to our success and we rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality and license agreements with our employees, clients, independent contractors and other third parties to further protect our proprietary rights, software and procedures. We currently have two patents pending. One pending patent covers a multi-location and multi-language registration and polling system being placed on a variety of websites. Our other pending patent covers our CONCEPTLOC encryption system. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available.


    Under the terms of our acquisition of Louis Harris and Associates, we purchased the HARRIS name, including the HARRIS POLL, for global use except for use in Europe and the European portion of the former Soviet Union. The prior owner of Louis Harris and Associates sold the HARRIS name for use in Europe and the European portions of the former Soviet Union. Accordingly, we have adopted and intend to promote HPOL in those territories as the trademark under which we will offer and sell our Internet-based market research and polling products and services.


    We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by these licensees, licensees may take actions that might harm the value of our proprietary rights or reputation. The steps taken by us to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or other proprietary rights against us.

    In addition, there can be no assurance that third parties will not independently develop functionally equivalent or superior systems, software or procedures. We believe that our systems, software and procedures and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against us in the future or that any such claim will not require us to enter into materially adverse license agreements or result in protracted and costly litigation, regardless of the merits of such claims.

EMPLOYEES


    As of September 30, 1999, we employed a total of 755 persons on a full-time basis. We also employed 150 part-time individuals. None of our employees is represented by a collective bargaining agreement. We have not experienced any work stoppages. We consider our relationship with our employees to be good.



FACILITIES



    The following table describes our facilities:



                      APPROXIMATE
     LOCATION        SQUARE FOOTAGE            USE                        TERM OF LEASE
-------------------  --------------   ----------------------   -----------------------------------
Rochester, New York    50,000         Principal corporate      Expires June 30, 2003 with one
(Corporate Woods)                     offices                  5-year renewal option

Rochester, New York    29,600         Telephone interviewing   13,780 square foot lease expires
(Carlson Road)                        and customer             July 1, 2008 with one 3-year
                                      relationship services    renewal option; 10,600 square foot
                                      center                   lease and 5,220 square foot lease
                                                               both expire June 30, 2001 and each
                                                               has one 2-year and 4-month renewal
                                                               option and one 4-year renewal
                                                               option

New York, New York     21,000         Health and public        Expires December 31, 2004 with two
                                      policy management,       5-year renewal options
                                      project and data
                                      processing staff

Vestal, New York       5,000          Telephone interviewing   Expires December 31, 2001 with one
                                      and customer             5-year renewal option
                                      relationship services
                                      center

Boardman, Ohio         5,500          Telephone interviewing   4,300 square foot lease is a
                                      and customer             month-to- month lease; 1200 square
                                      relationship services    foot lease expires March 31, 2000
                                      center                   with one 6-month renewal option

San Francisco,         3,000          Corporate office         Expires August 31, 2004 with one
California                                                     5-year renewal option



    We lease all of our facilities and believe our current facilities are adequate to meet our needs for the foreseeable future. We believe additional or alternative facilities can be leased to meet our future needs on commercially reasonable terms.



LEGAL PROCEEDINGS



    We are not currently a defendant in any material legal proceedings. We may from time to time become a party to various legal proceedings in the ordinary course of business. These claims, even if without merit, could cause us to expend significant financial and managerial resources which could adversely affect our business operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS


    The following table sets forth certain information regarding our executive officers, key employees and directors as of September 30, 1999:



NAME                                       AGE                           POSITION(S)
----                                     --------                        -----------
EXECUTIVE OFFICERS
Gordon S. Black(a).....................     57      Chairman of the Board and Chief Executive Officer
David H. Clemm(a)......................     54      President, Chief Operating Officer and Director
Leonard R. Bayer.......................     49      Executive Vice President, Chief Technology Officer
                                                    and Director
Elizabeth K. Abbas.....................     52      Executive Vice President, International Division
Arthur E. Coles........................     56      Executive Vice President, Marketing and Business
                                                    Development
Kathy C. Lee...........................     44      Executive Vice President, Sales
Bruce A. Newman........................     45      Chief Financial Officer, Secretary and Treasurer

KEY EMPLOYEES
Rick S. Geiger.........................     42      President, Data Collection Services Division
Stephen J. Hodownes....................     40      President, Harris Consulting Division
Robert C. Kallstrand...................     56      President, Business and Consumer Research Division
Robert L. Leitman......................     52      President, Healthcare and Public Policy Research
                                                    Division
Gregory T. Novak.......................     37      President, Internet Division

DIRECTORS
Thomas D. Berman(b)(c).................     41      Director
G. Thomas Clark(b)(c)..................     61      Director
James R. Riedman(b)(c).................     40      Director


------------------------

(a) Non-voting, ex-officio member of the Compensation Committee

(b) Member of the Audit Committee

(c) Member of the Compensation Committee

EXECUTIVE OFFICERS

    GORDON S. BLACK has served as our Chairman of the Board and Chief Executive Officer since he founded Gordon S. Black Corporation in July 1975. From
July 1968 to June 1978, Dr. Black was a member of the faculty of the University of Rochester, where he was an Associate Professor with tenure. Dr. Black received a Ph.D. in Political Science from Stanford University and a B.A. degree in Political Science from Washington University.

    DAVID H. CLEMM has served as our President and Chief Operating Officer, and as a director of our company, since April 1984. From November 1981 to March 1984, Mr. Clemm worked for Bausch & Lomb, Inc., where he held a variety of senior positions as Vice President of Marketing Operations for Graphic Products and Vice President and General Manager of the Ophthalmic Instruments Division. From May 1980 to November 1981, Mr. Clemm served as Manager of Market Research at Xerox Corporation. From June 1973 to June 1979, Mr. Clemm served as manager of Financial Operations for the Branded Products Division of Pennzoil Company. Mr. Clemm received an M.B.A. from Boston University and a B.S. degree from the United States Military Academy at West Point.

    LEONARD R. BAYER has served as our Executive Vice President and Chief Technology Officer, and as a director of our company, since July 1978. From August 1976 to July 1978, Mr. Bayer worked for Practice Development Corporation where he served as Vice President of Research and Development. From
September 1975 to August 1976, Mr. Bayer was a member of the faculty of the University of Rochester School of Medicine where he taught mathematical statistics. Mr. Bayer received an M.A. degree in Statistics, a B.S. degree in Astrophysics and a B.A. degree in Mathematics from the University of Rochester.

    ELIZABETH K. ABBAS has served as our Executive Vice President of the International Division since January 1999. From October 1996 to December 1998, she served as an independent consultant to us while she resided in Japan. From June 1986 to October 1996, Dr. Abbas served as Vice President of Research of the Gordon S. Black Corporation. From June 1980 to June 1986, Dr. Abbas served as a project manager of the Gordon S. Black Corporation. Dr. Abbas received a Ph.D. degree in Education and an M.S. degree in Family and Consumption Economics from the University of Illinois and a B.A. degree in Education from Central College, Pella, Iowa.

    ARTHUR E. COLES has served as our Executive Vice President of Marketing and Business Development since June 1999. Mr. Coles was President and Chief Executive Officer of the Gordon S. Black Corporation from June 1997 to
June 1999. Prior to joining our company, Mr. Coles worked for Eastman Kodak Company, where he served as Corporate Director of Digital Strategic Planning. Mr. Coles received an M.B.A. from the Rochester Institute of Technology and a B.S. degree in Mathematics from the State University of New York at Albany.

    KATHY C. LEE has served as our Executive Vice President of Sales since
July 1999. Prior to joining our company, she spent 22 years with IBM, holding a variety of sales and sales management positions. Ms. Lee received her B.A. in Business Administration and Political Science from Albion College.

    BRUCE A. NEWMAN has served as our Chief Financial Officer, Secretary and Treasurer since January 1986. From July 1980 to January 1986, Mr. Newman served as Treasury Manager of The Case-Hoyt Corporation, a national printer. From
July 1975 to August 1978, Mr. Newman worked for Price Waterhouse. Mr. Newman received a B.A. in accounting from the State University of New York at Albany and is a Certified Public Accountant.

KEY EMPLOYEES

    RICK S. GEIGER has served as the President of our Data Collection Services Division since January 1997. Previously, Mr. Geiger worked at the E.I. Dupont Company from 1980 to 1994 in various positions, including Manufacturing Manager, Supply Chain Manager, Sales and Marketing Management. Mr. Geiger received a J.D. from the School of Law, University at Buffalo, State University of New York, an M.B.A. from the Executive Development Program at the William E. Simon Graduate School of Business at the University of Rochester and a B.S. degree in Organizational Management from Roberts Wesleyan College. Mr. Geiger is a practicing attorney in New York State.

    STEPHEN J. HODOWNES has served as the President of our Harris Consulting Division since October 1995. Prior to October 1995, Mr. Hodownes worked for Xerox Corporation in various positions, including as a director of Worldwide Loyalty Marketing, Manager of Customer Corporation Retention and Loyalty Operations and Manager of Customer Satisfaction for U.S. Operations.
Mr. Hodownes received an M.B.A. from the Executive Development Program at the University of Rochester and a B.S. degree in Computer Science from the Rochester Institute of Technology.

    ROBERT C. KALLSTRAND has served as the President of our Business and Consumer Research Division since July 1999. Mr. Kallstrand was Executive Vice President and Chief Operating Officer of Gordon S.

Black Corporation from July 1997 to July 1999. From 1986 until July 1997, he served in various executive capacities for our company. Mr. Kallstrand received B.A. degrees in Economics and Psychology from the University of Rochester.

    ROBERT L. LEITMAN has served as the President of our Health, Education and Public Policy Division since July 1999. From February 1996 to July 1999, he served as our Chief Operating Officer and served in various other executive capacities from 1991 to February 1996. Mr. Leitman received an M.S. degree in Sociology from the University of Connecticut and a B.A. degree in Sociology from the State University of New York at Stony Brook.

    GREGORY T. NOVAK has served as the President of our Internet Division since June 1999. Prior to joining our company, Mr. Novak was Vice President/General Manager of Lightning America's, a unit of GSX. Mr. Novak received an M.S. in Management from Purdue University's Krannert Business School and a B.S. in Mechanical Engineering from the University of Pittsburgh. Mr. Novak is also a graduate of General Electric's Nuclear Power Engineering Program and Corporate Analyst's Training and Development Program.

DIRECTORS


    THOMAS D. BERMAN has served as a director of our company since July 1998. Mr. Berman is an Executive Director of Brinson Partners, Inc., an investment management firm. Mr. Berman received an S.M. from Massachusetts Institute of Technology, Sloan School of Management and an S.B. degree in Electrical Engineering from Massachusetts Institute of Technology. Mr. Berman is a director of Creo Products Inc., a publicly-traded computer-to-plate prepress equipment company, and is a member of the finance committee and the compensation, nominating and corporate governance committee of its board of directors.


    G. THOMAS CLARK has served as a director of our company since October 1989. From April 1979 until his retirement in November 1996, Mr. Clark served as Senior Vice President of Finance, Secretary and Treasurer of Paychex, Inc. and currently serves on the board of directors of Paychex. Mr. Clark received a B.S. degree in Business Administration from Bucknell.


    JAMES R. RIEDMAN has served as a director of our company since
October 1989. Mr. Riedman is the President and a director of the Riedman Corporation, an insurance agency. From April 1984 to January 1987, Mr. Riedman served as senior Vice President of Transamerica Financial Systems and Concepts. Mr. Riedman also worked for the Balboa Insurance Group from January 1983 to April 1984, where he served as Director of Corporate Planning. Mr. Riedman received an M.S. degree in Risk and Insurance and Finance from the University of Wisconsin and a B.A. degree in Business Administration from the University of Notre Dame. Since June 1996, Mr. Riedman has been the Chairman and the Chief Executive Officer of the Daniel Green Company, a publicly-traded manufacturer of women's footwear. Mr. Riedman is a member of the executive and compensation committees, and an ex officio member of the audit committee of Daniel Green Company.


    Each officer serves at the discretion of our board of directors. There are no family relationships between any of our directors or executive officers.

    VOTING AGREEMENT. Under a voting agreement among our company, the holders of our preferred stock, Gordon S. Black, David H. Clemm and Leonard R. Bayer:


    - the holders of our Class A preferred stock are entitled to designate two individuals to serve as directors and, so long as BVCF III L.P., formerly Brinson Venture Capital Fund III, L.P., is a stockholder, it shall designate these individuals. Thomas D. Berman is the only current designee of BVCF III under these arrangements;

    - each of Dr. Black, Mr. Clemm and Mr. Bayer is to be elected as a director so long as he is a senior executive of our company and owns at least 50% of the common stock of our company he owned on July 1, 1998; and


    - two directors are to be elected jointly by the holders of our Class A preferred stock and by Dr. Black, Mr. Clemm and Mr. Bayer. G. Thomas Clark and James R. Riedman have been elected pursuant to this arrangement.


    This voting agreement will terminate upon the completion of this offering.

BOARD COMPOSITION

    Our board of directors consists of six directors divided into three classes with each class serving for a term of three years and such term initially expiring on the annual stockholder meeting to be held in the year set forth below:

CLASS                                  EXPIRATION                   MEMBERS
-----                                  ----------                   -------
Class I                                   2000                 Leonard R. Bayer
                                                               G. Thomas Clark

Class II                                  2001                 Thomas D. Berman
                                                               David H. Clemm

Class III                                 2002                 Gordon S. Black
                                                               James R. Riedman

    At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring.

BOARD COMMITTEES; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The audit committee of the board of directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The audit committee currently consists of Thomas D. Berman, G. Thomas Clark and James R. Riedman.

    The compensation committee of the board of directors reviews and recommends to the board of directors the compensation and benefits of all of our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Thomas D. Berman, G. Thomas Clark and James R. Riedman, with Gordon S. Black and David H. Clemm serving as non-voting, ex-officio committee members. Gordon S. Black and David H. Clemm participate in all decisions regarding salaries and incentive compensation for all employees and consultants, except that they are excluded from discussions regarding their own salary and incentive compensation.

    None of Mr. Berman, Mr. Clark or Mr. Riedman has at any time been an officer or employee of our company. Mr. Berman is an executive director of Brinson Partners, Inc., the investment advisor to the Virginia Retirement System and Brinson Map Venture Capital Fund III Trust, a member of Brinson Venture Management LLC, the investment adviser to BVCF III, L.P. and an assistant trust officer of Brinson Trust Company, the trustee for Brinson Map Venture Capital Fund III Trust. See "Certain Transactions."

    No interlocking relationship exists between our board of directors or our compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION


    Our non-employee directors, other than Thomas D. Berman, are paid a fee of $750 for each board meeting attended, and are entitled to reimbursement for expenses incurred in attending board meetings. We do not presently provide additional compensation for committee participation or special assignments of the board of directors. In September 1998, G. Thomas Clark and James R. Riedman each received options to purchase an aggregate of 28,000 shares of common stock at an exercise price per share of $0.465. The exercise price per share for these options was equal to the fair market value of the common stock on the date of grant as determined by our board of directors. See "Employee Benefit Plans--1999 Long Term Incentive Plan" for a description of options that may be granted to directors.


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director may be eliminated, except for:

    - any breach of the director's duty of loyalty to a corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

    - any transaction from which the director derived an improper personal benefit.

    Our bylaws provide that we may indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

    We intend to obtain directors' and officers' insurance providing indemnification for our directors, officers and some of our employees for certain liabilities. We believe that this insurance is necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation we paid to our Chief Executive Officer and our four other most highly compensated executive officers who earned more than $100,000 during fiscal 1999.

                           SUMMARY COMPENSATION TABLE


                                                                 ANNUAL COMPENSATION
                                                              -------------------------
NAME AND PRINCIPAL POSITION                                   SALARY ($)(1)   BONUS ($)
---------------------------                                   -------------   ---------
Gordon S. Black.............................................    $313,448       $12,514
  Chief Executive Officer
David H. Clemm..............................................     297,697        11,884
  President and Chief Operating Officer
Leonard R. Bayer............................................     266,984        10,655
  Executive Vice President and Chief Technology Officer
Arthur E. Coles.............................................     175,154        30,000
  Executive Vice President, Marketing and Business
  Development
Bruce A. Newman.............................................     122,654         5,242
  Chief Financial Officer, Secretary and Treasurer


------------------------


(1) Includes a 401(k) matching contribution of $600.



STOCK OPTION INFORMATION



    We did not grant any stock options to our Chief Executive Officer or our four other most highly compensated executive officers during fiscal 1999. We have never granted any stock appreciation rights.



    The following table sets forth information concerning stock options held as of June 30, 1999 by our Chief Executive Officer and our four other most highly compensated executive officers. No options were exercised by these officers in fiscal 1999. The value of unexercised in-the-money options at fiscal year-end is based on $3.70 per share, the assumed fair value of the common stock at June 30, 1999, less the exercise price per share.


                         FISCAL YEAR END OPTION VALUES


                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                       JUNE 30, 1999                 JUNE 30, 1999
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Gordon S. Black...............................      --            --              --            --
David H. Clemm................................   1,264,676       373,324      $4,348,814     $1,209,036
Leonard R. Bayer..............................      --            --              --            --
Arthur E. Coles...............................      56,000       112,000         187,980        375,960
Bruce A. Newman...............................     224,000       112,000         773,560        362,720



    All of Mr. Clemm's, Mr. Coles's and Mr. Newman's unvested options will vest immediately upon the closing of this offering.


EMPLOYEE BENEFIT PLANS

    STOCK OPTIONS. We have granted non-qualified stock options from time to time. In 1997, we adopted our 1997 stock option plan, which provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code and for the granting to employees and consultants of non-qualified stock options. A total of 4,499,600 shares of common stock were available for the grant of options under the plan. In connection with this offering, the 1997 stock option plan was terminated. All options issued under the plan and that remain outstanding are exercisable in accordance with their terms.

    1997 STOCK PROGRAM.  Our 1997 stock program provided for the:


    - granting to employees the right to purchase shares of common stock;

    - award of stock bonuses; and

    - our repurchase of shares of common stock issued pursuant to the plan.

    Any rights to purchase shares of common stock granted to employees under the 1997 stock program terminated 30 days from the date of grant. The aggregate number of shares of stock awarded as bonuses in any fiscal year could not exceed, based on the value of the stock as determined by the board of directors, $500,000. Each fiscal year, we undertook, but were not obligated, to repurchase that number of shares that was equal to the number of shares subject to purchase by employees and the number of shares awarded as bonuses. The 1997 stock program was terminated in connection with this offering.

    1999 LONG-TERM INCENTIVE PLAN. In September 1999, our board of directors and stockholders adopted our 1999 long-term incentive plan. We have reserved 1,250,000 shares of common stock for issuance under the plan. Pursuant to this plan, we may grant certain combinations of the following to our employees, officers and non-employee directors, or to the employees, officers and non-employee directors of our subsidiaries:

    - stock options, both incentive stock options within the meaning of
      Section 422 of the Internal Revenue Code and non-qualified stock options;

    - stock appreciation rights;

    - restricted or unrestricted share awards; and

    - performance-based awards.

    The plan is administered by a committee appointed by our board of directors. The committee will select the individuals to whom options are granted and will specify the terms of the options.

    - INCENTIVE STOCK OPTIONS. These options may only be granted to our employees, and may not be exercised more than 10 years after the date of grant. The exercise price must be at least equal to the fair market value of our common stock on the date of grant. The purchase price of the shares issued upon exercise of these options may be paid in cash or shares of common stock having a total fair market value equal to the aggregate purchase price.

    - NON-QUALIFIED STOCK OPTIONS. These options may not be exercised more than 10 years after the date of grant. The purchase price of shares issued upon exercise of these options may be paid in cash or shares of common stock having a total fair market value equal to the aggregate purchase price.

    - STOCK APPRECIATION RIGHTS. These rights may be granted on a free-standing or tandem basis. The term of exercise will be determined by the committee, but in no event will be more than 10 years from the date of grant. These rights generally entitle the holder to receive a payment having an aggregate value equal to the product of the excess of the fair market value over the exercise price per share specified in the grant multiplied by the number of shares specified in the award. Payment by us of the amount receivable in respect of the stock appreciation right may be paid in any combination of cash and common stock.

    The 1999 long-term incentive plan provides for adjustments if a recapitalization or other change in our common stock dilutes the rights of the 1999 long-term incentive plan participants. The board has the authority to amend, suspend or terminate the plan, provided that no action may affect any awards previously made under the plan. No options or awards have been granted under this plan.

    EMPLOYEE STOCK PURCHASE PLAN. In September 1999, our board of directors and stockholders adopted an employee stock purchase plan under which a total of 500,000 shares of common stock are available for sale. The purchase plan, which is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code of 1996, is administered by our board of directors or by a committee appointed by our board. All eligible employees or eligible employees of any present or future subsidiary designated by our board may participate in the purchase plan. The purchase plan permits eligible employees to purchase shares of our common stock through payroll deductions, which may not exceed 10% of the employee's compensation, subject to certain limitations. The purchase plan will be implemented in a series of consecutive, overlapping offering periods, each approximately three months to 24 months in duration. The purchase price of each share of common stock under the purchase plan will be equal to the lesser of 85% of the closing price per share of our common stock on the Nasdaq National Market on the start date of that offering period or on the date of termination of the offering period. An employee's participation ends on the employee's termination of employment with us. The purchase plan will terminate in September 2009 unless sooner terminated by our board.

401(K) PLAN


    We have a tax-qualified employee savings plan which covers all of our employees who are at least 21 years of age, who have been employed with us for at least one year and who have at least 1,000 hours of service with us. Our employees may, however, begin making contributions to our 401(k) Plan at the beginning of the quarter following completion of three months of service. Eligible employees may defer up to 18% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. Our 401(k) Plan permits additional discretionary matching and profit sharing contributions by us on behalf of all participants in our 401(k) Plan in an amount determined by us. Matching contributions, if made, are equal to 50% of an employee's contribution, relating to the first 4%, up to a maximum annual contribution of $600. We incurred matching contribution expenses of $94,284 in fiscal 1999, $80,616 in fiscal 1997, and $72,867 in fiscal 1996. Profit sharing contributions may equal up to 15% of total annual compensation of all employees and are allocated in proportion to each employee's compensation. Our 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986 so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions by us, if any, will be deductible by us when made.

                           RELATED PARTY TRANSACTIONS



PREFERRED STOCK PRIVATE PLACEMENTS



    CLASS A PREFERRED STOCK. In July 1998, we sold an aggregate of 147,000 shares of our Class A preferred stock for an aggregate purchase price of $14.7 million or $100 per share, to BVCF III, L.P., Brinson Map Venture Capital Fund III Trust and the Virginia Retirement System.



    The following table provides information with respect to the shares of Class A preferred stock purchased by these investors:



                                                                                           MARKET VALUE
                                                                           NUMBER OF         OF COMMON
                                         TOTAL NUMBER OF                   SHARES OF           STOCK
                                            SHARES OF                        COMMON            AT AN
                                             CLASS A                        STOCK TO      ASSUMED INITIAL
                                         PREFERRED STOCK    PURCHASE     BE ISSUED UPON   PUBLIC OFFERING
                                            PURCHASED       PRICE($)       CONVERSION     PRICE OF $13.00
INVESTOR                                 ---------------   -----------   --------------   ---------------
BVCF III, L.P. ........................       17,196       $ 1,719,600       1,379,468     $ 17,933,084
Brinson Map Venture Capital Funding III
  Trust................................        2,805           280,500         225,195        2,927,535
Virginia Retirement System.............      126,999        12,699,500      10,185,661      132,413,593



The shares of Class A preferred stock will automatically convert into common stock upon the closing of this offering.



    Thomas D. Berman, a director of our company, is an executive director of Brinson Partners, Inc. Brinson Partners is the investment adviser to Brinson Map Venture Capital Fund III Trust and the Virginia Retirement System, and the managing member of Brinson Venture Management LLC, which is the investment advisor to BVCF III, L.P. Mr. Berman is also an assistant trust officer of the Brinson Trust Company, which is the trustee for Brinson Map Venture Capital Fund III Trust. Mr. Berman is a member of Brinson Venture Management LLC, which is a special limited partner of BVCF, III L.P. Mr. Berman does not have a direct ownership interest in BVCF III, L.P., Brinson Map Venture Capital Fund III Trust or the Virginia Retirement System.



    CLASS B PREFERRED STOCK. In September and October 1999, we sold an aggregate of 200,000 shares of Class B preferred stock for an aggregate purchase price of $20.0 million, or $100 per share, to Excite, Inc., Riedman Corporation, Sequel Limited Partnership II, Sequel Entrepreneur's Fund II, L.P. and
Young & Rubicam Inc. James R. Riedman, one of our directors, is the President, a director and a principal stockholder of Riedman Corporation.



    Our Class B preferred stock is automatically convertible at an initial conversion price of $7.05825 per share, which would result in the issuance of 2,833,563 shares of our common stock. The conversion price is subject to adjustment depending upon the per share initial public offering price of our common stock. The following table presents the effects on the conversion price of our Class B preferred stock if the public offering price were equal to the high, mid-point and low prices within the range shown on the cover page of this prospectus.



                                                 NUMBER OF SHARES
                                                 OF COMMON STOCK
   PUBLIC OFFERING            CONVERSION           TO BE ISSUED
        PRICE                   PRICE            UPON CONVERSION
---------------------         ----------         ----------------
       $12.00                  $6.51531             3,069,693
        13.00                   7.05825             2,833,563
        14.00                   7.60119             2,631,167

    The following table provides information with respect to the shares of Class B preferred stock sold by us:



                                                                    NUMBER OF SHARES OF
                                                                     COMMON STOCK TO BE     MARKET VALUE OF
                                     TOTAL NUMBER OF                    ISSUED UPON          COMMON STOCK
                                        SHARES OF                   CONVERSION, ASSUMING     AT AN ASSUMED
                                         CLASS B                     AN INITIAL PUBLIC      INITIAL PUBLIC
                                     PREFERRED STOCK    PURCHASE     OFFERING PRICE OF     OFFERING PRICE OF
                                        PURCHASED       PRICE($)           $13.00               $13.00
INVESTOR                             ---------------   ----------   --------------------   -----------------
Excite, Inc........................       30,000       $3,000,000          425,034            $ 5,525,442
Reidman Corporation................       10,000        1,000,000          141,678              1,841,814
Sequel Limited Partnership II......       48,374        4,837,400          685,354              8,909,602
Sequel Entrepreneur's Fund II,
  L.P..............................        1,626          162,600           23,037                299,481
Young & Rubicam Inc................      110,000       11,000,000        1,558,460             20,259,980



    The holders of Class A and Class B of preferred stock have certain registration rights. See "Description of Capital Stock--Registration Rights."



YOUNG & RUBICAM STRATEGIC ALLIANCE



    In October 1999, we entered into an agreement with Young & Rubicam pursuant to which we have agreed to provide market research products and services to Young & Rubicam and its clients.



    Under the agreement, Young & Rubicam can purchase, or arrange for its clients to purchase, any market research and polling products and services offered by us on terms no less favorable than terms offered by us to similarly situated clients.



    Young & Rubicam may receive additional shares of our common stock if we realize certain minimum levels of total revenue and Internet-related revenue as a result of work performed for Young & Rubicam and its clients during each quarter. We agreed to issue shares of our common stock to Young & Rubicam with a value equal to 10% of non-Internet revenues and 30% of Internet revenues generated by Young & Rubicam and its clients. The number of shares of our common stock to be received by Young & Rubicam will be based upon the daily average closing prices for our common stock during the relevant quarter provided the price is not less than the price paid for our common stock in this offering. If, however, the average closing price for the quarter is less than the price paid for our common stock in this offering, Young & Rubicam will receive cash instead of shares of our common stock. Any shares of common stock issued by us to Young & Rubicam will have registration rights. As part of the agreement, Young & Rubicam and its clients own the data received as part of our custom research services and we will continue to own the data which comprises part of our multi-client products.



MARKET FACTS EQUITY INVESTMENT



    In April 1999, Market Facts, Inc. purchased 1,092,980 shares of our common stock for an aggregate purchase price of $4.1 million or $3.77 per share. If Market Facts had purchased the shares of common stock at the assumed initial public offering price of $13.00 per share, it would have paid an aggregate purchase price of $14.2 million.


CONFIDENTIALLY AND NON-COMPETITION AGREEMENTS WITH EXECUTIVE OFFICERS

    In September 1999, we entered into agreements with Gordon S. Black, David H. Clemm and Leonard R. Bayer. These agreements include confidentiality and non-competition provisions, and obligate each of these executive officers to transfer to us any inventions developed by them during their employment with us and prohibits each of them from competing with us for a period of one year after their termination of employment. The agreements also provide that, in the event we terminate

Dr. Black's, Mr. Clemm's or Mr. Bayer's employment without cause, he is entitled to receive severance benefits equal to:

    - his base salary in effect before the date of his termination;

    - the average of his annual incentive bonus for the past three years;

    - his accrued and unused vacation time;

    - his expenses incurred on our behalf; and

    - insurance benefits for two years following the date of termination.

OTHER TRANSACTIONS


    REPURCHASE OF COMMON STOCK. In connection with the sale of our Class A preferred stock on July 7, 1998 we repurchased an aggregate of 2,382,296 shares of our common stock. We repurchased 1,530,592 shares of common stock from Gordon
S. Black, our Chief Executive Officer, for an aggregate redemption price of $1,927,450 or $1.26 per share and 765,324 shares of common stock from Leonard R. Bayer, our Executive Vice President, for an aggregate redemption price of $963,761 or $1.26 per share.



    LOAN TO OFFICER.  In May 1993, we made a personal loan of $70,000 to Gordon
S. Black, our Chairman and Chief Executive Officer. The loan was collateralized by a pledge of 700,000 shares of our common stock that he owned. The loan bore interest at a rate equal to the lowest rate of interest permitted by the Internal Revenue Code (5.1% at the time of repayment) so as to avoid imputation of interest. The outstanding principal balance of the loan at June 30, 1998 was $42,500. The loan was fully paid in fiscal 1999.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information with respect to the beneficial ownership of our common stock, as of September 30, 1999, and as adjusted to reflect the sale of common stock offered by us in this offering, for:


    - each person who we know beneficially owns more than 5% of the common stock;

    - each of our directors;

    - each executive officer named in the Summary Compensation Table; and

    - all of our directors and executive officers as a group.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o Harris Interactive Inc., 135 Corporate Woods, Rochester, New York 14623. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock issuable upon conversion of all outstanding preferred stock and shares of common stock underlying options held by such person that are exercisable within 60 days of September 30, 1999. These shares, however, are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 25,614,811 shares of common stock outstanding as of September 30, 1999, and 31,414,811 shares of common stock outstanding after completion of this offering. The numbers shown in the table assume no exercise by the underwriters of their over-allotment option.



                                                                                   PERCENTAGE OF SHARES
                                              TOTAL NUMBER    NUMBER OF SHARES      BENEFICIALLY OWNED
                                               OF SHARES     BENEFICIALLY OWNED    ---------------------
                                              BENEFICIALLY   INCLUDES SECURITIES    BEFORE       AFTER
                                                 OWNED       UNDERLYING OPTIONS    OFFERING    OFFERING
                                              ------------   -------------------   ---------   ---------
5% STOCKHOLDERS:
Brinson Partners Inc. (1)...................   11,790,324           --                46.0%       37.5%
Young & Rubicam Inc. (2)....................    1,558,460                              6.1%        5.0%

DIRECTORS AND EXECUTIVE OFFICERS:
Gordon S. Black (3)(8)......................    3,287,900           --                12.8%       10.5%
David H. Clemm (4)(8).......................    1,081,332           1,638,000         10.0%        8.2%
Leonard R. Bayer (5)(8).....................    3,133,060           --                12.2%       10.0%
Bruce A. Newman.............................       79,156             336,000          1.6%        1.3%
Arthur E. Coles.............................       14,924             168,000         *           *
Thomas D. Berman (6)(8).....................      --                --               --
G. Thomas Clark (8).........................                           28,000         *           *
James R. Riedman (7)(8).....................      141,678              28,000         *           *
Directors and Executive Officers as a group
  (ten persons).............................    7,852,262           2,282,000         36.3%       30.1%


------------------------

*   Less than 1%


(1) Represents shares to be issued upon conversion of 147,000 shares of our Class A preferred stock. Includes 10,185,661 shares issuable upon conversion to the Virginia Retirement System, 225,195 shares issuable upon conversion to Brinson Map Venture Capital Fund III Trust and 1,379,468 shares issuable upon conversion to BVCF III, L.P. Brinson Partners, Inc. acts as investment adviser to the Virginia Retirement System and Brinson Map Venture Capital Fund III Trust and has sole voting and investment power over their shares. Brinson Partners, Inc. is also the managing member of Brinson Venture Management LLC, the investment advisor to BVCF III, L.P., which has sole voting and investment power over BVCF III, L.P.'s shares. The address of BVCF III, L.P., Brinson Map Venture Capital Fund III Trust and the Virginia Retirement System is c/o Brinson Partners, Inc., 209 South LaSalle, Chicago, Illinois 60604.



(2) Represents shares of common stock to be issued upon conversion of 110,000 shares of our Class B preferred stock.



(3) Includes 364,000 shares held by Lonny H. Dolin, Dr. Black's wife.



(4) Includes 42,000 shares held by Jean Clemm, Mr. Clemm's wife, as custodian for Robert Clemm under the Uniform Transfers to Minors Act.


(5) Includes 16,800 shares held by Lorraine W. Bayer, Mr. Bayer's wife.

(6) Mr. Berman is an executive director of Brinson Partners, Inc. and in that capacity, Mr. Berman participates in investment advisory decisions with other personnel of Brinson Partners, Inc. with respect to the voting and investment power over the shares of the Virginia Retirement System and the Brinson Map Venture Capital Fund III Trust. Mr. Berman is also a member of Brinson Venture Management LLC, the investment adviser to BVCF III, L.P. and, by virtue of carried interest fee arrangements between Brinson Venture Management LLC and BVCF III, L.P., may be deemed to have an indirect pecuniary interest in the common stock owned by BCVF III, L.P. Mr. Berman is also an assistant trust officer of the Brinson Trust Company, which is the trustee for Brinson Map Venture Capital Fund III Trust. Mr. Berman disclaims beneficial ownership of the shares owned by these entities, except to the extent of his pecuniary interest, if any.


(7) Mr. Riedman is the President, director and a principal stockholder of Riedman Corporation. Riedman Corporation is the owner of 10,000 shares of our Class B preferred stock, which will convert into 141,678 shares of our common stock upon the closing of this offering.



(8) Director.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.01 par value.


    The following summary of the rights of the common stock and preferred stock describes the material provisions of each class, but does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation and bylaws which are included as exhibits to the registration statement of which this prospectus is a part and by the provisions of Delaware law.


COMMON STOCK


    After giving effect to the conversion of all previously outstanding preferred stock, including Class B preferred stock issued in October 1999, into shares of common stock, as of September 30, 1999, there were 25,614,811 shares of common stock outstanding held of record by approximately 70 stockholders. After giving effect to the sale of common stock in the offering, there will be 31,414,811 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants.



    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as required under Delaware law or the rules of the Nasdaq National Market, the rights of stockholders may not be modified otherwise than by a vote of a majority or more of the shares outstanding. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are duly authorized, fully paid and non-assessable, and the shares of common stock to be issued in the offering will be duly authorized, fully paid and non-assessable.


PREFERRED STOCK


    Upon the consummation of this offering, the 147,000 shares of our Class A preferred stock outstanding will automatically convert into a total of 11,790,324 shares of common stock and the 200,000 shares of our Class B preferred stock outstanding will automatically convert into a total of 2,833,563 shares of our common stock.



    After the closing of this offering and pursuant to our restated certificate of incorporation, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences and privileges, which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, there are no plans to issue any of the 5,000,000 shares of preferred stock.

COMMON STOCK WARRANTS

    Upon completion of the offering, we will have warrants outstanding to purchase an aggregate of 216,608 shares of common stock, exercisable at an exercise price of $1.50 per share. Each warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of our stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The warrants expire in November 2003.

REGISTRATION RIGHTS


    After the closing of this offering, the holders of 14,623,887 shares of common stock will be entitled to have their shares registered under the Securities Act of 1933. In addition, Young & Rubicam has registration rights with respect to shares of common stock that may be issued to it as commissions for market research business generated by it or its clients. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stockholders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include their shares as part of that registration. Holders of registration rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Further, holders may require us to file registration statements on Form S-3 at our expense when we are eligible to use that form. All registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in the registration.



CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE


    Provisions of our restated certificate of incorporation and bylaws, to be effective following the offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

    - divide our board of directors into three classes serving staggered three-year terms;

    - eliminate the right of stockholders to act by written consent without a meeting; and


    - allow us to issue preferred stock without any vote or further action by stockholders.


    The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or may make it more difficult for stockholders to take certain corporate actions. An amendment of the provisions relating to the staggered board or the elinimation of the prohibition to act by written consent would require approval by holders of at least 66 2/3% of the outstanding common stock.

    In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested stockholder, unless:

    - prior to the date of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

    - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering, there has been no market for the common stock. Future sales of substantial amounts of our common stock in the public market following the offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital in the future.


    Upon completion of this offering, we will have outstanding an aggregate of 31,414,811 shares of common stock, assuming that the underwriters do not exercise their over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 5,800,000 shares sold in this offering will be freely tradable without registration or further restriction under the Securities Act, unless such shares are purchased by our officers, directors or principal shareholders. The remaining 25,614,811 shares of common stock outstanding upon completion of this offering and held by existing stockholders will be restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701, the limitations of which are summarized below.


LOCK UP AGREEMENTS


    Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. All of our officers, directors, and other stockholders who beneficially owned more than one percent of our capital stock prior to this offering have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them, or later acquired by them, or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without an exemption from, or without the prior written consent of, Lehman Brothers Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 and 701, 25,025,243 additional shares will be eligible for sale beginning 181 days after the effective date of this offering, subject to the requirements of Rule 144.



    Of the remaining restricted shares, 406,056 will be eligible for sale immediately upon the effective date of this offering pursuant to Rule 144(k), and 183,512 will be eligible for sale pursuant to Rule 144 and Rule 701 beginning 91 days after the effective date of this offering.


RULE 144

    In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    - 1% of the number of shares of common stock then outstanding, which will equal approximately 314,148 shares immediately after this offering; or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.


    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a stockholder who is not deemed to have been our "affiliate" at any time during the 90 days preceding a sale by the stockholder, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell the shares, without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

WARRANTS, STOCK OPTIONS AND EMPLOYEE COMMON STOCK PURCHASES


    As of September 30, 1999, there were outstanding warrants to purchase 216,608 shares of common stock and options to purchase 4,937,800 shares of common stock, of which 2,085,272 options were fully vested. The common stock underlying these warrants and options will be eligible for sale subject to the requirements of Rule 144 or Rule 701.



    An additional 1,250,000 shares are reserved for issuance under our 1999 long term incentive plan and additional 500,000 shares are reserved under our 1999 employee stock purchase plan. We intend to file registration statements under the Securities Act covering the shares of common stock reserved for issuance under our 1997 and 1999 stock option plans and our 1999 employee stock purchase plan. The registration statements are expected to be filed 90 days after the registration statement covering the shares of common stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of the 180-day lock-up period, be available for sale in the open market, except to the extent that such shares are subject to our vesting schedules.


PREFERRED STOCK


    Holders of 14,623,887 shares of common stock issuable upon conversion of our Class A and Class B preferred stock are entitled to registration rights with respect to these shares for resale under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, these sales could harm the market price for our common stock. These registration rights may not be exercised prior to the expiration of the 180 days from the date of this prospectus. See "Description of Capital Stock--Registration Rights."


RULE 701

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

    We have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Lehman Brothers Inc.

                                  UNDERWRITING

    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., U.S. Bancorp Piper Jaffray Inc., Volpe Brown Whelan & Company, LLC, and E*OFFERING Corp. are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:


                                                              NUMBER OF
                        UNDERWRITERS                            SHARES
                        ------------                          ----------
Lehman Brothers Inc. .......................................
U.S. Bancorp Piper Jaffray Inc. ............................
Volpe Brown Whelan & Company, LLC...........................
E*OFFERING Corp.............................................
                                                              ----------
  Total.....................................................   5,800,000
                                                              ==========


    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.


    The following table shows the per share and total public offering prices, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. The underwriting discount in our offering is calculated as seven percent of the initial price of the shares of common stock to be sold in the offering. The underwriting discount was determined by reference to the underwriters' experience with transactions of this type and companies in similar industries and through discussions between the underwriters and our management. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 870,000 additional shares.



                                                                   TOTAL
                                                        ---------------------------
                                           PER SHARE    NO EXERCISE   FULL EXERCISE
                                           ----------   -----------   -------------
Public offering price....................  $            $              $
Underwriting discount....................
Underwriters expense reimbursement in
  connection with the sale of our common
  stock to our online panalists,
  employees and business associates......
Proceeds before expenses to us...........



    We estimate that the total expenses of the offering, excluding underwriting discounts, commissions and expense reimbursements, will be approximately $750,000.

    The following table details these expenses. All amounts shown are estimates, with the exception of the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.



SEC registration fee........................................  $ 25,960
NASD filing fee.............................................     9,838
Nasdaq National Market listing fee..........................    95,000
Legal fees and expenses.....................................   250,000
Accounting fees and expenses................................   200,000
Printing and engraving fees.................................   150,000
Blue Sky fees and expenses..................................     5,000
Transfer agent and registrar fees and expenses..............    10,000
Miscellaneous...............................................     4,202
                                                              --------
    Total...................................................  $750,000
                                                              ========



    In connection with this offering, we have agreed to pay The Wallach Company $150,000 as a finder's fee for its assistance in introducing us to the underwriters.


    The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling concession not in
excess of $         per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $         per share to brokers and
dealers. After the offering, the underwriters may change the offering price and other selling terms.


    We have granted to the underwriters an option to purchase up to an aggregate of 870,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.



    We have agreed that, without the prior consent of Lehman Brothers Inc. for a period of 180 days from the date of this prospectus, we will not directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock. All of our executive officers and directors and other stockholders who beneficially own more than one percent of our capital stock prior to this offering have agreed under lock-up agreements that, without an exemption from, or without the prior written consent of, Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that they may own, or later acquire, or which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

    Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the primary factors considered in such negotiation are:



    - the prevailing market conditions,


    - our historical performance and capital structure,

    - estimates of our business potential and earning prospects,

    - an overall assessment of our management and

    - the consideration of the above factors in relation to market valuation of companies in related businesses.

    We will list our common stock for quotation on the Nasdaq National Market under the symbol "HPOL."


    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.


    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.


    The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.


    The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

    Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.


    A copy of the prospectus in electronic format will be made available on the Internet website hosted by E*OFFERING Corp. and E*TRADE Securities, Inc. E*TRADE will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE exceeds the amount of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer.



    At our request, the underwriters have reserved up to 5% of the shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These business associates are current and former clients, vendors, suppliers and other individuals who, in the judgment of our management, have contributed to our success. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. In addition to the 5% of the shares of common stock that have been reserved as described above, E*OFFERING Corp. has reserved up to 250,000 shares for sale to some of our panelists on the same terms and conditions. The number of shares available for sale to customers of E*OFFERING Corp. will be reduced to the extent these persons purchase their reserved shares.


                                 LEGAL MATTERS

    Harris Beach & Wilcox, LLP, Rochester, New York will pass upon the validity of the common stock that we are selling in this offering. O'Melveny & Myers LLP, New York, New York will pass upon legal matters for the underwriters. Beth Ela Wilkens, a partner of Harris Beach & Wilcox, LLP, holds options to purchase 28,000 shares of our common stock.

                                    EXPERTS

    Our consolidated balance sheets as of June 30, 1998 and 1999 and our consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended June 30, 1999 have been included in this prospectus and in the registration statement in reliance upon the reports of PricewaterhouseCoopers, LLP, independent accountants, appearing elsewhere, and upon the authority of PricewaterhouseCoopers, LLP as experts in accounting and auditing.

                        CHANGE IN PRINCIPAL ACCOUNTANTS

    In May 1998, we dismissed KPMG LLP and engaged PricewaterhouseCoopers, LLP as our independent accountants. The selection of PricewaterhouseCoopers, LLP as our independent accountants was ratified by the Board of Directors in October 1998. KPMG LLP's report on our consolidated financial statements for fiscal 1997 (which does not appear in this prospectus) did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 1997, we had no disagreement with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to their satisfaction, would have caused them to make reference in connection with their report on our consolidated financial statements. KPMG LLP did not issue a report on our consolidated financial statements for fiscal 1998 or 1999.

    During fiscal 1998, we discussed with KPMG LLP the accounting treatment for database development costs and requested that KPMG consider whether capitalization and amortization of all or any significant portion of those costs would be appropriate. KPMG LLP advised us that generally accepted accounting principles require expensing such costs as incurred. We inquired of KPMG LLP whether there was any flexibility with respect to the accounting treatment and, after considerable additional discussion, KPMG LLP confirmed its original advice. Because this involved a matter of generally accepted accounting principles, if KPMG LLP had continued as the company's independent accountants without resolution of the issue to their satisfaction, it would have caused KPMG LLP to qualify its opinion regarding this matter in its report on our consolidated financial statements for fiscal 1998. The matter was not pursued further with KPMG LLP. We subsequently retained PricewaterhouseCoopers, LLP to replace KPMG LLP as our independent accountants in connection with the audit of our consolidated financial statements for fiscal 1998. KPMG LLP was authorized to respond fully to any inquiries of PricewaterhouseCoopers concerning this subject matter. PricewaterhouseCoopers, LLP confirmed the advice of KPMG LLP regarding the expensing of database development costs, and our consolidated statements appearing elsewhere in this prospectus reflect this treatment.

                             AVAILABLE INFORMATION


    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract, agreement or other document filed as an exhibit are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.


    You may inspect a copy of the registration statement without charge at the Public Reference Room of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Securities and Exchange Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is HTTP://WWW.SEC.GOV.

    As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

    We intend to furnish holders of the common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Accountants...........................    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statements of Stockholders' Equity.............    F-5

Consolidated Statements of Cash Flows.......................    F-6

Notes to Consolidated Financial Statements..................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
Harris Interactive Inc.



    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Harris Interactive Inc. (the Company) and its subsidiaries at June 30, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICEWATERHOUSECOOPERS LLP



Rochester, New York
September 1, 1999, except as to Note 16, which is as of September 7, 1999

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                                      JUNE 30,
                                                              ------------------------   SEPTEMBER 30,    PRO FORMA
                                                                 1998         1999           1999         (NOTE 2)
                                                              ----------   -----------   -------------   -----------
                                                                                                 (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    3,751   $   108,161    $   313,371    $19,313,371
  Accounts receivable.......................................   3,918,278     5,989,164      7,245,834      7,245,834
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................   1,249,129     1,705,943      2,404,949      2,404,949
  Prepaid expenses..........................................      64,432        82,728        154,235        154,235
  Deferred income taxes.....................................     191,000        29,000         29,000         29,000
  Income taxes receivable...................................     786,361        41,633         47,823         47,823
  Loan to officer...........................................      42,500
  Other current assets......................................                                  313,599        313,599
                                                              ----------   -----------    -----------    -----------
      Total current assets..................................   6,255,451     7,956,629     10,508,811     29,508,811
Property, plant and equipment, net..........................   1,814,326     5,028,785      7,169,061      7,169,061
Goodwill, less accumulated amortization of $249,722 in 1998,
  $353,055 in 1999, and $378,855 at September 30, 1999 which
  is unaudited..............................................   1,300,278     1,196,945      1,171,145      1,171,145
Deferred income taxes.......................................     289,000       451,000        451,000        451,000
Other assets................................................     138,735       151,535        161,530        161,530
                                                              ----------   -----------    -----------    -----------
                                                              $9,797,790   $14,784,894    $19,461,547    $38,461,547
                                                              ==========   ===========    ===========    ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installment of long-term debt.....................  $  300,000
  Accounts payable..........................................     177,712   $ 1,843,264    $ 3,719,331    $ 3,719,331
  Accrued expenses..........................................   2,648,379     1,799,980      2,505,389      2,505,389
  Short-term borrowings.....................................   2,217,920       291,300      5,000,000      5,000,000
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................   3,107,197     3,470,492      3,250,883      3,250,883
                                                              ----------   -----------    -----------    -----------
      Total current liabilities.............................   8,451,208     7,405,036     14,475,603     14,475,603
Long-term debt, excluding current installment...............     400,000
                                                              ----------   -----------    -----------    -----------
      Total liabilities.....................................   8,851,208     7,405,036     14,475,603     14,475,603
                                                              ----------   -----------    -----------    -----------
Mandatory redeemable Class A Preferred Stock................                15,876,000     16,170,000
Mandatory redeemable Class B Preferred Stock................                                1,000,000
                                                              ----------   -----------    -----------    -----------
Stockholders' equity (deficit):
  Common Stock, $.01 par value at June 30, 1998 and
    1999 and $.001 par value at September 30, 1999
    (unaudited)
  Authorized--56,000,000 and 28,000,000 shares in 1998 and
    1999 and 100,000,000 at September 30, 1999 (unaudited)
  Issued and outstanding--12,062,960 shares in 1998,
    10,870,692 shares in 1999, and 10,990,924 at September
    30, 1999 (unaudited)....................................     120,629       108,706         10,991         25,615
Additional paid-in capital..................................     492,120     4,812,824      5,805,772     40,491,148
Unamortized deferred compensation...........................                  (650,180)    (1,096,600)    (1,096,600)
Retained earnings (deficit).................................     333,833   (12,767,492)   (16,904,219)   (15,434,219)
                                                              ----------   -----------    -----------    -----------
      Total stockholders' equity (deficit)..................     946,582    (8,496,142)   (12,184,056)    23,985,944
                                                              ----------   -----------    -----------    -----------
                                                              $9,797,790   $14,784,894    $19,461,547    $38,461,547
                                                              ==========   ===========    ===========    ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                             FOR THE YEARS ENDED                 THREE MONTHS ENDED
                                                                   JUNE 30,                         SEPTEMBER 30,
                                                   ----------------------------------------   -------------------------
                                                      1997          1998           1999          1998          1999
                                                   -----------   -----------   ------------   -----------   -----------
                                                                                                     (UNAUDITED)
Revenues from services...........................  $23,326,862   $26,290,496   $ 28,965,299   $ 6,530,122   $ 9,363,949
Cost of services.................................   15,629,282    16,617,755     19,086,311     4,132,983     6,307,415
                                                   -----------   -----------   ------------   -----------   -----------
      Gross profit...............................    7,697,580     9,672,741      9,878,988     2,397,139     3,056,534
Database development expenses....................                  2,753,000      4,505,000       561,552       904,873
Selling, general and administrative expenses.....    6,390,753     9,811,788     14,400,996     2,832,012     5,913,860
                                                   -----------   -----------   ------------   -----------   -----------
      Operating income (loss)....................    1,306,827    (2,892,047)    (9,027,008)     (996,425)   (3,762,199)
                                                   -----------   -----------   ------------   -----------   -----------
Other income (deductions):
  Interest income................................       29,735         5,269        206,531        45,768           981
  Interest expense...............................     (118,583)     (166,329)       (26,202)      (23,064)      (71,509)
                                                   -----------   -----------   ------------   -----------   -----------
                                                       (88,848)     (161,060)       180,329        22,704       (70,528)
                                                   -----------   -----------   ------------   -----------   -----------
      Earnings (loss) before income taxes........    1,217,979    (3,053,107)    (8,846,679)     (973,721)   (3,832,727)
Income tax expense (benefit).....................      490,000    (1,114,000)
                                                   -----------   -----------   ------------   -----------   -----------
      Net earnings (loss)........................      727,979    (1,939,107)    (8,846,679)     (973,721)   (3,832,727)
Accrued dividends on preferred stock.............                                (1,176,000)     (294,000)     (294,000)
                                                   -----------   -----------   ------------   -----------   -----------
Net earnings (loss) available to holders of
  common stock...................................  $   727,979   $(1,939,107)  $(10,022,679)  $(1,267,721)  $(4,126,727)
                                                   ===========   ===========   ============   ===========   ===========
Basic net earnings (loss) per share..............  $       .06   $      (.16)  $      (1.01)  $      (.13)  $      (.38)
                                                   ===========   ===========   ============   ===========   ===========
  Weighted average shares outstanding--basic.....   11,741,935    11,903,256      9,955,261     9,898,177    10,911,850
                                                   ===========   ===========   ============   ===========   ===========
Diluted net earnings (loss) per share............  $       .06   $      (.16)  $      (1.01)  $      (.13)  $      (.38)
                                                   ===========   ===========   ============   ===========   ===========
  Weighted average shares outstanding--diluted...   12,371,865    11,903,256      9,955,261     9,898,177    10,911,850
                                                   ===========   ===========   ============   ===========   ===========
Pro forma basic and diluted net loss per share
  (unaudited)....................................                              $       (.36)  $      (.04)  $      (.15)
                                                                               ============   ===========   ===========
Pro forma basic and diluted weighted average
  shares outstanding (unaudited).................                                24,579,148    24,522,064    25,535,737
                                                                               ============   ===========   ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY



                                                     COMMON STOCK
                                                      OUTSTANDING        ADDITIONAL   UNAMORTIZED      RETAINED         TOTAL
                                                 ---------------------    PAID-IN       DEFERRED       EARNINGS     STOCKHOLDERS'
                                                   SHARES      AMOUNT     CAPITAL     COMPENSATION    (DEFICIT)        EQUITY
                                                 ----------   --------   ----------   ------------   ------------   -------------
Balance at June 30, 1996.......................  11,793,096   $117,931                               $  1,544,961   $  1,662,892
Issuance of common stock.......................     276,332      2,763   $   71,442                                       74,205
Purchase and retirement of common stock from a
  related party................................    (306,768)    (3,068)     (69,570)                                     (72,638)
Net earnings...................................                                                           727,979        727,979
                                                 ----------   --------   ----------   -----------    ------------   ------------
Balance at June 30, 1997.......................  11,762,660    117,626        1,872                     2,272,940      2,392,438
Issuance of common stock.......................     314,664      3,147       87,031                                       90,178
Purchase and retirement of common stock........     (14,364)      (144)      (6,535)                                      (6,679)
Compensation expense on stock options issued...                             409,752                                      409,752
Net loss.......................................                                                        (1,939,107)    (1,939,107)
                                                 ----------   --------   ----------   -----------    ------------   ------------
Balance at June 30, 1998.......................  12,062,960    120,629      492,120                       333,833        946,582
Purchase and retirement of common stock........  (2,382,296)   (23,823)    (492,120)                   (2,484,048)    (2,999,991)
Issuance costs incurred on preferred stock.....                                                          (594,598)      (594,598)
Issuance of common stock.......................   1,190,028     11,900    4,146,960                                    4,158,860
Deferred compensation on stock options issued
  (but not vested).............................                             665,864   $  (665,864)                            --
Amortization of deferred
  compensation.................................                                            15,684                         15,684
Accrued dividends on preferred stock...........                                                        (1,176,000)    (1,176,000)
Net loss.......................................                                                        (8,846,679)    (8,846,679)
                                                 ----------   --------   ----------   -----------    ------------   ------------
Balance at June 30, 1999.......................  10,870,692   $108,706   $4,812,824   $  (650,180)   $(12,767,492)  $ (8,496,142)

(UNAUDITED)
Issuance costs incurred on preferred stock.....                                                           (10,000)       (10,000)
Exercise of stock warrants.....................      44,352        444       66,242                                       66,686
Conversion to $.001 par value stock............                (98,235)      98,235                                           --
Issuance of common stock.......................      75,880         76      280,951                                      281,027
Deferred compensation of stock options issued
  (but not vested).............................                             547,520      (547,520)                            --
Amortization of deferred
  compensation.................................                                           101,100                        101,100
Accrued dividends on preferred stock...........                                                          (294,000)      (294,000)
Net loss.......................................                                                        (3,832,727)    (3,832,727)
                                                 ----------   --------   ----------   -----------    ------------   ------------
Balance at September 30, 1999..................  10,990,924   $ 10,991   $5,805,772   $(1,096,600)   $(16,904,219)  $(12,184,056)
                                                 ==========   ========   ==========   ===========    ============   ============



  The accompanying notes are an integral part of these consolidated financial statements.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                              FOR THE YEARS ENDED                THREE MONTHS ENDED
                                                                   JUNE 30,                         SEPTEMBER 30,
                                                    ---------------------------------------   -------------------------
                                                       1997          1998          1999          1998          1999
                                                    -----------   -----------   -----------   -----------   -----------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss).............................  $   727,979   $(1,939,107)  $(8,846,679)  $  (973,721)  $(3,832,727)
  Adjustments to reconcile net earnings (loss) to
    net cash provided by (used in) operating
    activities--
    Depreciation and amortization.................      639,924       782,649     1,261,141       286,500       763,200
    Amortization of deferred compensation.........                                   15,684                     101,100
    Deferred income taxes.........................      (29,000)     (385,000)
    (Increase) decrease in--
      Accounts receivable.........................   (1,521,032)      305,715    (2,070,886)     (225,062)   (1,256,670)
      Costs and estimated earnings in excess of
        billings on uncompleted contracts.........   (1,260,673)      681,339      (456,814)     (558,550)     (699,006)
      Prepaid expenses............................       38,710        (6,002)      (18,296)      (14,047)      (71,507)
      Income taxes receivable.....................                   (786,361)      744,728        (9,950)       (6,190)
      Other current assets........................                                                             (313,599)
      Other assets................................      (12,009)      (12,260)      (12,800)                     (9,995)
      Increase (decrease) in--
        Accounts payable..........................      192,404      (304,395)    1,665,552       421,265     1,876,067
        Accrued expenses..........................      505,086     1,076,374      (848,399)   (1,416,225)      705,409
        Income taxes payable......................      206,952      (221,411)
        Billings in excess of costs and estimated
          earnings on uncompleted contracts.......      559,527      (227,071)      363,295       195,388      (219,609)
                                                    -----------   -----------   -----------   -----------   -----------
        Net cash provided by (used in) operating
          activities..............................       47,868    (1,035,530)   (8,203,474)   (2,294,402)   (2,963,527)
                                                    -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Repayment (borrowings) of loan to officer.......       17,500       (25,000)       42,500        42,500
  Capital expenditures............................     (689,255)     (976,971)   (4,372,267)     (448,165)   (2,877,676)
                                                    -----------   -----------   -----------   -----------   -----------
        Net cash used in investing activities.....     (671,755)   (1,001,971)   (4,329,767)     (405,665)   (2,877,676)
                                                    -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Principal payments under long-term debt.........     (720,783)     (400,000)     (700,000)     (700,000)
  Increase (decrease) in short-term borrowings....      618,600     1,599,320    (1,926,620)   (2,217,920)    4,708,700
  Net proceeds from issuance of preferred stock...                               14,105,402    14,105,402       990,000
  Repurchase of common stock......................      (72,638)       (6,679)   (2,999,991)   (2,999,991)
  Issuance of common stock and stock options......       74,205       499,930     4,158,860                     347,713
                                                    -----------   -----------   -----------   -----------   -----------
        Net cash (used in) provided by financing
          activities..............................     (100,616)    1,692,571    12,637,651     8,187,491     6,046,413
                                                    -----------   -----------   -----------   -----------   -----------
Net (decrease) increase in cash and cash
  equivalents.....................................     (724,503)     (344,930)      104,410     5,487,424       205,210
Cash and cash equivalents at beginning of year....    1,073,184       348,681         3,751         3,751       108,161
                                                    -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of year..........  $   348,681   $     3,751   $   108,161   $ 5,491,175   $   313,371
                                                    ===========   ===========   ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid (received) during the year for:
  Interest........................................  $   133,583   $   171,329   $    34,952   $    31,814   $    71,509
                                                    ===========   ===========   ===========   ===========   ===========
  Income taxes....................................  $   378,048   $   255,574   $  (748,117)  $     9,950   $     6,190
                                                    ===========   ===========   ===========   ===========   ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



1. BUSINESS



    Harris Interactive Inc. and Subsidiaries (the Company) is a marketing research, consulting and polling firm. The Company conducts work in a number of specialized areas: Commercial Market Research, Media Research and Polling, Health Care Research and Customer Satisfaction Research, employing various methods of data collection, including using their exclusive panel of on-line panalist(s) for both custom and multi-client projects.



    The Company includes the accounts of Gordon S. Black Corporation (GSBC), GSBC Ohio Corporation, with principal operations located in Youngstown, Ohio and Louis Harris & Associates, Inc. (LHA), with principal operations located in New York, New York. During fiscal 1999, the Company changed its name from Harris Black International, Ltd. to Harris Interactive Inc.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    PRINCIPLES OF CONSOLIDATION



    The accompanying consolidated financial statements include the accounts of GSBC, GSBC Ohio Corporation and LHA. All intercompany balances and transactions have been eliminated in consolidation.



    UNAUDITED PRO FORMA BALANCE SHEET



    The Company's Class A and Class B Preferred Stock automatically converts into Common Stock concurrent with the closing of an initial public offering (Note 11). Accordingly, the unaudited pro forma balance sheet has been presented on a basis to give effect to the automatic conversion of such stock as of the closing date of the initial public offering.



    INTERIM RESULTS (UNAUDITED)



    The interim financial statements as of September 30, 1999 and for the three months ended September 30, 1999 and 1998 are unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the interim periods. The operating results for the three months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year ending June 30, 2000.



    CASH AND CASH EQUIVALENTS



    Cash equivalents include marketable securities with original maturities of three months or less.



    FIXED ASSETS



    Fixed assets are stated at cost. Depreciation of fixed assets is calculated on the straight-line or accelerated methods over the estimated useful lives of the assets, which are generally 3 to 7 years. Leasehold improvements are amortized on the straight-line method over the estimated useful life of the assets or lease term, whichever is shorter.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    GOODWILL



    Goodwill, which represents the excess of the purchase price over fair value of LHA's net assets acquired, is amortized on a straight-line basis over 15 years. The Company evaluates goodwill and all long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In completing this evaluation, the Company compares its best estimate of future cash flows with the respective carrying value of goodwill. If undiscounted cash flows do not exceed the recorded value of goodwill, an impairment is recognized to reduce the carrying value based on the expected discounted cash flows of the business unit. There were no impairment charges recorded during 1997, 1998 or 1999. Amortization expense amounted to $103,333 in each of the fiscal years ended 1997, 1998 and 1999, respectively.



    REVENUE RECOGNITION



    The Company recognizes revenue from services principally on the percentage of completion method in the ratio that costs incurred bears to estimated cost at completion. Revenues include amounts billed to customers to cover subcontractor costs and other direct expenses. Provision for estimated contract losses, if any, is made in the period such losses are determined.



    INTERNET DATABASE DEVELOPMENT EXPENSES



    The Company is in the process of developing a database of e-mail addresses through a strategic alliance formed with a marketing services firm. The Company is using these addresses to conduct marketing research, polling and surveys on behalf of its customers. The costs to acquire these addresses and other external database development costs approximated $2.8 million and $4.5 million in fiscal 1998 and 1999, respectively. Such costs have been classified as database development expenses in the consolidated statement of operations and are expensed as incurred.



    USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    FAIR VALUE OF FINANCIAL INSTRUMENTS



    Cash, accounts receivable and Preferred Stock are valued at their carrying or redemption amounts, which are reasonable estimates of their fair value. The carrying value of the note payable and short-term borrowings approximates fair value, as the interest rate on this debt approximates market rates at June 30, 1998 and 1999. The fair value of all other financial instruments approximates cost.



    CONCENTRATION OF CREDIT RISK



    Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of accounts receivable as well as costs and estimated earnings in excess of billings on

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


uncompleted contracts. The Company performs ongoing credit evaluations of its customers' financial condition and based upon the existing client portfolio and limited historical write-offs, management believes that a reserve for doubtful accounts is not considered necessary.



    INCOME TAXES



    The Company accounts for income taxes using the asset and liability approach which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.



    This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and net operating loss and tax credit carryforwards.



    RECENT PRONOUNCEMENTS



    In March 1998, the AICPA issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires companies to capitalize certain costs of computer software developed or obtained for internal use, provided that those costs are not research and development. The Company adopted the provisions of SOP 98-1 in fiscal 2000.



    RECLASSIFICATIONS



    It is the Company's policy to reclassify amounts in prior year's financial statements to conform with the current year's presentation.



3. CONTRACTS IN PROGRESS



    Accumulated costs and estimated earnings and billings on contracts in progress at June 30 follows:



                                                        1998          1999
                                                     -----------   -----------
Accumulated costs and estimated earnings...........  $ 6,368,573   $ 6,407,993
  LESS--Billings...................................   (8,226,641)   (8,172,542)
                                                     -----------   -----------
                                                     $(1,858,068)  $(1,764,549)
                                                     ===========   ===========

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



3. CONTRACTS IN PROGRESS (CONTINUED)


    Contracts in progress are included in the accompanying balance sheets under the following captions:



                                                        1998          1999
                                                     -----------   -----------
Costs and estimated earnings in excess of billings
  on uncompleted contracts.........................  $ 1,249,129   $ 1,705,943
Billings in excess of costs and estimated earnings
  on uncompleted contracts.........................   (3,107,197)   (3,470,492)
                                                     -----------   -----------
                                                     $(1,858,068)  $(1,764,549)
                                                     ===========   ===========



4. LOAN TO OFFICER



    The Company made a demand loan of $70,000 to an officer of the Company with an outstanding balance of $42,500 at June 30, 1998. This loan was collateralized by 700,000 shares of Company stock held by the officer. The loan was fully repaid in fiscal 1999.



5. PROPERTY, PLANT AND EQUIPMENT



    Property, plant and equipment consists of the following:



                                                             JUNE 30,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Furniture and fixtures.............................  $   832,088   $ 1,393,560
Equipment..........................................    3,441,165     6,435,848
Leasehold improvements.............................      771,562     1,587,674
                                                     -----------   -----------
                                                       5,044,815     9,417,082
  LESS--Accumulated depreciation...................   (3,230,489)   (4,388,297)
                                                     -----------   -----------
                                                     $ 1,814,326   $ 5,028,785
                                                     ===========   ===========



    Depreciation expense amounted to $536,591, $679,316 and $1,157,808 in fiscal years 1997, 1998 and 1999, respectively.



    The Company has several noncancelable operating leases for office space and office equipment. Future minimum lease payments under noncancelable operating leases as of June 30, 1999 are as follows:



YEARS ENDING JUNE 30:
---------------------
2000........................................................  $1,418,836
2001........................................................   1,415,437
2002........................................................   1,295,709
2003........................................................   1,149,275
2004........................................................     580,500
2005 and beyond.............................................     265,250

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



5. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)


    Total rental expense for operating leases in 1997, 1998 and 1999 was $1,173,277, $1,335,315 and $1,612,459, respectively.



6. BUSINESS SEGMENT AND GEOGRAPHICAL INFORMATION



    In 1999, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The Company operates in a single domestic market engaged principally in marketing research, consulting and polling.



    For the year ended June 30, 1999, revenues from the Company's two largest customers comprised 15% and 14% of revenues, respectively. For the year ended June 30, 1998, revenues from the two largest customers comprised 19% and 15% of revenues. For the year ended June 30, 1997, revenues from one major customer amounted to 22% of revenues.



7. ACCRUED EXPENSES



    Accrued expenses consisted of the following at June 30:



                                                          1998         1999
                                                       ----------   ----------
Internet database development expenses...............  $1,000,000
Payroll and withholding expenses.....................     754,053   $  474,233
Bonuses..............................................     665,000      838,700
Other................................................     229,326      487,047
                                                       ----------   ----------
                                                       $2,648,379   $1,799,980
                                                       ==========   ==========



8. LONG-TERM DEBT



    Long-term debt consisted of the following at June 30:



                                                           1998        1999
                                                         ---------   --------
Note payable to Gannett Co., Inc.
Interest is payable quarterly at 7 1/2%................  $ 700,000   $     --
  LESS--Current installment............................   (300,000)
                                                         ---------   --------
Long-term debt, excluding current installment..........  $ 400,000   $     --
                                                         =========   ========



    The note payable was paid in fiscal 1999.



9. LINE OF CREDIT



    The Company maintains a line of credit with a commercial bank providing borrowings up to $3,000,000 in fiscal 1998 and $1,500,000 in fiscal 1999 at prime plus 1%. The prime rate in effect at June 30, 1999 was 7.75%. Borrowings under this arrangement are due upon demand. The Company had borrowings of $2,217,920 and $291,300 under this agreement at June 30, 1998 and 1999, respectively. The line of credit is collateralized by the assets of the Company (see note 16).

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



10. INCOME TAXES



    Income tax (benefit) expense consists of:



                                             CURRENT    DEFERRED       TOTAL
                                            ---------   ---------   -----------
1999:
  Federal.................................  $      --   $      --   $        --
  State...................................
                                            ---------   ---------   -----------
                                            $      --   $      --   $        --
                                            =========   =========   ===========
1998:
  Federal.................................  $(728,300)  $(170,500)  $  (898,800)
  State...................................       (700)   (214,500)     (215,200)
                                            ---------   ---------   -----------
                                            $(729,000)  $(385,000)  $(1,114,000)
                                            =========   =========   ===========
1997:
  Federal.................................  $ 419,000   $ (29,000)  $   390,000
  State...................................    100,000          --       100,000
                                            ---------   ---------   -----------
                                            $ 519,000   $ (29,000)  $   490,000
                                            =========   =========   ===========



    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance was recorded in 1999 primarily related to federal and state net operating loss carryforwards generated for the year ended June 30, 1999. The Company continually reviews the adequacy of the valuation allowance and recognizes these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized. The components of deferred income tax assets at June 30 are presented below:



                                                          1998        1999
                                                        --------   ----------
Deferred tax assets:
  Net operating loss carryforwards....................  $191,000   $3,659,000
  Financial statement versus tax depreciation.........    64,000       62,000
  Tax credit carryforwards............................    78,000       93,000
  Compensation expense accounted for differently
    between financial reporting and tax purposes......   147,000      153,000
  Book expenses currently not deductible for tax
    purposes..........................................                 29,000
                                                        --------   ----------
        Gross deferred tax assets.....................   480,000    3,996,000
    Less--Valuation allowance.........................             (3,516,000)
                                                        --------   ----------
        Net deferred tax assets.......................  $480,000   $  480,000
                                                        ========   ==========



    The New York State and Federal net operating loss carryforwards (NOLs) of approximately $11,120,000 and $9,149,000, respectively, expire at various times through 2019.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



10. INCOME TAXES (CONTINUED)


    The differences between income taxes (benefit) at the U.S. statutory rate and the effective rate are summarized as follows:



                                             1997        1998          1999
                                           --------   -----------   -----------
Provision (benefit) at Federal statutory
  rate...................................  $414,000   $(1,038,100)  $(3,008,000)
State income taxes, net of federal income
  tax benefit............................    66,000      (141,200)     (435,000)
Book expenses not deductible for tax.....                  64,000         7,400
Other....................................    10,000         1,300       (80,400)
Valuation allowance......................                             3,516,000
                                           --------   -----------   -----------
                                           $490,000   $(1,114,000)  $        --
                                           ========   ===========   ===========



11. STOCKHOLDERS' EQUITY



    CLASS A PREFERRED STOCK



    In July 1998, the Company authorized and issued 147,000 shares of Class A Preferred Stock having a par value of $.01 per share and received proceeds in the amount of $14,700,000. Beginning November 1, 2002, the holders may redeem up to an aggregate of 49,000 shares and commencing November 1, 2004, they may redeem all shares outstanding. The redemption value of Class A Preferred Stock is equal to $100 per share plus accrued and unpaid dividends. The total redemption value of Class A Preferred Stock at June 30, 1999 in the amount of $15,876,000 is classified on the Company's balance sheet as mandatory redeemable Class A Preferred Stock and includes $1,176,000 of accrued and unpaid dividends. In the event of voluntary or involuntary liquidation of the Company, the holders of Preferred Stock are entitled to receive liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends before payment is made to holders of Common Stock. The costs associated with issuing these securities in the amount of $594,598 were charged to retained deficit due to the fact that the Class A Preferred Stock is required to be carried at redemption value.



    Dividends are cumulative from the date of issuance at an annual rate of 8% and are added to the net loss in fiscal 1999 in determining net loss per common share. Any dividends or other distributions declared with respect to Class B Preferred Stock or Common Stock will be paid to holders of the Class A Preferred Stock on an as-if converted basis.



    The Class A Preferred Stock is convertible into 11,790,324 shares of Common Stock at the option of the holders. In the event of a public offering pursuant to an effective registration statement with the Securities and Exchange Commission that results in aggregate net proceeds to the Company of not less than $25,000,000, each share of Class A Preferred Stock will be automatically converted to Common Stock of the Company.



    The holders of Class A Preferred Stock are entitled to vote upon all matters upon which holders of shares of Common Stock of the Company have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which shares of Preferred Stock are then convertible.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



11. STOCKHOLDERS' EQUITY (CONTINUED)


    CLASS B PREFERRED STOCK (UNAUDITED)



    In September 1999, the Company authorized 200,000 shares of Class B Preferred Stock having a par value of $.01 per share. The Company received proceeds of $1,000,000 from the issuance of 10,000 shares of Class B Preferred Stock on September 30, 1999.



    In October 1999, the Company received proceeds of $19,000,000 from the issuance of 190,000 shares of Class B Preferred Stock.



    During the twenty day period beginning on each of November 1, 2002 and November 1, 2003, the holders of two-thirds of the outstanding Class B Preferred Stock may request the redemption of up to 66,667 Shares. During the twenty day period beginning on November 1, 2004, the holders of a majority of the outstanding Class B Preferred Stock may request the redemption of any Shares then outstanding. The redemption value of Class B Preferred Stock is equal to $100 per share plus all accrued and unpaid dividends on or prior to December 31 of the year in which the redemption request has been made. In the event of voluntary or involuntary liquidation of the Company, the holders of Preferred Stock are entitled to receive liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends before payment is made to holders of Common Stock.



    Dividends are cumulative from the date of issuance at an annual rate of 8%. Any dividends or other distributions declared with respect to Class A Preferred Stock (except dividends payable with respect to a Non-Compliance Event) or Common Stock will be paid to holders of Class B Preferred Stock on an as-if converted basis.



    In the event of a public offering pursuant to an effective registration statement with the Securities and Exchange Commission that results in aggregate net proceeds to the Company of not less than $25,000,000, each share of Class B Preferred Stock will be automatically converted to Common Stock of the Company at an initial conversion price of $7.06 per share. In the event that an initial public offering of Common Stock is not completed on or before June 30, 2000, the conversion price will be $5.29 per share. If the initial public offering of Common Stock is completed on or before June 30, 2000, the conversion price will be calculated by multiplying the initial conversion price prior to the Public Offering by a fraction the numerator of which is fifty percent (50%) of the valuation of the Company established by the underwriters at pricing of the Public Offering (the "50% Valuation"), and the denominator of which is $200,000,000; provided, however, that in the event such 50% Valuation exceeds $250,000,000, the 50% Valuation shall be deemed to be $250,000,000 and in the event that such 50% Valuation is less than $150,000,000, the 50% Valuation shall be deemed to be $150,000,000.



    The holders of Class B Preferred Stock are entitled to vote upon all matters upon which holders of shares of Class A Preferred Stock and Common Stock of the Company have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which shares of the Class B Preferred Stock are then convertible.



    COMMON STOCK



    In 1999, the Company amended the Certificate of Incorporation to decrease the number of authorized Common Stock to 28,000,000 shares.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



11. STOCKHOLDERS' EQUITY (CONTINUED)


    At June 30, 1999 the Company has outstanding Warrants to purchase 260,960 shares of Common Stock at $1.50 per share. The Warrants expire in July 2003.



    In 1999, the Board of Directors of the Company increased the total number of shares of Common Stock authorized and reserved for issuance under its stock option plan by 1,120,000 shares to 4,499,600 shares. There were 560,000 shares available for future grant at June 30, 1999.



12. EARNINGS PER SHARE



    In 1999, the Company adopted SFAS No. 128, "Earnings per Share," which requires the disclosure of basic and diluted earnings per share. Basic earnings per share is computed based on the weighted average number of Common Shares outstanding during the period. In arriving at the net loss available to holders of Common Stock, Preferred Stock dividends of $1,176,000 were added in fiscal 1999. Diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock that then shared in the earnings of the Company.



    The table below summarizes the amounts used to calculate basic and dilutive earnings per share:


                                            1997                                      1998                          1999
                           ---------------------------------------   ---------------------------------------   --------------
                            NET EARNINGS     WEIGHTED                   NET LOSS       WEIGHTED                   NET LOSS
                            AVAILABLE TO      AVERAGE                 AVAILABLE TO      AVERAGE                 AVAILABLE TO
                             HOLDERS OF     OUTSTANDING     PER        HOLDERS OF     OUTSTANDING     PER        HOLDERS OF
                            COMMON STOCK      SHARES       SHARE      COMMON STOCK      SHARES       SHARE      COMMON STOCK
                           --------------   -----------   --------   --------------   -----------   --------   --------------
Basic net (loss) earnings
  per share..............     $727,979      11,741,935      $.06      $(1,939,107)    11,903,256     $(.16)     $(10,022,679)
Effect of dilutive stock
  options................                      629,930
                              --------      ----------                -----------     ----------                ------------
Diluted net (loss)
  earnings per share.....     $727,979      12,371,865      $.06      $(1,939,107)    11,903,256     $(.16)     $(10,022,679)
                              ========      ==========      ====      ===========     ==========     =====      ============

                                    1999
                           ----------------------
                            WEIGHTED
                             AVERAGE
                           OUTSTANDING     PER
                             SHARES       SHARE
                           -----------   --------
Basic net (loss) earnings
  per share..............   9,955,261     $(1.01)
Effect of dilutive stock
  options................
                            ---------
Diluted net (loss)
  earnings per share.....   9,955,261     $(1.01)
                            =========     ======



    All potentially dilutive securities were excluded from the above calculations for the years ended June 30, 1998 and 1999 because they were antidilutive. The equivalent weighted average share effects of Common Stock options excluded were 1,186,183 and 2,553,434 in fiscal 1998 and 1999, respectively. The weighted average potentially dilutive shares related to Preferred Stock excluded were 11,564,208 in fiscal 1999. The equivalent weighted average share effect of the outstanding Warrants excluded was 255,948 in fiscal 1999.



(UNAUDITED)



    The pro forma basic and diluted net loss per share is computed by dividing the net loss by the sum of the number of shares of Common Stock outstanding and the number of shares resulting from the automatic conversion of all outstanding shares of Preferred Stock, assuming that the Preferred Stock was outstanding for all periods for which pro forma basic and diluted net loss per share is presented, upon consummation of a public offering pursuant to an effective registration statement with the Securities and Exchange Commission. The assumed conversion of the Preferred Stock has an antidilutive effect on pro forma loss per share.

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



13. EMPLOYEE STOCK OPTION PLAN



    The Company has a nonqualified and incentive stock option plan that enables key employees and directors of the Company to purchase shares of Common Stock of the Company. The Company grants options to key employees to purchase its Common Stock, generally at fair value as of the date of grant, based upon valuations determined by management and the Board of Directors. Such valuations have been prepared by the Company, primarily on an annual basis, since June 30, 1993. Options generally vest over a period up to 3 years and expire after 10 years from the date of grant.



    During fiscal 1999, 266,000 options were granted to employees at an amount which was less than the fair value of the Common Stock as of the grant date. Accordingly, the Company recorded $665,864 in unamortized deferred compensation for such options which vest over 3 years. Compensation expense will be amortized over the vesting period and unamortized deferred compensation has been recorded as a reduction in stockholders' equity. During fiscal 1999, compensation expense recognized in the consolidated statement of operations amounted to $15,684.



    During fiscal 1998, the life was extended on 1,050,000 options. As a result, a new measurement date occurred. Accordingly, the Company recorded approximately $301,000 in compensation expense for such options which were fully vested.



    Also during fiscal 1998, 980,000 options were granted to employees at an amount which was less than the fair value of the Common Stock as of the grant date. Accordingly, the Company recorded approximately $109,000 in compensation expense for such options which vested immediately upon grant.



    Stock option activity is as follows:



                                                     NUMBER OF   WEIGHTED AVERAGE
                                                      SHARES     PRICE PER SHARE
                                                     ---------   ----------------
Outstanding at June 30, 1996.......................  1,134,000         $.18
  Granted..........................................  1,136,800          .35
  Canceled.........................................     84,000          .18
  Exercised........................................     81,200          .35
                                                     ---------
Outstanding at June 30, 1997.......................  2,105,600          .26
  Granted..........................................  2,240,000          .42
  Canceled.........................................    770,000          .35
  Exercised........................................    196,000          .18
                                                     ---------
Outstanding at June 30, 1998.......................  3,379,600          .35
  Granted..........................................    560,000         1.26
  Canceled.........................................     65,352          .47
  Exercised........................................     97,048          .37
                                                     ---------
Outstanding at June 30, 1999.......................  3,777,200          .48
                                                     =========



    Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to account for its stock option plan in accordance with the provisions of APB Opinion No. 25. Had compensation cost for the Company's stock option plan been determined

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



13. EMPLOYEE STOCK OPTION PLAN (CONTINUED)


consistent with the provisions of SFAS No. 123, the Company's net (loss) earnings and net (loss) earnings per share would have been the pro forma amounts indicated below:



                                                      BASIC NET EARNINGS      DILUTED NET EARNINGS
                                                       (LOSS) PER SHARE         (LOSS) PER SHARE
                            NET EARNINGS (LOSS)          AVAILABLE TO             AVAILABLE TO
                           AVAILABLE TO HOLDERS           HOLDERS OF               HOLDERS OF
                              OF COMMON STOCK            COMMON STOCK             COMMON STOCK
                        ---------------------------   -------------------   ------------------------
                             AS            PRO           AS        PRO           AS           PRO
                          REPORTED        FORMA       REPORTED    FORMA       REPORTED       FORMA
                        ------------   ------------   --------   --------   -------------   --------
  1997...............   $    727,979   $    702,376    $  .06     $  .06       $  .06        $  .06
  1998...............     (1,939,107)    (2,043,487)     (.16)      (.17)        (.16)         (.17)
  1999...............    (10,022,679)   (10,100,110)    (1.01)     (1.01)       (1.01)        (1.01)



    For purposes of this disclosure, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding in 1997, 1998 and 1999.



                                                            1997          1998          1999
                                                          --------      --------      --------
Risk-free interest rate.................................    6.23%         5.68%         4.70%
Weighted average expected life (years)..................       3             3             3



    The weighted average grant date fair value of options granted in 1997, 1998 and 1999 is summarized below:



                                                         1997                  1998                  1999
                                                  -------------------   -------------------   -------------------
                                                  WEIGHTED   AVERAGE    WEIGHTED   AVERAGE    WEIGHTED   AVERAGE
                                                    FAIR     EXERCISE     FAIR     EXERCISE     FAIR     EXERCISE
                                                   VALUE      PRICE      VALUE      PRICE      VALUE      PRICE
                                                  --------   --------   --------   --------   --------   --------
Options whose exercise price equaled
  the grant date fair value.....................    $.06       $.35       $.06       $.47      $ .15      $1.26
Options whose exercise price was less
  than the grant date fair value................                          $.28       $.24      $2.63      $1.26



    The following represents additional information about stock options outstanding at June 30, 1999:


                                     OPTIONS OUTSTANDING
---------------------------------------------------------------------------------------------
                                                       WEIGHTED
      RANGE OF                                         AVERAGE                    WEIGHTED
      EXERCISE                                        REMAINING                   AVERAGE
       PRICES                 NUMBER               CONTRACTUAL LIFE            EXERCISE PRICE
      PER SHARE             OUTSTANDING                (YEARS)                  (PER SHARE)
      ---------             -----------            ----------------            --------------
      $.18-$.24              1,204,000                     8                        $ .20
       .35-.47               2,013,200                     8                          .44
        1.26                   560,000                    10                         1.26

                                OPTIONS EXERCISABLE
---------------------  -------------------------------------

      RANGE OF                                   WEIGHTED
      EXERCISE                                   AVERAGE
       PRICES            NUMBER               EXERCISE PRICE
      PER SHARE        EXERCISABLE             (PER SHARE)
      ---------        -----------            --------------
      $.18-$.24         1,204,000                  $ .20
       .35-.47            929,712                    .43
        1.26                7,000                   1.26

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



14. 1997 STOCK PROGRAM



    The 1997 Stock Program replaces a similar program enacted in 1993. Under this program, the Company purchases outstanding shares of Common Stock and may:
1) grant to certain employees the right to purchase shares; and/or 2) designate that a portion of the compensation payable under the Company's bonus plans be paid in Common Stock. All purchases and sales are at the same Board-approved transaction price (deemed to be fair value) and occur within six months following the end of the Company's year end. The plan has a repurchase requirement whereby the Company must attempt to repurchase certain amounts of its Common Stock.



    Transactions under the 1997 Stock Program are as follows:



                                                     1997                   1998                   1999
                                             --------------------   --------------------   --------------------
                                              NUMBER                 NUMBER                 NUMBER
                                             OF SHARES    AMOUNT    OF SHARES    AMOUNT    OF SHARES    AMOUNT
                                             ---------   --------   ---------   --------   ---------   --------
Shares purchased or retired...............    306,768    $72,638      14,364    $ 6,679     57,540     $72,459
Shares issued.............................    195,132     46,046     118,664     55,178     57,540      72,459



15. 401(K) PLAN



    Effective January 1, 1995, the Company adopted the Gordon S. Black Corporation 401(k) Plan (the Plan).



    Eligibility to participate in the Plan, including employer matching contributions, if any, is limited to those employees who are at least 21 years of age and have completed one year of employment with at least 1,000 hours of service. However, employees are eligible to contribute to the Plan upon completion of one quarter of service.



    Participants may contribute 1% to 18% of compensation. Employer contributions are discretionary, and include matching contributions and profit sharing contributions. Matching contributions, if made, are equal to 50% of a participant's contributions, relating to the first 4% of compensation up to a maximum contribution of $600 per year. Profit sharing contributions may range from 0% to 15% of the total compensation of the participants in the Plan, and are allocated to each participant based on the ratio that each participant's compensation bears to the total compensation of all participants eligible for an allocation.



    Matching contribution expense incurred by the Company during 1997, 1998, and 1999 was $72,867, $80,616 and $94,284, respectively.



16. SUBSEQUENT EVENTS



LINE OF CREDIT



    In July 1999, the Company increased the total amount available under its line of credit from $1,500,000 to $5,000,000. The interest rate on borrowings is prime.



STOCK SPLIT



    On September 7, 1999, the Company declared a 28-for-1 stock split. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock

                    HARRIS INTERACTIVE INC. AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999



16. SUBSEQUENT EVENTS (CONTINUED)


option plans and Common Stock issued and outstanding have been adjusted retroactively for the 28-for-1 stock split.



    On September 7, 1999, the Company amended its certificate of incorporation to increase the authorized number of Common Stock to 100,000,000 with a par value of $0.001 per share.

[Depiction of Harris Interactive's logo surrounded by the following industries in which it sells its products and services: Consumer Package Goods, Financial Services, Manufacturing, Education, Technology, Telecommunications, Market Research, Healthcare Foundations, Health Insurance, Medical Equipment, Pharmaceutical, Advertising, Entertainment/Media and Sports]



                              [INSIDE BACK COVER]

                                5,800,000 SHARES
                                     [LOGO]


                            HARRIS INTERACTIVE INC.
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                                        , 1999

                            ------------------------

                                LEHMAN BROTHERS
                           U.S. BANCORP PIPER JAFFRAY
                          VOLPE BROWN WHELAN & COMPANY
                                   E*OFFERING

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all costs and expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions. All amounts are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


SEC Registration Fee........................................  $ 25,960
NASD Filing Fee.............................................     9,838
Nasdaq National Market Listing Fee..........................    95,000
Legal Fees and Expenses.....................................   250,000
Accountants Fees and Expenses...............................   200,000
Printing and Engraving Fees.................................   150,000
Blue Sky fees and expenses..................................     5,000
Transfer Agent and Registrar Fee and Expenses...............    10,000
Miscellaneous...............................................     4,202
Total.......................................................  $750,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article VIII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware Corporation Law.


    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.


    The Registrant intends to obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

    Reference is also made to the Underwriting Agreement to be filed as
Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    Since September 30, 1996, the Registrant has issued and sold the following unregistered securities:



    (a) From September 1996 to September 1999, the Registrant issued and sold an aggregate of 374,248 shares of common stock to directors, officers, employees and former employees at prices ranging from $0.18 to $0.37 per share, for aggregate cash consideration of approximately $99,032. These shares were sold pursuant to the exercise of options granted by the Registrant's board of directors. As to each director, officer, employee and former employee of the Registrant who was issued the common stock described in this paragraph, the Registrant relied upon Rule 701 under the Securities Act of 1933. Each such person purchased securities of the Registrant pursuant to a written contract between such person and the Registrant. In addition, the Registrant met the conditions imposed by Rule 701(b).



    (b) From September 1996 to September 1999, 447,216 shares of common stock were awarded to officers and employees pursuant to the Registrant's 1997 Stock Program. As to each director, officer, employee and former employee of the Registrant who was issued the common stock described in this paragraph, the Registrant relied upon Rule 701 under the Securities Act of 1933. Each such person purchased securities of the Registrant pursuant to a written contract between such person and the Registrant. In addition, the Registrant met the conditions imposed by Rule 701(b).



    (c) In July 1998, the Registrant issued and sold an aggregate of 147,000 shares of Class A preferred stock at a price per share of $100.00, to BVCF III, L.P., Brinson Map Venture Capital Funding III Trust and the Virginia Retirement System, each of which is an accredited investor, as that term is defined in Rule 501 of the Securities Act of 1933. The preferred stock is convertible into 11,790,324 shares of common stock and was sold for an aggregate cash consideration of $14,700,000. The shares were sold pursuant to a purchase agreement between the Registrant and such investors. The Registrant relied upon
Section 4(2) of the Securities Act of 1933 in connection with the sale of these shares.



    (d) In July 1998, the Registrant issued a warrant to purchase 260,960 shares of common stock, with an exercise price per share of $1.50 to The Wallach Company, in consideration for The Wallach Company's arrangement of the investment referenced in subsection (c) above. The warrant was issued pursuant to an engagement letter. Since the exercise price of the warrant was in excess of the fair market value of the underlying common stock, the Company estimated the value of the consideration to be nomial at the time of grant. The warrant may be exercised in whole or in part at any time prior to the fifth anniversary date of grant and may be exercised for cash or pursuant to a net exercise provision contained therein. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the original issuance of the warrants.



    (e) In April 1999, the Registrant issued and sold an aggregate of 1,092,980 shares of common stock at a price per share of $3.77 to Market Facts, Inc., an accredited investor, as that term is defined in Rule 501 of the Securities Act of 1933, for an aggregate cash consideration of $4,123,000. The shares were sold pursuant to an investment agreement with the investor. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the sale of these shares.



    (f) In August 1999, the Registrant issued 44,352 shares of common stock to Marshall F. Wallach, an individual, upon the exercise, at an exercise price of $1.50 per share, of a warrant. The Registrant received an aggregate consideration of $66,528. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of these shares.



    (g) In September and October 1999, the Registrant issued and sold an aggregate of 200,000 shares of Class B preferred stock, which are convertible into 2,833,565 shares of common stock (based upon the estimated public offering price of $13.00). Class B preferred stock was sold to five investors, as follows:



                                             NUMBER OF
                                              CLASS B             AGGREGATE
NAME                                   PREFERRED STOCK SHARES   PURCHASE PRICE
----                                   ----------------------   --------------
Riedman Corporation                            10,000             $1,000,000
Excite, Inc.                                   30,000              3,000,000
Young & Rubicam Inc.                          110,000             11,000,000
Sequel Limited Partnership II                  48,374              4,837,400
Sequel Entrepreneur's Fund II, LP               1,626                162,600



    Three of the investors are qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act of 1933 and the remaining two investors are accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of these shares.



    Appropriate restrictions were contained in the purchase and/or investment contracts relating to the sale of the securities issued in the above transactions, and appropriate legends were affixed to the certificates for the securities issued in those transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.



    Except as expressly described above, there were no underwriters employed in connection with any of the transactions set forth in Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 1.1*                   Form of Underwriting Agreement
 3.1*                   Amended and Restated Certificate of Incorporation of the
                        Registrant
 3.2*                   Form of Amended and Restated Certificate of Incorporation of
                        the Registrant to be filed upon completion of this offering
 3.3*                   Bylaws of the Registrant
 3.4                    Restated Certificate of Incorporation of the Registrant
                        filed with the State of Delaware October 15, 1999
 3.5                    Bylaws of the Registrant, as amended
 4.1++                  Specimen Certificate of Common Stock of the Registrant
 5.1++                  Opinion of Harris Beach & Wilcox, LLP
10.1*                   1999 Long Term Incentive Plan and form of agreements thereto
10.2*                   1999 Employee Stock Purchase Plan and form of agreements
                        thereto
10.3*+                  Unique Name Agreement between At Home Corporation and the
                        Registrant dated October 1, 1999
10.4*+                  Strategic Alliance Agreement between Market Facts, Inc. and the Registrant dated April 23, 1999
10.5.1                  Confidentiality and Non-Competition Agreement dated
                        September 1, 1999, between the Registrant and Gordon S.
                        Black
10.5.2                  Confidentiality and Non-Competition Agreement dated
                        September 1, 1999 between the Registrant and David H. Clemm
10.5.3                  Confidentiality and Non-Competition Agreement dated
                        September 1, 1999 between the Registrant and Leonard R.
                        Bayer
10.6.1*                 Leases for 135 & 60 Corporate Woods, Rochester, New York
                        dated April 12, 1991 between Gordon S. Black Corporation and
                        Corporate Woods Associates, together with all amendments
                        thereto
10.6.2*                 Lease for 70 Carlson Road, Rochester, New York dated
                        July 1, 1998 between Gordon S. Black Corporation and
                        Carlson Park Associates, together with all amendments
                        thereto
10.7                    Lease for 111 Fifth Avenue, New York, New York dated
                        June 9, 1994 between Louis Harris and Associates, Inc. and
                        B.J.W. Associates
10.8*                   Registration Agreement among the Registrant, Brinson Venture
                        Capital Fund III, L.P., Brinson MAP Venture Capital Fund III
                        Trust and the Virginia Retirement System dated July 7, 1998
10.9                    Revolving Credit Facility between Gordon S. Black
                        Corporation and Manufacturers and Traders Trust Company
                        dated August 18, 1999
10.10*                  Form of Lock-up Agreement
10.11                   Investment Agreement between Market Facts, Inc. and the
                        Registrant dated April, 1999
10.12                   Amended and Restated Investment Agreement between Riedman
                        Corporation and the Registrant dated October 15, 1991
10.13                   Investment Agreement among SEQUEL Limited Partnership II and
                        Sequel Entrepreneur's Fund II, L.P. and the Registrant dated as of October 15, 1995
10.14                   Investment Agreement between Young & Rubicam Inc. and the
                        Registrant dated as of October 15, 1999
10.15                   Investment Agreement between Excite, Inc. and the Registrant dated as of October 15, 1999

10.16                   Amendment No. 1 to Registration Agreement between the
                        Registrant and Brinson Map Venture Capital Fund III, Brinson
                        MAP Venture Capital Fund III Trust, BVCF III, L.P., and
                        Virginia Retirement System dated as of October 15, 1999
10.17                   Registration Agreement between the Registrant and Riedman
                        Corporation dated as of October 15, 1999
10.18                   Registration Agreement among the Registrant and Sequel
                        Limited Partnership II and Sequel Entrepreneur's Fund II,
                        L.P. dated as of October 15, 1999
10.19                   Registration Agreement between the Registrant and Young &
                        Rubicam Inc. dated as of October 15, 1999
10.20                   Registration Agreement between the Registrant and Excite,
                        Inc. dated as of October 15, 1999
10.21                   Stockholders Agreement by and among the Registrant, Brinson
                        MAP Venture Capital Fund III, BVCF III, L.P., Virginia
                        Retirement System, Gordon S. Black, Leonard R. Bayer,
                        David M. Clemm, Excite, Inc., Young & Rubicam Inc., Riedman
                        Corporation, Sequel Limited Partnerhip II, and Sequel
                        Entrepreneur's Fund II, L.P. dated as of October 15, 1999
10.22                   Research Agreement between the Registrant and Young &
                        Rubicam Inc. dated October 22, 1999
10.23                   First Amendment to Unique Name Agreement between At Home
                        Corporation and the Registrant dated October 14, 1999
16.1                    Letter of KPMG LLP
21.1*                   List of Subsidiaries
23.1++                  Consent of Harris Beach & Wilcox, LLP (included in Exhibit
                        5.1)
23.2                    Consent of PricewaterhouseCoopers LLP
24.1*                   Power of Attorney (included on Page II-5)
27.1*                   Financial Data Schedule


------------------------


*                   Previously filed.

+ Confidential treatment has been requested pursuant to Rule 406 of the Securities Act for portions of this exhibit.
                    Omitted portions have been filed separately with the Securities and Exchange Commission.

++                  To be filed by amendment.

    (b) Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (a) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (d) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York on October 25, 1999.


                                                       HARRIS INTERACTIVE INC.

                                                       By:  /s/ GORDON S. BLACK
                                                            -----------------------------------------
                                                            Gordon S. Black, Chief Executive Officer
                                                              and Chairman of the Board


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



Dated: October 25, 1999                        /s/ GORDON S. BLACK
                                                 ------------------------------------------
                                                 Gordon S. Black, Chief Executive Officer
                                                 and Chairman of the Board (Principal
                                                 Executive Officer)

Dated: October 25, 1999                        *
                                                 ------------------------------------------
                                                 David H. Clemm, President, Chief Operating
                                                 Officer and Director

Dated: October 25, 1999                        /s/ BRUCE A. NEWMAN
                                                 ------------------------------------------
                                                 Bruce A. Newman, Chief Financial Officer
                                                 (Principal Financial and Accounting
                                                 Officer)

Dated: October 25, 1999                        *
                                                 ------------------------------------------
                                                 Leonard R. Bayer, Director

Dated: October 25, 1999                        *
                                                 ------------------------------------------
                                                 Thomas D. Berman, Director

Dated: October 25, 1999                        *
                                                 ------------------------------------------
                                                 G. Thomas Clark, Director

Dated: October 25, 1999                        *
                                                 ------------------------------------------
                                                 James R. Riedman, Director



Dated: October 25, 1999                     *By:  /s/ BRUCE A. NEWMAN
                                                    ----------------------------------------
                                                    Bruce A. Newman, as Attorney-in-Fact

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT                       PAGE
---------------------                      ----------------------                     --------
 1.1*                   Form of Underwriting Agreement
 3.1*                   Amended and Restated Certificate of Incorporation of the
                        Registrant
 3.2*                   Form of Amended and Restated Certificate of Incorporation of
                        the Registrant to be filed upon completion of this offering
 3.3*                   Bylaws of the Registrant
 3.4                    Restated Certificate of Incorporation of the Registrant
                        filed with the State of Delaware October 15, 1999
 3.5                    Bylaws of the Registrant, as amended
 4.1++                  Specimen Certificate of Common Stock of the Registrant
 5.1++                  Opinion of Harris Beach & Wilcox, LLP
10.1*                   1999 Long Term Incentive Plan and form of agreements thereto
10.2*                   1999 Employee Stock Purchase Plan and form of agreements
                        thereto
10.3*+                  Unique Name Agreement between At Home Corporation and the
                        Registrant dated October 1, 1999
10.4*+                  Strategic Alliance Agreement between Market Facts, Inc. and the Registrant dated April 23, 1999
10.5.1                  Confidentiality and Non-Competition Agreement dated
                        September 1, 1999, between the Registrant and Gordon S.
                        Black
10.5.2                  Confidentiality and Non-Competition Agreement dated
                        September 1, 1999 between the Registrant and David H. Clemm
10.5.3                  Confidentiality and Non-Competition Agreement dated
                        September 1, 1999 between the Registrant and Leonard R.
                        Bayer
10.6.1*                 Leases for 135 & 60 Corporate Woods, Rochester, New York
                        dated April 12, 1991 between Gordon S. Black Corporation and
                        Corporate Woods Associates, together with all amendments
                        thereto
10.6.2*                 Lease for 70 Carlson Road, Rochester, New York dated
                        July 1, 1998 between Gordon S. Black Corporation and Carlson
                        Park Associates, together with all amendments thereto
10.7                    Lease for 111 Fifth Avenue, New York, New York dated
                        June 9, 1994 between Louis Harris and Associates, Inc. and
                        B.J.W. Associates
10.8*                   Registration Agreement among the Registrant, Brinson Venture
                        Capital Fund III, L.P., Brinson MAP Venture Capital Fund III
                        Trust and the Virginia Retirement System dated July 7, 1998
10.9                    Revolving Credit Facility between Gordon S. Black
                        Corporation and Manufacturers and Traders Trust Company
                        dated August 18, 1999
10.10*                  Form of Lock-up Agreement
10.11                   Investment Agreement between Market Facts, Inc. and the
                        Registrant dated April, 1999
10.12                   Amended and Restated Investment Agreement between Riedman
                        Corporation and the Registrant dated October 15, 1991
10.13                   Investment Agreement among SEQUEL Limited Partnership II and
                        Sequel Entrepreneur's Fund II, L.P. and the Registrant dated as of October 15, 1995
10.14                   Investment Agreement between Young & Rubicam Inc. and the
                        Registrant dated as of October 15, 1999
10.15                   Investment Agreement between Excite, Inc. and the Registrant dated as of October 15, 1999

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT                       PAGE
---------------------                      ----------------------                     --------
10.16                   Amendment No. 1 to Registration Agreement between the
                        Registrant and Brinson Map Venture Capital Fund III, Brinson
                        MAP Venture Capital Fund III Trust, BVCF III, L.P., and
                        Virginia Retirement System dated as of October 15, 1999
10.17                   Registration Agreement between the Registrant and Riedman
                        Corporation dated as of October 15, 1999
10.18                   Registration Agreement among the Registrant and Sequel
                        Limited Partnership II and Sequel Entrepreneur's Fund II,
                        L.P. dated as of October 15, 1999
10.19                   Registration Agreement between the Registrant and Young &
                        Rubicam Inc. dated as of October 15, 1999
10.20                   Registration Agreement between the Registrant and Excite,
                        Inc. dated as of October 15, 1999
10.21                   Stockholders Agreement by and among the Registrant, Brinson
                        MAP Venture Capital Fund III, BVCF III, L.P., Virginia
                        Retirement System, Gordon S. Black, Leonard R. Bayer,
                        David M. Clemm, Excite, Inc., Young & Rubicam Inc., Riedman
                        Corporation, Sequel Limited Partnerhip II, and Sequel
                        Entrepreneur's Fund II, L.P. dated as of October 15, 1999
10.22                   Research Agreement between the Registrant and Young &
                        Rubicam Inc. dated October 22, 1999
10.23                   First Amendment to Unique Name Agreement between At Home
                        Corporation and the Registrant dated October 14, 1999
16.1                    Letter of KPMG LLP
21.1*                   List of Subsidiaries
23.1++                  Consent of Harris Beach & Wilcox, LLP (included in Exhibit
                        5.1)
23.2                    Consent of PricewaterhouseCoopers LLP
24.1*                   Power of Attorney (included on Page II-5)
27.1*                   Financial Data Schedule
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
*                   Previously filed.

+ Confidential treatment has been requested pursuant to Rule 406 of the Securities Act for portions of this exhibit.
                    Omitted portions have been filed separately with the Securities and Exchange Commission.

++                  To be filed by amendment.